UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BGC Partners, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2014

Dear Stockholder:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders, which will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Tuesday, June 3, 2014, commencing at 10:00 a.m. (local time).

This year, we are once again taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials over the Internet. On or about April 24, 2014, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our Proxy Statement, 2013 Annual Report and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of six directors; (ii) the approval, on an advisory basis, of our executive compensation; (iii) the approval of the Fifth Amended and Restated Long Term Incentive Plan; and (iv) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy or voting instruction card you will receive in response to your request. Please refer to the section entitled “Voting via the Internet, by Telephone, or by Mail” on page 1 of the Proxy Statement for a description of these voting methods.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Notice of 2014 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2014 Annual Meeting of Stockholders will be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on Tuesday, June 3, 2014, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect six (6) directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

(2)	To approve, on an advisory basis, our executive compensation;

(3)	To approve the Fifth Amended and Restated BGC Partners, Inc. Long Term Incentive Plan; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on April 8, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. If you plan to attend the Annual Meeting, please follow the instructions under “Attending the Meeting” on page 3 of the accompanying Proxy Statement.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

April 23, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND

THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE

INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER

OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND

COMPLETING AND RETURNING BY MAIL THE PROXY OR VOTING INSTRUCTION CARD

YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of BGC Partners, Inc. (the “Company,” “BGC Partners,” “BGC,” “we,” “us,” or “our”) to be held on June 3, 2014, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders. Our Annual Report for the fiscal year ended December 31, 2013 (the “2013 Annual Report”) accompanies this Proxy Statement. The Notice of Internet Availability of Proxy Materials is expected to be mailed to stockholders on or about April 24, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2014.

On or about April 24, 2014, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials, to our stockholders advising them that this Proxy Statement, the 2013 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these materials over the Internet or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before May [14], 2014 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

INFORMATION ABOUT VOTING

Who Can Vote

The close of business on April 8, 2014 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share (the “Class A common stock”), or of our Class B common stock, $0.01 par value per share (the “Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock will vote together as a single class on all matters to come before the Annual Meeting and are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. The collective voting power represented by the shares of our Class A common stock and Class B common stock issued and outstanding on the Record Date is referred to as the “Total Voting Power.” On the Record Date, there were 185,265,692 shares of our Class A common stock and 34,848,107 shares of our Class B common stock, for a total of 220,113,799 shares of our Common Equity, outstanding and entitled to vote.

Voting via the Internet, by Telephone, or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” of those shares and the Notice is being sent directly to you by the Company. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet (please visit www.proxyvote.com and follow the instructions), or by calling the designated toll-free number, 1-800-690-6903, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank or nominee. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote using the Internet. Please visit www.proxyvote.com and follow the instructions, or, if you request printed proxy materials, you will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Revocation of Proxies

A stockholder’s voting on the Internet or by completing and returning a proxy card will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who votes on the Internet or by telephone or submits an executed proxy card has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•	advising Stephen M. Merkel, our Secretary, in writing of such revocation;

•	changing the stockholder’s vote on the Internet or by telephone;

•	executing a later-dated proxy which is presented to us at or prior to the Annual Meeting; or

•	appearing at the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the Total Voting Power, which shares must be present in person or represented by proxy at the Annual Meeting.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority. This is called a “broker non-vote.”

Required Vote

With respect to Proposal 1, directors are elected by a plurality of the votes cast. With respect to Proposals 2 and 3, the affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve, on an advisory basis, our executive compensation and to approve our Fifth Amended and Restated BGC Partners, Inc. Long Term Incentive Plan. Broker non-votes will have no effect on the votes on Proposals 1, 2 or 3. Withheld votes will have no effect on Proposal 1, and abstentions will have the same effect as votes against Proposals 2 and 3.

Attending the Meeting

You are entitled to attend the Annual Meeting only if you were a BGC Partners stockholder of record or a beneficial owner of shares of Class A common stock as of the close of business on the Record Date, Tuesday, April 8, 2014, or you hold a valid proxy for the Annual Meeting. To gain admittance to the Annual Meeting, each eligible attendee must present a valid government issued photo identification (driver’s license or passport), plus one of the following: (i) proof of stock ownership by way of a proxy card or a copy thereof; or (ii) for those who were not stockholders of record but were beneficial owners on the Record Date, such attendee’s most recent account statement reflecting stock ownership prior to April 8, 2014 or a copy of the voting instruction card provided by such stockholder’s broker, bank, trustee or other nominee.

Information on how to obtain directions to attend the Annual Meeting is available at: http://www.bgcpartners.com/contact-us/new-york/?printDirections=y.

Voting Procedures for Deferral Plan Participants

Pursuant to the trust agreement governing our BGC Partners, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Deferral Plan participants.

Other Information

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors, FOR the approval, on an advisory basis, of our executive compensation, and FOR the approval of the Fifth Amended and Restated BGC Partners, Inc. Long Term Incentive Plan. In the discretion of the proxy holders, the proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 499 Park Avenue, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the 2013 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2013 that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s website (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. In addition, our website at www.bgcpartners.com provides ongoing information about the Company, including documents filed by us with the SEC. To obtain documents from us, please direct requests in writing or by telephone to BGC Partners, Inc., 499 Park Avenue, 3 rd Floor, New York, NY 10022, Phone: (212) 610-2200, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of six members. Our Board, upon recommendation of our independent directors, has nominated six persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the six nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information about Directors

Name	Age	Director Since	Biographies
Howard W. Lutnick	52	1999	Mr. Lutnick is the Chairman of our Board of Directors, a position in which he has served from June 1999 to the present. He served as Chief Executive Officer from June 1999 to April 1, 2008. He served as Co-Chief Executive Officer from April 1, 2008 until December 19, 2008, after which time he has again been serving as sole Chief Executive Officer. Mr. Lutnick was our President from September 2001 to May 2004 and became our President again from January 2007 to April 1, 2008. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is Co-Chairman of the Board of Managers of Haverford College, a member of the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees, the Board of Directors of the Solomon Guggenheim Museum Foundation, the Board of Directors of the Horace Mann School, the Board of Directors of the National September 11 Memorial & Museum, and the Board of Directors of the Partnership for New York City. In addition, Mr. Lutnick is Chairman of the supervisory board of the Electronic Liquidity Exchange, a fully electronic futures exchange.

John H. Dalton	72	2002	Mr. Dalton has been a director of our Company since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. He also serves on the Board of Directors of Washington FirstBank, and Fresh Del Monte Produce, Inc., a producer and marketer of fresh produce.

Name	Age	Director Since	Biographies

Albert M. Weis	87	2002	Mr. Weis has been a director of our Company since October 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the Audit Committee of Synetic Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the Audit Committee of Medical Manager Corporation (successor to Synetic Inc.).

Stephen T. Curwood	66	2009	Mr. Curwood has been a director of our Company since December 2009. Mr. Curwood has been President of the World Media Foundation, Inc., a non-profit media production company, since 1992 and Senior Managing Director of SENCAP LLC, a New York and New Hampshire-based investment group, since 2005. Mr. Curwood has been a principal of Mamawood Pty Ltd., a media holding company based in Johannesburg, with investments in South Africa, since 2005. Mr. Curwood was a member of the Board of Managers of Haverford College from 2011 to 2012, and served on the Investment Committee and as a chair of the Committee on Social Investment Responsibility. From 1996 to 2003, Mr. Curwood was a lecturer in Environmental Science and Public Policy at Harvard University. Mr. Curwood was a trustee of Pax World Funds, a $2.5 billion group of investment funds focused on sustainable and socially responsible investments based in Portsmouth, New Hampshire, from 2007 until 2009.

William J. Moran	72	2013	Mr. Moran has been a director of our Company since June 2013. Mr. Moran retired from JPMorgan Chase & Co. in June 2005, after serving as its Executive Vice President since 1997 and General Auditor since 1992. He served as a director of eSpeed, Inc., the Company’s predecessor, from December 1999 to November 2005. Mr. Moran also served as a director of Sovereign Bancorp, Inc. from 2006 until it was acquired by Banco Santander, S.A. in 2009. He served on the Board of Directors of ELX Futures, L.P. from 2009 until June 2013. He also serves on the Advisory Board of the School of Management of Marist College and on the Board of Directors of The College of Technology. He also previously served as a director of Lighthouse International. He is a member of the American Institute of Certified Public Accountants and the New York Society of Certified Public Accountants, and was a member of the Bank Administration Institute and the Institute of Internal Auditors.

Name	Age	Director Since	Biographies

Linda A. Bell	55	2013	Dr. Bell has been a director of our Company since July 2013. Dr. Bell has served as the Provost and Dean of the Faculty at Barnard College, Columbia University since 2012, where she is also a Professor of Economics. Previous to joining Barnard, Dr. Bell was the Provost and John B. Hurford Professor of Economics at Haverford College from 2007 and 2012 and a member of the faculty since 1992. Prior to her tenure at Haverford, Dr. Bell held visiting faculty appointments at Stanford University, the University of California, San Diego, the John F. Kennedy School of Government at Harvard University, the Woodrow Wilson School of Public Administration at Princeton University, and the Stern School of Business Administration at New York University. Dr. Bell has also served as a research fellow at the Institute for the Study of Labor (IZA) in Bonn, Germany since 2003, and as a senior consultant for the labor practice group of the National Economic Research Associates since 2006. In addition, she served on the Board of Directors and Regulatory Oversight Committee of ELX Futures, a fully electronic exchange, from 2009 to July 2013.

VOTE REQUIRED FOR APPROVAL

The six nominees receiving a plurality of the votes cast either in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE SIX NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of Dr. Bell and Messrs. Curwood, Dalton, Moran, and Weis qualifies as an “independent director” in accordance with the published listing requirements of the NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board are members.

Meetings and Committees of our Board of Directors

Our Board of Directors held 12 meetings during the year ended December 31, 2013. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time.

Our Board of Directors has an Audit Committee. The members of the Audit Committee are currently Dr. Bell and Messrs. Curwood, Dalton, Moran and Weis, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. The members of the Audit Committee also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis and Moran are independent directors who have been determined to be “audit committee financial experts.” The Audit Committee operates pursuant to an Audit Committee Charter, which is available at www.bgcpartners.com/legal/disclaimers/under the heading “Investor Relations” or upon written request from BGC free of charge.

The Audit Committee selects our independent registered public accounting firm (our “Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Audit Committee also approves all related party transactions, oversees compliance with our Code of Business Conduct and Ethics, and administers our whistleblower policy, including the establishment of procedures with respect to the receipt, retention and treatment of complaints received by us regarding accounting, internal controls and auditing matters, and the anonymous submission by employees of complaints involving questionable accounting or auditing matters. The Audit Committee held 15 meetings during the year ended December 31, 2013.

During 2013, our Audit Committee engaged Ernst & Young, LLP (“Ernst & Young”) to be our Auditors for the year ending December 31, 2013. Ernst & Young was also approved to perform reviews, pursuant to Statement on Auditing Standards No. 100, of each of our quarterly financial reports for the year ending December 31, 2013, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst & Young, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

Our Board of Directors also has a Compensation Committee. The members of the Compensation Committee are currently Dr. Bell and Messrs. Curwood, Dalton, Moran and Weis, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering the BGC Holdings, L.P. Participation Plan (the “Participation Plan”), our Fourth Amended and Restated BGC Partners, Inc. Long Term Incentive Plan (the “Equity Plan”) and our First Amended and Restated BGC Partners, Inc. Incentive Bonus Compensation Plan (the “Incentive Plan”). The Compensation Committee operates pursuant to a Compensation Committee Charter, which is available at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Relations” or upon written request from BGC free of charge. The Compensation Committee held 10 meetings during the year ended December 31, 2013.

During 2013, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees recommended for selection by a majority of the independent directors as defined by the published listing requirements of NASDAQ. The Board believes that such participation of all directors is appropriate given the size of the Board and the level of participation of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors, and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this Proxy Statement under the section below entitled “Communications with our Board of Directors.”

Our Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. In addition, the Board considers as one factor among many the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Board does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Board screens candidates, does reference checks and conducts interviews, as appropriate. The Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board of Directors, the Board generally values the broad business experience and independent business judgment in the financial services or in other fields of each member. Specifically, with respect to Mr. Weis, the Board relies on his experiences as former chairman of commodities exchanges and his status as an “audit committee financial expert.” Mr. Dalton is qualified as a result of his long-time government and business experience. Mr. Curwood is qualified based on his experience in the global business world and his media experience. Mr. Lutnick formerly served on the Board of Managers of

Haverford College with Mr. Curwood. Mr. Moran is qualified as a result of his experience in the financial services industry, his general business experience and his status an “audit committee financial expert.” Dr. Bell is qualified based on her experience as a college-level academic and manager, as an academic researcher and professor in economics, and as a former director of a fully electronic exchange.

The Board of Directors has determined that in light of Mr. Lutnick’s control of the vote of our Company through his ownership interest in Cantor, having a separate Chairman and CEO is not efficient or appropriate for our Company. Additionally, the Board does not have a lead independent director.

We believe that BGC Partners and its stockholders are best served by having Mr. Lutnick, our Chief Executive Officer, serve as Chairman of the Board of Directors. Mr. Lutnick’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Our strong and independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. The Board is composed of independent, active and effective directors. Five of our current six directors meet the independence requirements of the NASDAQ, the SEC and the Board’s standards for determining director independence. Mr. Lutnick is the only member of executive management who is also a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained at BGC Partners through the composition of our Board, the strong leadership of our independent directors and Board committees, and our highly effective corporate governance structures and processes.

Executive Sessions

In order to comply with NASDAQ rules, the Board of Directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the presence of Mr. Lutnick.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the attendance of directors at Annual Meetings of Stockholders of the Company. At the 2013 Annual Meeting of Stockholders, held on June 4, 2013, all of the Company’s directors were in attendance.

Communications with our Board of Directors

Stockholders may contact any member of the Board of Directors, including to recommend a candidate for director, by addressing their correspondence to the director, c/o BGC Partners, Inc., 499 Park Avenue, New York, NY 10022, Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at a meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and it annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to mitigate these risks.

Similarly, in designing and implementing our executive compensation program, the Compensation Committee takes into consideration our operating and financial objectives, including our risk profile, and considers executive compensation decisions based in part on our executive officers taking appropriate business risk consistent with our overall goals.

Management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) and the formulation of plans to mitigate their effects.

Non-executive brokers and other professionals in both of our business segments are generally compensated based upon production or commissions, which may involve committing to certain transactions. These transactions may expose the Company to risks by individual brokers, who are motivated to increase production. While we have in place management oversight and risk management policies, there is an inevitable conflict of interest between our compensation structure and certain trading risks or similar risks on a portion of our transactions.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board. In addition to Mr. Lutnick, who serves as a member of the Board, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Shaun D. Lynn, 51, has been our President since April 2008. Previously, Mr. Lynn had been President of BGC Partners, L.P. since 2004 and served as Executive Managing Director of Cantor from 2002 to 2004. Mr. Lynn also served as Senior Managing Director of European Government Bonds and Managing Director of Fixed Income from 1999 to 2002. From 1989 to 1999, Mr. Lynn held various business management positions at Cantor and its affiliates. Prior to joining Cantor in 1989, Mr. Lynn served as a Desk Head for Fundamental Brokers International in 1989 and was Associate Director for Purcell Graham from 1983 to 1989. Mr. Lynn is on the supervisory board of the Electronic Liquidity Exchange.

Stephen M. Merkel, 55, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel served as a director of our Company from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Merkel is on the supervisory board of the Electronic Liquidity Exchange, and is a founding board member of the Wholesale Markets Brokers’ Association, Americas.

Anthony Graham Sadler, 57, has been our Chief Financial Officer since April 2009. Previously, Mr. Sadler had been the Chief Financial Officer for Europe and Asia for both BGC Partners and Cantor. From 1997 to 2008, Mr. Sadler held various positions in Bear Stearns, serving as Chief Financial Officer and Chief Operating Officer of Bear Stearns-Europe from 2005 to 2008, and was a member of the European Executive Committee. Prior to that time, from 1983 to 1997, he was employed at Barclays Capital (and its predecessor de Zoete & Bevan) in a variety of finance positions, including two years as Director of Global Finance and two years as Divisional Director of the Markets Division. Mr. Sadler also trained with Peat Marwick Mitchell (now KPMG) in public accounting.

Sean A. Windeatt, 40, has been our Chief Operating Officer since January 2009. Mr. Windeatt has been Executive Managing Director and Vice President of BGC Partners since 2007 and served as a Director of Cantor Fitzgerald International from 2004 to 2007. Mr. Windeatt also served as a Business Manager and member of the finance department of Cantor Fitzgerald International from 1997 to 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate compensation with the achievement of our short- and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings and earnings per share and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions, dispositions and other strategic arrangements. We further believe that specific significant events led by executives, including transactions such as the NASDAQ OMX Transaction in 2013, should be given significant weight. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our overall performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through the grant of awards, including limited partnership units and related exchange rights and cash settlement awards, restricted stock, restricted stock units, which we refer to as “RSUs,” and other equity and partnership awards.

The Compensation Committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including Cantor, but it generally does not specifically review the nature or amount of such compensation.

Our Board of Directors and our Compensation Committee determined that Messrs. Lutnick, Lynn, Merkel, Windeatt and Sadler were our executive officers for 2013.

Overview of Compensation and Processes

For 2013, executive compensation was composed of the following principal components: (i) a base salary, which is designed to retain talented executive officers and contribute to motivating, retaining and rewarding individual performance; (ii) an incentive bonus award under our First Amended and Restated Incentive Bonus Compensation Plan, which we refer to as our “Incentive Plan,” that is intended to tie financial reward to the achievement of our short- or longer-term performance objectives; and (iii) an incentive program under our Fourth Amended and Restated Long Term Incentive Plan, which we refer to as our “Equity Plan,” and the BGC Holdings, L.P. Participation Plan, which we refer to as the “Participation Plan, which is designed to promote the achievement of short- and long-term, performance goals and to align the long-term interests of our executive officers with those of our stockholders through the grant of awards, including limited partnership units and related exchange rights and cash settlement awards, restricted stock, RSUs and other equity and partnership awards. Each of these components of our executive compensation program is discussed below.

From time to time, we may restructure the existing partnership and compensation arrangements of our executive officers, as we did in 2013 in connection with the Global Partnership Restructuring Program (as defined below). These restructurings may include the redemption of outstanding limited partnership units for cash, shares and/or other units, as well as the grant or acceleration of exchange rights for certain outstanding units or the acceleration of the lapse of transfer restrictions on shares of previously granted restricted stock. We may also adopt various policies related to or in addition to such restructurings, including with respect to the grant of exchange rights, other monetization of awards, and the acceleration of the lapse of restrictions on restricted stock, as we did in the case of Mr. Lutnick. With the exception of the Global Partnership Restructuring Program, our restructurings and policies to date have been intended to ensure that our executive compensation program in the future relies more heavily on limited partnership units, and to enable our executive officers to monetize or otherwise acquire liquidity with respect to some or all of their outstanding non-exchangeable units.

From time to time, we have also used employment agreements and other arrangements, including some with specified target or guaranteed bonus components, and discretionary bonuses to attract, motivate and retain talented executives, and we have arrangements in place with Mr. Lynn, our President, Mr. Windeatt, our Chief Operating Officer, and Mr. Sadler, our Chief Financial Officer. As discussed below, these three executive officers entered into deeds of adherence with BGC Services (Holdings) LLP, a U.K. limited liability partnership, which we refer to as the “U.K. Partnership,” in 2013, with Mr. Windeatt entering into an amended and restated deed of adherence on January 22, 2014. We have also entered into separate change in control agreements with Mr. Lutnick, our Chairman of the Board and Chief Executive Officer, and Mr. Merkel, our Executive Vice President, General Counsel and Secretary. Executive officers also receive health and dental insurance, life insurance, and short-term disability coverage consistent with that offered to our other employees in the office in which such executive officer is primarily located.

Our Compensation Committee approves, and recommends to our Board of Directors that it approve, the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers and otherwise administers our Incentive Plan and Equity Plan and the Participation Plan.

From time to time, our Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. In 2013, James F. Reda & Associates, a division of Gallagher Benefit Services (“Reda”), advised the Committee. The Committee retained Reda to provide surveys and other information with respect to pay practices and compensation levels at our peer group and other companies, and the Committee discussed with Reda the base salary amounts, bonuses and equity and partnership awards for our executive officers for 2013, as well as the Global Partnership Restructuring Program. While the Committee does take into consideration such peer data, the Committee does not attempt to benchmark our executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis. Our Compensation Committee considered whether Reda had any conflicts of interest in advising the Committee. The Committee considered whether the firm employing Reda had been providing services of any other nature to the Company; the amount of fees received from the Company by the firm employing Reda; the policies and procedures adopted by the firm employing Reda that have been designed to prevent conflicts of interest; whether any business or personal relationships existed between Reda and any member of the Committee; whether any business or personal relationship existed between Reda and any of the Company’s executive officers; and whether Reda holds any of our Class A common stock. Upon evaluating such considerations, the Committee found no conflicts of interest in advising the Committee.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentives for our executive officers to focus on long-term strategic goals as well as short-term performance. In determining the nature and amount of each element of our executive compensation program, our Compensation Committee considers a number of factors to determine the salary, bonus and other compensation to pay each executive officer, including performance in light of individual and corporate objectives. Individual objectives include performance of general management responsibilities; maintenance and development of customer relationships and satisfaction; managing acquisitions, dispositions and strategic relationships; application of individual skills in support of short- and long-term achievement of our objectives; and overall management leadership. In addition, corporate operating objectives are considered in determining compensation policies, including achievement of revenue and profitability goals; improvement in market position or other financial results or metrics reported by us; impact of regulatory reviews or remediation; strategic business criteria, including goals relating to acquisitions, dispositions and strategic relationships; stock price; and other matters, including the executive officer’s role in the assessment and management of risk.

Our policy for allocating between currently paid short- and long-term compensation is to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis and in the form of bonuses and awards for achievement of specific short-term goals or in the discretion of the Compensation Committee. We provide equity and partnership awards to reward superior performance against specific objectives and long-term strategic goals and to assist in retaining executive officers and aligning their interests with those of our Company and our stockholders.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of our Compensation Committee or in the early part of the applicable year. At these meetings, the Committee also approves the incentive bonuses under our Incentive Plan and any discretionary bonuses for executive officers and grants of limited partnership units or other equity or partnership awards under our Equity Plan and the Participation Plan to our executive officers.

At or around the year-end Compensation Committee meetings, our Chairman and Chief Executive Officer, Mr. Lutnick, makes compensation recommendations to the Committee with respect to the other executive officers. Such executive officers are not present at the time of these deliberations. Mr. Lutnick also makes recommendations with respect to his own compensation as Chief Executive Officer. The Committee deliberates on compensation decisions with respect to all executive officers other than Mr. Lutnick in the presence of Mr. Lutnick, and separately in executive sessions with Reda, the compensation consultant engaged by the Committee, as to all executive officers, including Mr. Lutnick. The Committee may accept or adjust Mr. Lutnick’s recommendations and makes the sole determination of the compensation of all of our executive officers. The Committee reviews and evaluates, at least annually, the performance and leadership of Mr. Lutnick as Chief Executive Officer. Based upon the results of this evaluation, and input from Reda, the Committee reviews and approves the Chief Executive Officer’s compensation.

During the first quarter of each fiscal year, it has been the practice of our Compensation Committee to establish annual incentive performance goals for executive officers under the Incentive Plan, with the Committee retaining negative discretion to reduce or withhold any bonuses earned at the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan.

We provide long-term incentives to our executive officers through the grants of limited partnership units under the Participation Plan and exchange rights or cash settlement awards in connection such partnership units and restricted stock and other equity grants under our Equity Plan. In addition, executive officers may receive a portion of their Incentive Plan bonuses in equity or partnership awards, rather than cash, with the number of awards determined by reference to the market price of a share of our Class A common stock on the date that the award is granted. Historically, grants under our Equity Plan and the Participation Plan that have had vesting provisions have had time-based, rather than performance-based, vesting schedules, although both plans are flexible enough to provide for performance-based awards. Our Compensation Committee has also established quarterly incentive performance goals for executive officers with respect to special award opportunities for the grant of restricted stock, exchange rights or cash settlement awards under the Equity Plan relating to their outstanding non-exchangeable partnership units awarded under the Participation Plan, subject to the Committee’s negative discretion.

In designing and implementing our executive compensation program, our Compensation Committee considers our Company’s operating and financial objectives, including our risk profile, and the effect that its executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers those business risks identified in our risk factors and the known trends and uncertainties identified in our management discussion and analysis, and considers how our executive compensation program serves to achieve our operating, financial and other strategic objectives while at the same time mitigating any incentives for our executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long term.

In attempting to strike this balance, our Compensation Committee seeks to provide our executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and short- and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan have focused on a mix of Company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group or other companies. In addition, our Incentive Plan award opportunities provide for the exercise of considerable negative discretion by the Committee to reduce, but not increase, amounts granted to our executive officers under the Plan, and to take individual as well as corporate performance into account in exercising that discretion. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Plan in equity or partnership awards, rather than cash, and to include restrictions on vesting, resale and forfeiture in any such equity or partnership awards. Finally, the Committee applies these same principles with respect to quarterly performance-based award opportunities for the grant of restricted stock, exchange rights or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable partnership units awarded under the Participation Plan.

In recent years, our Compensation Committee has eliminated the grant of options and RSUs and emphasized instead limited partnership unit awards under the Participation Plan, such as REUs and, most recently, PSUs and PPUs for our U.S.-based executive officers and LPUs and PLPUs for our U.K.-based executive officers. In the Committee’s view, PSUs, PPSUs, LPUs and PLPUs provide the most appropriate long-term incentives to our executives, especially when coupled with performance-based grants of exchange rights and cash settlement awards.

PPSUs and PLPUs are new types of preferred limited partnership units that may be awarded to holders of, or contemporaneously with, the grant of PSUs or LPUs, respectively. PPSUs and PLPUs are entitled to a preferred distribution of net profits of BGC Holdings but otherwise are not entitled to participate in quarterly distributions. PPSUs and PLPUs cannot be made exchangeable into Class A common stock and can only be exchanged for cash in connection with an exchange of the related PSUs/LPUs and, therefore, are not included in the Company’s fully diluted share count. PPSUs and PLPUs are expected to provide a mechanism for issuing fewer aggregate share equivalents than traditionally issued in connection with compensation and to have a lesser overall impact on the Company’s fully diluted share count. The ratio of the grant of PPSUs and PLPUs to traditional units (i.e., PSUs and LPUs) is expected to approximate the compensatory tax rate applicable in the relevant country jurisdiction of the partner recipient.

These partnership awards are granted under the Participation Plan as a tax-efficient, strongly retentive, and risk-appropriate means to align the interests of our executive officers with those of our long-term stockholders. These awards are non-transferable partnership interests in BGC Holdings, entitling the holder to a preferred or quarterly distribution from BGC Holdings. Unlike REUs, which we last granted to executive officers in 2010, PSUs, PPSUs, LPUs and PLPUs do not have a post-termination amount required to be paid with respect to vested units following termination as an employee. Since these units do not have a post-termination payment amount, they generally do not have a vesting schedule, but the related grant of exchange rights and cash settlement awards may be subject to the attainment of performance goals and the exercisability of exchange rights may be subject to time vesting. No executive officer holds REUs at this time.

Our executive officers have much of their personal net worth in our shares, restricted stock, stock options, and non-exchangeable and exchangeable limited partnership units, including PSUs, PPSUs, LPUs and PLPUs. All of our executive officers hold limited partnership units in BGC Holdings, and Messrs. Lutnick and Merkel hold additional partnership interests in our parent Cantor, which, through ownership of both shares of our Class A and Class B common stock and exchangeable limited partnership interests in BGC Holdings, owns a 27.3% indirect economic interest as of March 31, 2014 in our Company’s operations. While we do not have a general compensation recovery or “clawback” policy, and do not require our executive officers to meet general share ownership or hold-through-retirement requirements, our Compensation Committee believes that our mix of compensation elements, the design features of our Equity Plan and Incentive Plan and the Participation Plan, and our use of limited partnership units described above and their incentive structure help to ensure that our executive officers focus on the long-term best interests of our Company and our stockholders, with appropriate incentives to avoid taking excessive risks in pursuit of unsustainable short-term results.

In determining the allocation between short- and long-term compensation for a given executive officer, our Compensation Committee may also take into consideration tax and other rules in the jurisdiction where such executive officer resides. This is of particular importance with respect to our executive officers who reside overseas, and both our Equity Plan and the Participation Plan are flexible enough to provide for the creation of sub-plans to address specific country situations.

We generally intend that compensation paid to our Chief Executive Officer and our other named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the U.S. Internal Revenue Code of 1986, which we refer to as the “Code,” so long as this can be achieved in a manner consistent with our Compensation Committee’s other objectives. Subject to certain exceptions, Section 162(m) eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1,000,000, unless the payments are qualified “performance-based” compensation as defined in Section 162(m). We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain performance-based exemptions in Section 162(m). However, the Committee retains negative discretion to reduce or withhold performance-based compensation to our executive officers, and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, after taking into consideration changing business conditions or the executive officer’s individual performance.

Our management and our Compensation Committee recognize that we are subject to certain Financial Accounting Standards Board, guidance on share-based awards and other accounting charges with respect to the compensation of our executive officers and other employees. However, our management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis, compensation tables and related narratives.

Our Compensation Committee may grant equity and partnership awards to our executive officers in a variety of ways under our Equity Plan and the Participation Plan, including restricted stock, exchange rights, cash settlement awards and other equity grants under our Equity Plan and non-exchangeable limited partnership unit awards under the Participation Plan. Grants of such awards may have different accounting treatment and may be reported differently in the compensation tables and related narratives depending upon the type of award granted and how and when it is granted.

For U.S. GAAP purposes, a compensation charge is recorded on PSUs, LPUs and similar limited partnership units if and when an exchange right is granted relating to the units, and the charge is based on the market price of our Class A common stock on the date on which the exchange right is granted. Additionally, when the exchange actually occurs, a U.S. federal income tax deduction is generally allowed equal to the fair market value of a share of our Class A common stock on the date of exchange.

For U.S. GAAP purposes, the shares of restricted stock granted are not subject to continued employment or service with us or any affiliate or subsidiary of ours, even if they are subject to compliance with our customary non-compete obligations, the grant-date fair value of the restricted stock will be expensed on the date of grant.

Base Salary

We believe that the retention of our existing executive officers who have developed the skills and expertise required to successfully lead our organization is vital to our competitive strength. We further believe that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical.

To this end, it is our policy to generally establish base pay at levels comparable to our peer group and other companies which employ similarly skilled personnel, including Compagnie Financière Tradition, GFI Group Inc., ICAP plc, Interactive Brokers Group and Tullett Prebon plc in our Financial Services segment; and companies including CBRE Group, Inc, Jones Lang LaSalle Incorporated and Realogy Holdings Corp. in our Real Estate Services segment. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we have not traditionally engaged in benchmarking.

Our executive officers receive base salaries or similar cash payments intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment or other agreements, such payments and subsequent adjustments, if any, will be reviewed and approved by our Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and others and each executive officer’s individual performance for the prior year, including each executive officer’s experience and responsibilities.

Base Salaries/Payments for 2013

Base salary and similar cash payment rates for 2013 were established in December 2012 by our Compensation Committee. Effective January 1, 2013, our U.K.-based executive officers, Messrs. Lynn, Windeatt and Sadler, received their base cash payments in the form of monthly drawings from our U.K. limited partnership pursuant to their individual deeds of adherence, as described below, while Messrs. Lutnick and Merkel continued to receive their base cash payments in the form of salary.

In setting the base rates for 2013, the Committee considered the qualifications, experience and responsibilities of our executive officers. Base rates for 2013 were continued at $1,000,000 each for Messrs. Lutnick, Lynn and Merkel. The base rates for Messrs. Windeatt and Sadler were continued at £375,000 ($609,600 as of January 1, 2013) and £300,000 ($487,680 as of January 1, 2013), respectively.

During 2013, Mr. Lutnick and Mr. Merkel spent at least 50% of their time on Company matters, although these percentages have varied depending upon business developments at the Company. Messrs. Lynn and Windeatt each spent all of their time on Company matters. Mr. Sadler spent most of his time on Company matters.

Base Salaries/Payments for 2014

Base salary and similar cash payment rates for 2014 were established in January 2014 by our Compensation Committee. In setting the base rates for 2014, the Committee considered the qualifications, experience and responsibilities of our executive officers. Base rates for 2014 were continued at $1,000,000 each for Messrs. Lutnick, Lynn and Merkel. The base rates for Messrs. Windeatt and Sadler for 2013 increased to £400,000 ($663,000 as of January 1, 2014) and £325,000 ($538,688 as of January 1, 2014), respectively, to reflect their additional responsibilities.

Bonus Compensation

We believe that compensation should vary with corporate and individual performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. Our Incentive Plan provides a means for the payment of Section 162(m) qualified “performance-based” compensation in the form of bonuses to our executive officers while preserving our tax deduction.

With respect to each performance period, our Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for that performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based upon one or more of the following financial performance measures:

•	pre-tax or after-tax net income;

•	pre-tax or after-tax operating income;

•	gross revenues;

•	profit margin;

•	stock price;

•	cash flow;

•	market share;

•	pre-tax or after-tax earnings per share;

•	pre-tax or after-tax operating earnings per share;

•	expenses;

•	return on equity; or

•

strategic business criteria, consisting of one or more objectives based upon meeting specific revenue, market penetration, or geographic business expansion goals, cost targets and goals relating to acquisitions or dispositions.

The actual Incentive Plan bonus paid to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of negative discretion by the Committee, and may be paid in cash or in equity or partnership awards. These awards also serve as incentives for future performance and retention.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment or other agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity or partnership awards. For 2013, the Committee did not award any such discretionary cash bonuses, or any such equity or partnership awards in lieu of cash bonuses, to any of our executive officers.

Incentive Plan Bonus Goals for 2013

In the first quarter of 2013, our Compensation Committee determined that the executive officers of our Company, including Messrs. Lutnick, Lynn, Merkel, Windeatt and Sadler, would be participating executives for 2013 in our Incentive Plan. The Committee used the same performance criteria for all executive officers and set individual bonus opportunities for 2013 equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million), provided that (i) the Company achieved operating profits or distributable earnings for 2013, as calculated on substantially the same basis as the Company’s earnings release for 2012, or (ii) the Company achieved improvement or percentage growth in gross revenue or total transaction volumes for any product for 2013 as compared to 2012 over any of its peer group members or industry measures, as reported in the Company’s 2013 earnings release, in each case calculated on substantially the same basis as in the Company’s earnings release for 2012 and compared to the most recently available peer group information or industry measures, each of which we refer to as a “Performance Goal.” The Committee determined that the payment of any such amount may be in the form of cash, shares of our Class A common stock, limited partnership units, or other equity or partnership awards permitted under our Equity Plan, the Participation Plan, or otherwise. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determined, including whether and the extent to which Performance Goals or any other corporate, as well as individual, performance objectives had been achieved.

Incentive Plan Bonuses Awarded for 2013

On January 21, 2014, having determined that both pre-set Performance Goals established in the first quarter of 2013 had been met for 2013, our Compensation Committee made the following awards to our executive officers under our Incentive Plan for 2013. These awards are also expected to incentivize our executive officers with respect to future performance and encourage ongoing contributions to our businesses:

•

Mr. Lutnick: a bonus under the Incentive Plan of $10,000,000, paid as $2,500,000 in cash and $7,500,000 in a partnership award represented by 633,641 non-exchangeable PSUs and 518,443 PPSUs (which may not be made exchangeable) issued on January 21, 2014;

•

Mr. Lynn: a bonus under the Incentive Plan of $6,000,000, paid entirely in a partnership award represented by 630,415 non-exchangeable LPUs and 245,161 PLPUs (which may not be made exchangeable) issued on January 21, 2014;

•

Mr. Merkel: a bonus under the Incentive Plan of $1,250,000, paid as $500,000 in cash and $750,000 in a partnership award represented by 63,364 non-exchangeable PSUs and 51,884 PPSUs (which may not be made exchangeable) issued on January 21, 2014;

•

Mr. Windeatt: a bonus under the Incentive Plan of £625,000 ($1,026,500 as of January 21, 2014), paid entirely in a partnership award represented by 107,854 non-exchangeable LPUs and 41,943 non-exchangeable PLPUs (which may not be made exchangeable) issued on January 21, 2014; and

•

Mr. Sadler: a bonus under the Incentive Plan of £425,000 ($698,020 as of January 21, 2014), paid entirely in a partnership award represented by 73,341 non-exchangeable LPUs and 28,521 non-exchangeable PLPUs (which may not be made exchangeable) issued on January 21, 2014.

Our Compensation Committee awarded bonuses for 2013 under the Incentive Plan based upon achievement of both pre-set Performance Goals established in the first quarter of 2013. Variations in bonus awards for individual executive officers were based upon the Committee’s exercise of negative discretion. In exercising its discretion, the Committee considered, as to each individual, the executive officer’s responsibilities, general performance, quality of work, management and motivation of employees, regulatory status and other factors relevant to the individual officer, including participation in certain significant initiatives in 2013, and the general status of the economy, the performance of the Company and trends in the marketplace. In particular, for 2013, the Committee considered the pay practices of the Company’s peer group and other companies, including a compensation survey prepared by, and advice from, the compensation consultant, significant transactions, including the NASDAQ OMX Transaction (as defined below), and anticipated expense reductions and compensation reductions for the Company’s employees as a whole, individual contributions toward achievement of strategic goals and our overall financial and operating results.

In determining the 2013 Incentive Plan bonus for Mr. Lutnick, our Compensation Committee focused specifically on the consummation of a significant transaction in 2013, the sale by the Company to The NASDAQ OMX Group, Inc. which we refer to as “NASDAQ OMX,” of certain assets, including the eSpeed brand name and various assets comprising the fully electronic portion of our benchmark, on-the-run U.S. treasury brokerage, market data and co-location service businesses, which we refer to as the “NASDAQ OMX Transaction.” The $10,000,000 bonus awarded to Mr. Lutnick under the Incentive Plan for 2013 represented a 25% increase compared to the $8,000,000 that he received in 2012. In awarding Mr. Lynn a $6,000,000 bonus under the Incentive Plan for 2013, compared to the $5,250,000 that he received for 2012, an approximate 14% increase, the Committee considered our overall performance in 2013 and his management responsibilities. With respect to Mr. Merkel, in awarding him a 2013 bonus under the Incentive Plan of $1,250,000, compared to the $1,000,000 that he received for 2012, a 25% increase, the Committee considered his role in managing various legal matters, including the NASDAQ OMX Transaction, and regulatory matters. In awarding Mr. Windeatt a £625,000 bonus under the Incentive Plan for 2013, compared to the £575,000 that he received for 2012, an approximate 9% increase, the Committee our overall performance in 2013 as well as his front-office management responsibilities and his changing regulatory role. In awarding Mr. Sadler a £425,000 bonus under the Incentive Plan for 2013, compared to the £375,000 that he received for 2012, an approximate 13% increase, the Committee considered our overall performance in 2013 and his management responsibilities. In all cases, the Committee considered various budgetary reductions of the Company as a whole and considered the awards as incentives with respect to future performance and ongoing contributions to the business.

In 2013, the Incentive Plan cash bonuses for individual executive officers as a percentage of the overall total cash compensation paid to such executive officers by the Company was 71% to Mr. Lutnick and 33% to Mr. Merkel. The 2013 Incentive Plan bonuses for Messrs. Lynn, Windeatt and Sadler were paid entirely in the form of partnership awards.

Incentive Plan Bonus Goals for 2014

In the first quarter of 2014, our Compensation Committee determined that the executive officers of our Company, including Messrs. Lutnick, Lynn, Merkel, Windeatt and Sadler, would be participating executives for 2014 in our Incentive Plan. In the case of our U.K.-based executive officers, Messrs. Lynn, Windeatt and Sadler, the bonus award opportunities for 2014 will continue to be governed by the Incentive Plan and administered by our Compensation Committee.

For 2014, the Committee used the same performance criteria for all executive officers and set a bonus for 2014 equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million), provided that (i) the Company achieves operating profits or distributable earnings for 2014, as calculated on substantially the same basis as the Company’s earnings release for 2013, or (ii) the Company achieves improvement or percentage growth in gross revenue or total transaction volumes for any product for 2014 as compared to 2013 over any of its peer group members or industry measures, as reported in the Company’s 2014 earnings release, in each case calculated on substantially the same basis as in the Company’s earnings release for 2013 and compared to the most recently available peer group information or industry measures. The Committee determined that the payment of any such amount may be in the form of cash, shares of our Class A common stock, limited partnership units or other equity or partnership awards permitted under our Equity Plan, the Participation Plan, or otherwise. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which Performance Goals or any other corporate, as well as individual, performance objectives have been achieved.

Equity Plan and Participation Plan Awards

It is our general policy to award restricted stock, exchange rights, cash settlement awards, limited partnership units and other equity or partnership awards to our executive officers in order to align their interests with those of our long-term investors and to help attract and retain qualified individuals. Our Equity Plan and the Participation Plan are designed to reward and motivate employees and to provide us with optimal flexibility in the way that we do so. Our Equity Plan permits our Compensation Committee to grant restricted stock, stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents, and other stock-based awards, including to provide exchange rights for shares of our Class A common stock and cash settlement awards relating to limited partnership units and founding partner units. The Participation Plan provides for the grant or sale of BGC Holdings limited partnership units. The total number of BGC Holdings limited partnership units issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that exchange rights or cash settlement awards relating to units may only be granted pursuant to other stock-based awards granted under our Equity Plan. Partnership units in BGC Holdings (other than the preferred units, such as PPSUs and PLPUs, as described above) are entitled to participate in quarterly distributions from BGC Holdings. We view these incentives as an effective tool in motivating, rewarding and retaining our executive officers.

We intend that our Equity Plan and the Participation Plan will be the primary vehicles for offering short- and long-term equity, cash settlement and partnership awards to motivate and reward our executive officers, including where our Compensation Committee pays bonuses under the Incentive Plan and discretionary bonuses in the form of equity, cash settlement or partnership awards under the Equity Plan or Participation Plan, as discussed above, or where the Compensation Committee restructures the compensation of our executive officers, as discussed below.

In addition to equity, cash settlement and partnership awards granted in payment of Incentive Plan and discretionary bonus amounts and compensation restructurings, the Compensation Committee may grant equity, cash settlement and partnership awards to our executive officers in a specified number of awards based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of such awards to individual executive officers.

We regard our equity, cash settlement and partnership award program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of shares of our Class A common stock or partnership units covered by the award. We believe that awards for our executive officers will have the long-term effect of maximizing our stock price and stockholder value.

We also believe that it is important that we have available various forms of equity, cash settlement and partnership awards in order to motivate, reward and retain our executive officers, and our Compensation Committee retains the right to grant a combination of forms of such awards under our Equity Plan and the Participation Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards. The Committee has also granted authority to Mr. Lutnick, our Chairman and Chief Executive Officer, to grant awards to non-executive officer employees of our Company under the Equity Plan and the Participation Plan and to establish sub-plans for such persons.

In addition, our executive officers and other employees may also be offered the opportunity to purchase limited partnership units. The Committee and Mr. Lutnick will have the discretion to determine the price of any purchase right for partnership units, which may be set at preferential or historical prices that are less than the prevailing market price of our Class A common stock.

Our Compensation Committee has established special quarterly award opportunities under our Equity Plan pursuant to which our executive officers, including in the case of Mr. Lutnick pursuant to the policy discussed below, could be granted restricted stock, exchange rights relating to all of their then-outstanding non-exchangeable limited partnership units awarded under the Participation Plan, and/or have such units settled through a cash settlement award based on the market value of a share of Class A common stock, upon the attainment of specified performance goals for the quarter similar to those established for annual bonus award opportunities under the Incentive Plan. In each case, such quarterly award opportunities are subject to the Committee’s determination whether the performance goals for the applicable quarter have been met and, if they have, whether the award opportunity should be paid in the form of a grant of restricted stock, exchange rights and/or settled in cash, or reduced or eliminated through the Committee’s exercise of negative discretion.

Although the quarterly performance goals were met with respect to all four quarters of 2013, our Compensation Committee determined to grant special quarterly awards upon the attainment of the quarterly performance goals solely for the first quarter of 2013 in connection with the Global Partnership Restructuring Program (see “—Global Partnership Restructuring Program”). The Committee, in the exercise of its negative discretion, elected not to grant any exchange rights and/or cash settlement awards under our Equity Plan to our executive officers pursuant to the quarterly award opportunities for the second, third and fourth quarters of 2013 with respect to any of the then-outstanding non-exchangeable limited partnership units that had previously been awarded to the executive officers under the Participation Plan.

In December 2010, the Audit Committee and the Compensation Committee approved a policy that gives Mr. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to other executive officers to participate in any opportunity to monetize or otherwise provide liquidity with respect to some or all of their non-exchangeable limited partnership units. The policy was amended in October 2013 to make clear that the policy would also include opportunities offered to other executive officers to accelerate the lapse of or eliminate any restrictions on transferability with respect to restricted stock. Under the policy, as amended, Mr. Lutnick shall have the right to accept or waive in advance an opportunity to participate in any opportunity that the Company may offer to any other executive officer (i) to have some or all of such officer’s outstanding non-exchangeable units redeemed for other non-exchangeable units, (ii) to have some or all of such officer’s non-exchangeable units received upon such redemption either redeemed by BGC Holdings for cash equal to the price offered to any other executive officers or, with the concurrence of Cantor, granted exchange rights for shares of our Class A common stock, or (iii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to shares of restricted Class A common stock. Under the policy, Mr. Lutnick’s rights are also triggered when another executive officer is granted exchange rights and/or cash settlement awards under the Equity Plan, with respect to then-outstanding non-exchangeable limited partnership units awarded under the Participation Plan, or offered the opportunity to accelerate the lapse of or eliminate transfer restrictions on restricted stock, upon (if applicable) the attainment of quarterly performance goals under the quarterly award opportunities discussed above. In each case, Mr. Lutnick’s right to accept or waive any opportunity offered to him to participate in any such opportunity shall be cumulative and shall be equal to the greatest proportion of outstanding units or the greatest percentage of shares or restricted stock with respect to which any other executive officer has been or is offered any such opportunity.

As a result of the Compensation Committee’s grant of exchange rights/cash settlement awards to other executive officers on December 17, 2012, under the policy, Mr. Lutnick was offered the opportunity to receive exchange rights/cash settlement awards with respect to 1,247,751 non-exchangeable limited partnership units. Mr. Lutnick deferred such opportunity, which increased the total number of Mr. Lutnick’s non-exchangeable limited partnership units subject to the policy to 1,802,608 units (the 1,247,751 units plus rights with respect to an additional 554,857 units that Mr. Lutnick had previously accumulated and deferred under the policy). At a meeting of the Compensation Committee held on July 30, 2013, Mr. Lutnick informed the Committee that in connection with the Global Partnership Restructuring Program he had elected to exercise his cumulative right under the policy with respect to the 1,802,608 units, such that the 1,802,608 units were immediately made exchangeable and eligible to be exchanged for freely tradeable shares of Class A common stock. Upon the election of his cumulative right, the number of Mr. Lutnick’s non-exchangeable units subject to the policy was zero.

As discussed below, there was an additional application of this policy in connection with the acceleration of the lapse of restrictions on transferability of restricted stock granted in connection with the Global Partnership Restructuring Program.

Timing of Awards

Equity and partnership awards to our executive officers that are in payment of Incentive Plan or discretionary bonuses are typically granted annually in conjunction with our Compensation Committee’s review of Company and individual performance of our executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in December or January of each year, although the reviews may be held at any time and from time to time throughout the year. From time to time, grants to executive officers may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, in the discretion of the Committee. As noted above, beginning in the second quarter of 2011, our Compensation Committee established quarterly incentive performance goals for executive officers with respect to special award opportunities for the grant of exchange rights and/or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable limited partnership units awarded under the Participation Plan.

Our policy in recent years has been to award year-end grants to executive officer recipients by the end of the calendar year or shortly thereafter, with grants to non-executive employees occurring closer to the end of the first quarter of the following year. Grants, if any, to newly hired employees are effective on the employee’s first day of employment. In addition, from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

The exercise price of all stock options is set at the closing price of our Class A common stock on the NASDAQ stock market on the date of grant. With respect to limited partnership units and other equity or partnership awards, grants are generally made based on a dollar value, and, where applicable, the number of units is determined by reference to the market price of our Class A common stock on the date of grant.

Partnership Redemptions and Compensation Restructurings

During 2013, we continued a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agreed to extend the lengths of their employment agreements, to accept a larger portion of their compensation in limited partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership units for cash and/or other units and granted exchange rights relating to certain non-exchangeable units.

Global Partnership Restructuring Program

At the end of the second quarter of 2013, the Company redeemed or exchanged approximately 76 million units from the partners of BGC Holdings, which we refer to as the “Global Partnership Restructuring Program.” Pursuant to this program, the Company granted approximately 44 million shares of Class A common stock. We were motivated to implement the Global Partnership Restructuring Program in order to reward those who provide service to the Company and its subsidiaries, to provide enhanced retention incentives to such employees, reduce its fully diluted share count and allow the Company to take advantage of certain tax efficiencies.

The executive officers participated in the Global Partnership Restructuring Program as follows: Mr. Lutnick, redemption/exchange of 5,930,035 previously issued limited partnership units, with 2,889,279 shares of Class A common stock and 1,016,375 shares of restricted stock (Mr. Lutnick does not currently intend to sell any of these shares of Class A common stock), of which 851,686 shares were withheld to pay withholding taxes; Mr. Lynn, redemption/exchange of 3,017,721 previously issued limited partnership units, with 664,066 shares of Class A common stock and 1,815,711 shares of restricted stock, of which 466,855 shares were withheld to pay withholding taxes; Mr. Merkel, redemption of 355,131 previously issued limited partnership units, with 228,674 shares of restricted stock, of which 45,782 shares were withheld to pay withholding taxes; Mr. Windeatt, our Chief Operating Officer, redemption of 437,813 previously issued limited partnership units, with 349,136 shares of restricted stock, of which 64,646 shares were withheld to pay withholding taxes; and Mr. Sadler, redemption of 189,975 previously issued limited partnership units, with 151,496 shares of restricted stock, of which 28,051 shares were withheld to pay withholding taxes. In connection with the Global Partnership Restructuring Program, Mr. Lutnick elected to exercise certain cumulative rights previously granted to him with respect to an aggregate of 1,802,608 of his non-exchangeable partnership units, which resulted in the receipt of shares of Class A common stock for such units.

The shares of restricted stock granted to the executive officers generally have all of the rights of a holder of shares of Class A common stock, including (i) the right to vote such shares, (ii) the right to receive any declared dividends, and (iii) the rights available to all holders of Class A common stock upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company, subject to any restrictions relating to the restricted stock set forth at the time in the applicable transaction documents. The shares of restricted stock will become transferable in 10 years, subject to acceleration. The shares of restricted stock are not subject to continued employment or service with the Company or any affiliate or subsidiary of the Company or other risk of forfeiture, except that the shares are subject to forfeiture (if not then already transferable) if the executive officer competes during his service or employment term or during the four years thereafter.

In addition, in connection with the Global Partnership Restructuring Program, Messrs. Lynn, Windeatt and Sadler received 221,996 LPUs, 42,676 LPUs, and 18,523 LPUs, respectively, to temporarily replace units that holders of LPUs are required to have redeemed upon any acquisition or disposition of LPUs. As a result, these U.K.-based executive officers received additional LPUs equivalent to 9.75% of each of their non-exchangeable units that were redeemed in the Global Partnership Restructuring Program. Upon any sale or other transfer by such executive officers of shares of restricted stock, a proportional number of these LPUs will be redeemed for zero by BGC Holdings. These units are not expected to be made exchangeable into shares of Class A common stock. In connection with the sale on February 5, 2014 of certain shares of restricted stock (as described in the following paragraph), an aggregate of 91,703 of such LPUs were redeemed for zero as follows: Mr. Lynn, 63,672 units, Mr. Windeatt, 22,033 units and Mr. Sadler 5,998 units.

Furthermore, a one-time discretionary cash payment was made to partners of BGC Holdings, including the executive officers, with respect to partnership units that were exchanged or redeemed in the Global Partnership Restructuring Program, but were not eligible to receive Class A common stock for such units. The amounts paid was the same amount per unit as the second quarter 2013 partnership distribution ($0.151 per unit) as follows: $499,832 for Mr. Lutnick (3,310,146 redeemed/exchanged units); $151,725 for Mr. Lynn (1,004,799 redeemed/exchanged units); $29,933 for Mr. Merkel (198,234 redeemed units); $23,152 for Mr. Windeatt (153,323 redeemed units); and $10,046 for Mr. Sadler (66,530 redeemed units).

On January 21, 2014, the Compensation Committee authorized the acceleration of the lapse of restrictions on transferability with respect to an aggregate of 1,254,723 shares of restricted stock held by our executive officers as follows: Mr. Lutnick, 628,872 shares; Mr. Lynn, 424,347 shares; Mr. Merkel, 14,689 shares; Mr. Windeatt, 146,843 shares; and Mr. Sadler, 39,972 shares. As a result of these accelerations and the fact that the Committee accelerated the lapse of transfer restrictions on an additional 30% of Mr. Windeatt’s shares of restricted stock (an aggregate of 85,347 shares) as partial consideration for his entering into the Windeatt Deed (as defined below), Mr. Lutnick was offered the opportunity under the policy described above to have the lapse of transfer restrictions on an aggregate of up to 628,872 shares of restricted stock accelerated, which he accepted in full. Since the Compensation Committee only accelerated the lapse of transfer restrictions on shares of restricted stock on January 21, 2014 and did not grant any exchange rights or cash settlement awards with respect to previously issued non-exchangeable units, there was no opportunity offered to Mr. Lutnick (or any other executive officer) with respect to exchangeability/cash settlement of units. As a result, as of the date of this Proxy Statement, Mr. Lutnick has exercised his rights under the policy with respect to all previously accumulated rights, leaving him with zero accumulated rights to apply in the future. Mr. Lutnick’s accumulated rights will accrue in the future to the extent there is a triggering event under the policy.

Perquisites

Historically, from time to time, we have provided certain of our executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we do believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation and housing benefits, particularly for executives who live overseas and travel frequently to our other office locations. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for them in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding executive officer perquisites will be subject to periodic review and approval by our Compensation Committee.

The perquisites and other personal benefits, if any, provided to our current executive officers generally have not had an aggregate incremental cost to us per individual that exceeds $10,000. Certain executive officers working in our London headquarters have also received the use of parking spaces allocated to our headquarters lease, and in some cases, we have in the past provided to certain executive officers in London a car allowance, a car insurance allowance and an apartment lease, which in certain circumstances has tax benefits to the employee in the U.K.

We offer medical, dental, life insurance and short-term disability to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation, and all of our executive officers were charged at the maximum contribution level in light of their compensation. Certain of our executive officers living in London have in the past received certain additional private medical benefits.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers in the U.S. are generally eligible to participate in our 401(k) contributory defined contribution plan, which we refer to as our “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including our executive officers, are provided with a means of saving for their retirement. We currently do not match any of our employees’ contributions to our Deferral Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to our employees, although we may consider such benefits in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, which we refer to as the “CD&A,” set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: April 23, 2014

THE COMPENSATION COMMITTEE

Stephen T. Curwood, Chairman
Linda A. Bell
John H. Dalton
William J. Moran
Albert M. Weis

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name and Principal Position	(b) Year		(c) Salary ($)	(d) Bonus ($)	(e) Stock Awards ($)	(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($)(2)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)	(j) Total ($)
Howard W. Lutnick,	2013	(1)	1,000,000	—	—	—	10,000,000	—	—	11,000,000
Chairman of the Board and Chief Executive Officer	2012		1,000,000	—	—	—	8,000,000	—	—	9,000,000
	2011		1,000,000	—	—	—	10,300,000	—	—	11,300,000

Shaun D. Lynn,	2013	(1)	1,000,000	—	—	—	6,000,000	—	—	7,000,000
President	2012		1,000,000	—	—	—	5,250,000	—	—	6,250,000
	2011		1,000,000	—	—		6,825,000	—	—	7,825,000

Stephen M. Merkel,	2013	(1)	1,000,000	—	—	—	1,250,000	—	—	2,250,000
Executive Vice President, General Counsel and Secretary	2012		1,000,000	—	—	—	1,000,000	—	—	2,000,000
	2011		1,000,000	—	—	—	1,500,000	—	—	2,500,000

Sean A. Windeatt,	2013	(1)	586,800	—	—	—	1,029,688	—	—	1,616,488
Chief Operating Officer(3)	2012		594,338	—	—	—	931,730	—	—	1,526,068
	2011		520,000	—	—	—	1,126,650	—	—	1,646,650

A. Graham Sadler,	2013	(1)	469,440	—	—	—	700,188	—	—	1,169,628
Chief Financial Officer(4)	2012		475,470	—	—	—	607,650	—	—	1,083,120
	2011		440,000	—	—	—	738,150	—	—	1,178,150

(1)	The Summary Compensation Table does not include matters discussed under the heading “Compensation Discussion and Analysis—Global Partnership Restructuring Program” because the shares granted in the Program were fewer than the number of limited partnership units redeemed/exchanged, those units had been granted in partial payment of prior years’ Incentive Plan bonuses that had been reported at full notional value, and the LPU and cash payment adjustments described as part of the Program were incidental adjustments required by the terms of the LPU agreements and the timing of the Program in relation to distributions on units. See “Compensation Discussion and Analysis—Global Partnership Restructuring Program.”
(2)	The amounts in column (g) reflect the bonus awards to the named executive officers under our Incentive Plan. For 2013, Mr. Lutnick’s Incentive Plan bonus was paid $2,500,000 in cash and $7,500,000 in the form of 633,641 non-exchangeable PSUs and 518,433 PPSUs; Mr. Lynn’s Incentive Plan bonus was paid $6,000,000 in the form of 630,415 non-exchangeable LPUs and 245,161 PLPUs; Mr. Merkel’s Incentive Plan bonus was paid $500,000 in cash and $750,000 in the form of 63,364 non-exchangeable PSUs and 51,844 PPSUs; Mr. Windeatt’s Incentive Plan bonus was paid $1,026,500 (£625,000) in the form of 107,854 non-exchangeable LPUs and 41,943 PLPUs; Mr. Sadler’s Incentive Plan bonus was paid $698,020 (£425,000) in the form of 73,341 non-exchangeable LPUs and 28,521 PLPUs.

For 2012, Mr. Lutnick’s Incentive Plan bonus was paid $2,500,000 in cash and $5,500,000 in the form of 1,639,345 non-exchangeable PSUs; Mr. Lynn’s Incentive Plan bonus was paid $5,250,000 in the form of 1,564,829 non-exchangeable PSUs; Mr. Merkel’s Incentive Plan bonus was paid $300,000 in cash and $700,000 in the form of 208,644 non-exchangeable PSUs; Mr. Windeatt’s Incentive Plan bonus was paid $931,730 (£575,000) in the form of 277,714 non-exchangeable PSUs; Mr. Sadler’s Incentive Plan bonus was paid $607,650 (£375,000) in the form of 181,118 non-exchangeable PSUs.

(3)	For 2013, Mr. Windeatt’s base salary was £375,000, and the $586,800 base salary reflected in the table was calculated using an exchange rate of 1.5648, the average rate in effect for the period. For 2012, Mr. Windeatt’s base salary was £375,000, and the $594,338 base salary reflected in the table was calculated using an exchange rate of 1.5849, the average rate in effect for the period.
(4)	For 2013, Mr. Sadler’s base salary was £300,000, and the $469,440, base salary reflected in the table was calculated using an exchange rate of 1.5648, the average rate in effect for the period. For 2012, Mr. Sadler’s base salary was £300,000, and the $475,470 base salary reflected in the table was calculated using an exchange rate of 1.5849, the average rate in effect for the period.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2013:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	1/1/13	—	—	25,000,000	—	—	—	—	—	—	—

Shaun D. Lynn	1/1/13	—	—	25,000,000	—	—	—	—	—	—	—

Stephen M. Merkel	1/1/13	—	—	25,000,000	—	—	—	—	—	—	—

Sean A. Windeatt	1/1/13	—	—	25,000,000	—	—	—	—	—	—	—

A. Graham Sadler	1/1/13	—	—	25,000,000	—	—	—	—	—	—	—

(1)	The amounts in column (e) reflect the maximum possible individual payment under our Incentive Plan. During 2013, there were no specific minimum and target levels under the Incentive Plan. The $25,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan for 2013, and our Compensation Committee retained negative discretion to award less than this amount even if the Performance Goals were met. Actual amounts paid to each named executive officer for 2013 are set forth in column (g) of the summary compensation table.
(2)	The amounts in columns (i) and (1) do not include matters discussed under the heading “Compensation Discussion and Analysis—Global Partnership Restructuring Program” because the shares granted in the Program were fewer than the number of limited partnership units redeemed/exchanged, those units had been granted in partial payment of prior years’ Incentive Plan bonuses that had been reported at full notional value, and the LPU and cash payment adjustments described as part of the Program were incidental adjustments required by the terms of the LPU agreements and the timing of the Program in relation to distributions on units. See “Compensation Discussion and Analysis – Global Partnership Restructuring Program.”

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options held by each of the named executive officers as of December 31, 2013:

(a) Name	Option Awards					Grant Awards
	(b) Number of Securities Underlying Unexercised Options (#) Exercisable (1)	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units That Have Not Vested (#) (2)	(h) Market Value of Shares or Units That Have Not Vested (2)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	1,000,000	—	—	13.00	12/20/2014	—	—	—	—
	250,000	—	—	8.42	8/22/2016	—	—	—	—
	800,000	—	—	8.80	12/15/2016	—	—	—	—
	1,000,000	—	—	10.82	12/28/2017	—	—	—	—
Shaun D. Lynn	—	—	—	—	—	—	—	—	—
Stephen M. Merkel	100,000	—	—	11.47	12/20/2014	—	—	—	—
Sean A. Windeatt	—	—	—	—	—	—	—	—	—
A. Graham Sadler	—	—	—	—	—	—	—	—	—

(1)	All options listed above are fully vested.
(2)	No exchangeable units were held by the named executive officers as of December 31, 2013. Does not include the following shares of restricted stock outstanding at December 31, 2013 because such restricted stock is not subject to a risk of forfeiture: Mr. Lutnick, 864,299; Mr. Lynn, 1,479,516,169; Mr. Merkel, 182,892; Mr. Windeatt, 284,490; and Mr. Sadler, 123,445.

Option Exercises and Stock Vested

During 2013, no options were exercised and no stock vested for the named executive officers.

Potential Payments upon Change in Control

The following table provides information regarding the estimated amounts payable to the named executive officers listed below, upon either termination or continued employment if a change in control had occurred on December 31, 2013 under their change of control and employment agreements, described below, in effect on December 31, 2013 (including Incentive Plan bonuses paid for 2013) and using the closing market price of our Class A common stock as of December 31, 2013:

Name	Base Salary ($)	Bonus ($)	Vesting of Equity Compensation ($)(1)	Welfare Benefit Continuation ($)	Tax Gross-Up Payment ($)	Total ($)(1)
Howard W. Lutnick
Termination of Employment	2,000,000	20,000,000	—	44,612	12,811,020	34,855,632
Extension of Employment	1,000,000	10,000,000	—	—	5,275,126	16,275,126

Shaun D. Lynn
Termination of Employment	2,000,000	12,000,000	—	6,361	—	14,006,361
Extension of Employment	1,000,000	6,000,000	—	—	—	7,000,000

Stephen M. Merkel
Termination of Employment	2,000,000	2,500,000	—	44,612	2,082,647	6,627,259
Extension of Employment	1,000,000	1,250,000	—	—	541,214	2,791,214

(1)	Upon a change in control at December 31, 2013, Messrs. Lutnick, Lynn, and Merkel would have had the right to receive (i) grants of immediately exchangeable exchange rights with respect to any non-exchangeable limited partnership units that would be eligible to be granted exchange rights held by them immediately prior to a change in control and (ii) the immediate lapse of any restrictions on transferability of any shares of restricted stock held by them at such time.

At December 31, 2013, Messrs. Lutnick, Lynn and Merkel held the following numbers of such non-exchangeable limited partnership units: Mr. Lutnick, 386,746 units; Mr. Lynn, 252,987 units; and Mr. Merkel, 39,459 units eligible. Based on the closing price of the Class A common stock of $6.05 on December 31, 2013, the value of the shares underlying such grants of exchange rights would have been as follows: Mr. Lutnick, $2,339,813; Mr. Lynn, $1,530,571; and Mr. Merkel, $238,727.

At December 31, 2013, Messrs. Lutnick, Lynn and Merkel held the following numbers of shares of restricted stock that were subject only to restrictions on transferability: Mr. Lutnick, 864,229 shares; Mr. Lynn, 1,479,516 shares; and Mr. Merkel, 182,892 shares. Based on the closing price of the Class A common stock of $6.05 on December 31, 2013, the value of the shares would have been as follows: Mr. Lutnick, $5,228,585; Mr. Lynn, $8,951,072; and Mr. Merkel, $1,106,497.

Change in Control Agreements

On August 3, 2011, each of Messrs. Lutnick and Merkel entered into an amended and restated Change in Control Agreement with us, which we refer to as the “Change in Control Agreements,” providing that, upon a change in control, all stock options, RSUs, restricted stock, and other awards based on shares of Class A common stock held by them immediately prior to such change in control shall vest in full and become immediately exercisable, and all limited partnership units in BGC Holdings shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of Class A common stock. The amended and restated Change in Control Agreements also clarify the provisions relating to the continuation of medical and life insurance benefits for two years following termination or extension of employment, as applicable.

Under the Change in Control Agreements, if a change in control of the Company occurs (which will occur in the event that Cantor or one of its affiliates ceases to have a controlling interest in us) and Mr. Lutnick or Mr. Merkel elects to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to two times his annual base salary and the annual bonus paid or payable by us for the most recently completed year, including any bonus or portion thereof that has been deferred, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. Lutnick or Mr. Merkel becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). If a change in control occurs and Mr. Lutnick or Mr. Merkel does not so elect to terminate his employment with us, such executive officer will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred, and receive medical benefits, provided that in the event that, during the three-year period following the change in control, such executive officer’s employment is terminated by us (other than by reason of his death or disability), he will receive in a lump sum in cash an amount equal to his annual base salary and the annual bonus paid or payable for the most recently completed fiscal year, including any bonus or portion thereof that has been deferred. The Change in Control Agreements further provide for certain tax gross-up payments, provide for no duty of Mr. Merkel or Mr. Lutnick to mitigate amounts due by seeking other employment and provide for payment of legal fees and expenses as a result of any dispute with respect to the Agreements. The Change in Control Agreements further provide for indemnification of Mr. Lutnick and Mr. Merkel in connection with a challenge thereof. In the event of death or disability, or termination in the absence of a change in control, such executive officer will be paid only his accrued salary to the date of death, disability, or termination. The Change in Control Agreements are terminable by the Company upon two years’ advance notice on or after April 1, 2018.

Employment Agreements and Deeds of Adherence

In December 2012, Messrs. Lynn, Windeatt and Sadler, our executive officers who are resident in the U.K., as well as many of our other former employees in the U.K., became members of the U.K. Partnership. Messrs. Lynn, Windeatt and Sadler also continue to serve as our executive officers, though it is intended that the majority of their day-to-day activities will be performed as members of the U.K. Partnership. As members of the U.K. Partnership, members render services to us as partners following their execution of Deeds of Adherence to the U.K. Partnership. Members receive Allocated Monthly Advance Drawings, which we refer to as “Drawings,” which are comparable to the salary payments under prior employment agreements, and are eligible for discretionary allocations of the U.K. Partnership’s profits. Any such Drawings or allocations, as well as any equity or partnership grants, are subject to the direction and control of our Compensation Committee and, in the case of allocations and equity or partnership grants, are made under the Participation Plan, the Incentive Plan and the Equity Plan. Upon termination of their employment contracts, members in the U.K. had their outstanding PSUs redeemed. In connection with their participation in the new U.K. Partnership, U.K. members are issued LPUs and PLPUs. The U.K. Partnership is intended to improve the flexibility of our operating model in the U.K. and also to make certain benefits available to us and the relevant individuals from a U.K. employment, tax and regulatory perspective. We intend that LPUs and PLPUs will be used for the benefit of the U.K. Partnership members in future periods. Although the U.K. Partnership represents a change in the operating model for the U.K. resident executive officers, our Compensation Committee continues to review the performance and determine the compensation of the U.K. executive officers under its compensation philosophy and processes.

Mr. Lynn entered into an employment agreement with BGC Brokers L.P. on March 31, 2008, as amended on March 26, 2010 and August 3, 2011, which we refer to as the “Lynn Employment Agreement.” The Lynn Employment Agreement had an initial six-year term and was subject to automatic extension for successive periods of one year each on the same terms and conditions unless either BGC Brokers or Mr. Lynn provided notice of non-renewal.

Pursuant to the Lynn Employment Agreement, Mr. Lynn received a base salary of at least $1,000,000 per year with a target bonus for each year during the term of the Agreement, including any discretionary and Incentive Plan bonuses, of 300% of base salary, and was eligible to receive awards under the Equity Plan. To the extent that he was eligible to receive a bonus, the first $1,000,000 of such bonus would be paid in cash, with the remainder, if any, to be paid in cash or a contingent non-cash grant, as determined by the Compensation Committee, which could be in the form of PSUs or other BGC Holdings partnership units with a value to be determined by reference to the closing price of our Class A common stock on the date of grant. The Agreement contained certain provisions to be triggered in the event of a change in control of the Company consistent with the provisions described below and included in the Lynn Deed (defined below), as well as other terms and conditions which are generally consistent with the Lynn Deed as described below.

On December 31, 2012, Mr. Lynn’s employment with BGC Brokers terminated, and he executed a deed of adherence as a member of the U.K. Partnership. Mr. Lynn continues to serve as President of BGC Partners and serve as an officer of various subsidiaries.

Effective as of January 7, 2013, Mr. Lynn executed an amended and restated deed of adherence to the U.K. Partnership, which we refer to as the “Lynn Deed.” Under the Lynn Deed, Mr. Lynn’s membership in the U.K. Partnership is for a minimum initial period ending March 31, 2014 and is subject to extension for successive periods of one year each on the same terms and conditions unless either the U.K. Partnership or Mr. Lynn provides notice of non-renewal. In March 2013, the Lynn Deed was amended to provide for termination on 12-months’ notice.

Pursuant to the Lynn Deed, Mr. Lynn is entitled to certain payments in amounts that are comparable to those that he was paid under the Lynn Employment Agreement, including Drawings in the aggregate amount of $1,000,000 per year ($83,333 per month), which shall be reviewed by the Compensation Committee annually. Mr. Lynn is also eligible for additional allocations of the U.K. Partnership’s profits, subject to the approval of the Compensation Committee, comparable to his bonus award opportunities under the Lynn Employment Agreement. Any such additional allocation is subject to the satisfactory achievement by Mr. Lynn of such performance goals as may be established by the Compensation Committee under the Incentive Plan or the Equity Plan in its discretion from time to time, and the target allocation for each annual financial period is 300% of his aggregate Drawings for such period. To the extent that Mr. Lynn is eligible to receive a U.K. Partnership allocation, the first $1,000,000 of such allocation shall be paid in cash, with the remainder, if any, to be paid in cash or a contingent non-cash grant, as determined by the Compensation Committee, which could be in the form of LPUs, PLPUs or other BGC Holdings partnership units or award types with a value to be determined by reference to the closing price of the Company’s Class A common stock on the date of grant. For 2013, Mr. Lynn waived the provision requiring that the first $1,000,000 of such allocation be paid in cash.

In the event of a change in control of the U.K. Partnership (which will occur if BGC Partners, Inc. is no longer controlled by Cantor or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity that acquires control would have the option to either extend the term of Mr. Lynn’s membership in the U.K. Partnership for a period of three years from the date the change in control took effect (if the remaining term of the Lynn Deed at the time of the change in control is less than three years), or to terminate Mr. Lynn’s membership. If the membership period is extended, Mr. Lynn will be entitled to receive an amount equal to his aggregate annual Drawings for the most recent full 12-month financial period in addition to any other allocation that Mr. Lynn would have been entitled to under the Lynn Deed. In addition, in the event that Mr. Lynn remains a member in the U.K. Partnership on the second anniversary of the change in control (unless he is not engaged on such date solely as a result of termination by the continuing company under circumstances that constitute a fundamental breach of contract by it) and has not materially breached the Lynn Deed, Mr. Lynn will receive an additional payment equal to the payment he received at the time of the change in control. If Mr. Lynn’s membership is terminated, he is entitled to receive two times his aggregate allocation amount under the Lynn Deed for the most recent full financial period in full and final settlement of all claims. In each case, if applicable, he will receive full vesting and immediate exchangeability of all options, RSUs, restricted stock, LPUs, PLPUs and any other BGC Holdings partnership units (unless otherwise provided in the applicable award agreement and including any such awards or units issued to him in connection with or related to such change in control). He is also entitled to welfare benefit continuation for two years and a pro rata discretionary profits allocation for the year of termination. The Lynn Deed also contains provisions with respect to suspension, consequences of removal, payments in the event of illness or disability and various restrictive covenants.

Mr. Windeatt had a standard employment agreement with BGC Brokers pursuant to which he was initially paid £200,000 per year. His base salary was raised to £275,000 as of January 1, 2010, £325,000 as of January 1, 2011, and £375,000 ($582,750 as of January 1, 2012). He was also eligible for discretionary and Incentive Plan bonuses and Equity Plan awards. In 2010, Mr. Windeatt also received a car allowance, a car insurance allowance, and an apartment lease in an aggregate amount of £58,667, but such arrangements were terminated at the end of 2010.

On December 31, 2012, Mr. Windeatt’s employment with BGC Brokers terminated, and he executed a deed of adherence as a member of the U.K. Partnership. Mr. Windeatt continues to serve as Chief Operating Officer of BGC Partners, Inc. and serve as an officer of various subsidiaries. Effective January 22, 2014, Mr. Windeatt executed an amended and restated deed of adherence to the U.K. Partnership, which we refer to as the “Windeatt Deed.” Under the Windeatt Deed, Mr. Windeatt’s membership in the U.K. Partnership is terminable on three months’ notice to a minimum period of up to and including December 31, 2018 (the “Initial Period”). Thereafter, the term will extend automatically for successive one-year periods (the “Renewal Period”), in which case Mr. Windeatt’s membership would terminate upon the expiration of the Initial Period or any Renewal Period.

Pursuant to the Windeatt Deed, Mr. Windeatt is entitled to certain payments in amounts that are comparable to those that he was paid under his prior deed of adherence, including Drawings in the aggregate amount of £375,000 per year (£31,250 per month), which shall be reviewed by the Compensation Committee annually. Mr. Windeatt is also eligible for additional allocations of the U.K. Partnership’s profits, subject to the approval of the Compensation Committee. Any such allocation is subject to the satisfactory achievement by Mr. Windeatt of such performance goals as may be established by the Compensation Committee under the Incentive Plan or the Equity Plan in its discretion from time to time.

The Windeatt Deed extends the period that Mr. Windeatt may (i) not compete with the U.K. Partnership or its affiliates or solicit clients or counterparties of the U.K. Partnership or any affiliate from six months to a period of 18 months after his termination, and (ii) not solicit members or employees of the U.K. Partnership or any affiliate to leave their employment of or to discontinue the supply of his or her services to the U.K. Partnership or any affiliate from a period of 12 months to a period of 48 months after his termination.

In the event of a change of control of the U.K. Partnership (which will occur if the Company is no longer controlled by Cantor or a person or entity controlled by, controlling or under common control with Cantor), the individual or entity that acquires control would have the option to either extend the term of Mr. Windeatt’s membership in the U.K. Partnership for a period of three years from the date the change of control took effect (if the remaining term of the Windeatt Deed at the time of the change of control is less than three years), or to terminate Mr. Windeatt’s membership. If the membership period is extended, Mr. Windeatt will be entitled to receive an amount equal to his aggregate profit allocation for the most recent full 12-month financial period (£375,000 in salary and any bonus paid) in addition to any other allocation that Mr. Windeatt would have been entitled to under the Windeatt Deed. In addition, in the event that Mr. Windeatt remains a member in the U.K. Partnership on the second anniversary of the change of control (unless he is not engaged on such date solely as a result of termination by the continuing company under circumstances that constitute a fundamental breach of contract by it) and has not materially breached the Windeatt Deed, Mr. Windeatt will receive an additional payment equal to the payment he received at the time of the change of control. If Mr. Windeatt’s membership is terminated, he is entitled to receive two times his aggregate profit allocation under the Windeatt Deed for the most recent full financial period in full and final settlement of all claims.

In each case, Mr. Windeatt will receive full vesting and immediate exchangeability of all options, RSUs, restricted stock, LPUs and any other BGC Holdings partnership units held by Mr. Windeatt at the time of the change of control (but excluding certain units that were are granted solely for the purpose of participation in BGC Holdings quarterly distributions and will be redeemed for zero) into either shares of Company Class A common stock [or cash to the extent that any partnership units, such as PLPUs, cannot be exchanged into shares]. Mr. Windeatt is also entitled the continuation of benefits (e.g., health insurance) for two years and a pro rata discretionary profit allocation for the year of termination.

In further consideration of his execution of the Windeatt Deed, Mr. Windeatt was permitted to immediately sell 30% of his restricted Class A common stock (an aggregate of 85,347 shares), which shares were repurchased by the Company on February 5, 2014.

Mr. Sadler entered into a standard U.K. employment agreement, which we refer to as the “Sadler Employment Agreement,” with Tower Bridge International Services L.P., the service company controlled by us, effective December 2008. The Sadler Employment Agreement had no term and was terminable by either party on three months’ notice. Pursuant to the Sadler Employment Agreement, Mr. Sadler initially received a base salary of at least £200,000 per year, and was eligible for discretionary and Incentive Plan bonuses and Equity Plan awards. His base salary was raised to £275,000 as of January 1, 2010 and £300,000 ($466,200 as of January 1, 2012).

On December 31, 2012, Mr. Sadler’s employment with Tower Bridge terminated, and he executed a deed of adherence as a member of the U.K. Partnership, which we refer to as the “Sadler Deed.” Mr. Sadler continues to serve as Chief Financial Officer of BGC Partners, Inc. and serve as an officer of various subsidiaries.

Under the Sadler Deed, Mr. Sadler’s membership in the U.K. Partnership is terminable on three months’ notice. Pursuant to the Sadler Deed, Mr. Sadler is entitled to certain payments in amounts that are comparable to those that he was paid under the Sadler Employment Agreement, including Drawings in the aggregate amount of £300,000 per year ($497,250 as of January 1, 2014), which shall be reviewed by the Compensation Committee annually. Mr. Sadler is also eligible for allocations of the U.K. Partnership’s profits, subject to the approval of the Compensation Committee. Any such allocation is subject to the satisfactory achievement by Mr. Sadler of such performance goals as may be established by the Compensation Committee under the Incentive Plan or the Equity Plan in its discretion from time to time

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as director. Effective in 2012, we increased payments to each non-employee director as follows: the annual cash retainer was increased to $35,000 from $25,000, the annual stipend for the chair of our Compensation Committee was increased to $10,000 from $5,000, and the annual stipend for the chair of our Audit Committee was increased to $20,000 from $10,000. We also pay $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board on which they serve.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, we grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of our Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such dates.

Thereafter, we annually grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $50,000 on the date of his or her re-election in consideration for services provided. These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such dates.

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2013:

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Albert M. Weis	94,000	50,000	—	—	—	—	144,000
Director
John H. Dalton	73,000	50,000	—	—	—	—	123,500
Director
Stephen T. Curwood	81,500	50,000	—	—	—	—	131,500
Director
William J. Moran	36,986	70,000	—	—	—	—	106,986
Director(4)
Linda A. Bell	30,583	70,000	—	—	—	—	100,583
Director(4)
Barry R. Sloane	28,250	—	—	—	—	—	28,250
Former Director(4)

(1)	Howard Lutnick, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is an employee of our Company and thus received no compensation for his services as director. The compensation received by Mr. Lutnick as an employee of our Company is shown in the summary compensation table.
(2)	Reflects the grant date fair value of RSUs granted on June 4, 2013 for each of Messrs. Weis, Dalton and Curwood; the fair value of the RSUs granted on June 25, 2013 for Mr. Moran; and the fair value of the RSUs granted on July 30, 2013 for Dr. Bell. More information with respect to the calculation of these amounts is included in the footnotes to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K. In 2013, each of Messrs. Weis, Dalton, and Curwood was granted 9,140 RSUs; Mr. Moran was granted 12,411 RSUs; and Dr. Bell was granted 11,200 RSUs. As of December 31, 2013, each of Messrs. Weis and Dalton had 28,604 RSUs outstanding; Mr. Curwood had 24,197 RSUs outstanding; Mr. Moran had 12,411 RSUs outstanding; and Dr. Bell had 11,200 RSUs outstanding.
(3)	No options were granted to non-employee directors in 2013. As of December 31, 2013, each non-employee director had the following number of options outstanding: Mr. Weis, 74,619; Mr. Dalton, 84,619; Mr. Curwood, 0; Mr. Moran, 0; and Dr. Bell, 0.
(4)	Mr. Moran was appointed to serve as a member of the Board on June 25, 2013, and Dr. Bell was appointed to serve as a member of the Board on July 30, 2013. Mr. Sloane did not stand for re-election in 2013 and ceased to serve as a member of the Board at the end of his term on June 4, 2013.

Compensation Committee Interlocks and Insider Participation

During 2013, the Compensation Committee of our Board of Directors consisted of Dr. Bell and Messrs. Curwood, Dalton, Moran, Sloane and Weis. Mr. Sloane did not stand for re-election in 2013 and ceased to serve as a member of the Committee at the Annual Meeting on June 4, 2013. Mr. Moran was appointed to serve as a member of the Committee on June 25, 2013, and Dr. Bell was appointed to serve as a member of the Committee on July 30, 2013. All of the members who served on our Compensation Committee during 2013 were non-employee directors and were not former officers of our Company. No member of the Compensation Committee had any relationship with the Company during 2013 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. During 2013, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 8, 2014, with respect to the beneficial ownership of our Common Equity by: (i) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of any class of our outstanding capital stock, (ii) each of the named executive officers, (iii) each director and (iv) the executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 499 Park Avenue, New York, NY 10022. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for purposes of this table.

As of April 8, 2014, Cantor is obligated to distribute an aggregate of 16,365,329 shares of our Class A consisting of (i) 14,559,732 shares to certain partners to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on April 1, 2008 (the “April 2008 distribution rights shares”), and (ii) 1,805,597 shares to certain partners of Cantor to satisfy certain of Cantor’s deferred stock distribution obligations provided to such partners on February 14, 2012 in connection with Cantor’s payment of previous quarterly partnership distributions (the “February 2012 distribution rights shares” and together with the April 2008 distribution rights shares, the “distribution rights shares”), all of which can be distributed within 60 days of April 8, 2014. Certain partners elected to receive their shares and others elected to defer receipt of their shares until a future date. As a result, certain of these distribution rights shares are included both in the number of shares beneficially owned directly by Cantor, and indirectly by CF Group Management, Inc. (“CFGM”) and Mr. Lutnick as a result of their control of Cantor, and in the number of shares beneficially owned directly by CFGM, Mr. Lutnick and the other recipients of distribution rights shares, resulting in substantial duplications in the number of shares set forth in the table below. Once Cantor delivers these 16,365,329 distribution rights shares, these shares will no longer be reflected as beneficially owned directly by Cantor and indirectly by CFGM and Mr. Lutnick as a result of their control of Cantor. Instead, beneficial ownership of the shares will only be reported by CFGM and Mr. Lutnick as a result of their direct holdings of the shares, and Mr. Lutnick’s indirect holdings as a result of his control of KBCR Management Partners, LLC (“KBCR”) and LFA LLC (“LFA”), and by the other recipients of the distribution rights shares.

Name	Class B Common Stock				Class A Common Stock
	Shares		%		Shares		%
5% Beneficial Owners(1):

Cantor Fitzgerald, L.P.(2)	83,582,295	(3)	99.9	(4)	110,705,727	(5)	37.8	(6)
CF Group Management, Inc	83,631,040	(7)	100.0	(4)	113,354,156	(8)	38.4	(9)

Executive Officers and Directors(1):

Executive Officers
Howard W. Lutnick	83,631,040	(10)	100.0	(4)	135,402,405	(11)	43.5	(12)
Shaun D. Lynn	—		—		1,060,537	(13)	*
Stephen M. Merkel	—		—		284,640	(14)	*
Sean A. Windeatt	—		—		137,648	(15)	*
A. Graham Sadler	—		—		83,473	(16)	*
Directors
Albert M. Weis	—		—		306,012	(17)	*
John H. Dalton	—		—		116,612	(18)	*
Stephen T. Curwood	—		—		7,258	(19)	*
William J. Moran	—		—		15,000	(20)	*
Linda A. Bell	—		—		3,471	(21)	*
All executive officers and directors as a group (10 persons)	83,631,040		100.0		137,417,056		44.0	(22)

*	Less than 1% and percentages are based on 185,166,111 shares of our Class A common stock outstanding.
(1)	Based upon information supplied by directors, executive officers and 5% beneficial owners in filings under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended.
(2)	Cantor has pledged to us, pursuant to a Pledge Agreement, dated as of July 26, 2007, such number of shares of our Class A common stock and our Class B common stock as equals 125% of the principal amount of the loans outstanding on any given date, as security for loans we agreed to make to Cantor from time to time. In September 2008, we were authorized to increase the amount available under the secured loan and Pledge Agreement with Cantor from up to $100.0 million to all excess cash other than that amount needed for regulatory purposes, and to also accept, as security, pledges of any securities in addition to pledges of Class A common stock and Class B common stock provided for under the original secured loan and Pledge Agreement. As of April 8, 2014, there was no loan amount outstanding, and there were no shares of Class A common stock or Class B common stock pledged under the Pledge Agreement.
(3)	Consists of (i) 34,799,362 shares of our Class B common stock held directly and (ii) 48,782,933 shares of our Class B common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests. These exchangeable limited partnership interests held by Cantor are exchangeable with us at any time for shares of our Class B common stock (or, at Cantor’s option, or if there are no additional authorized but unissued shares of our Class B common stock, our Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments). As of April 8, 2014, there were 49,500,000 authorized but unissued shares of our Class B common stock.
(4)	Percentage based on (i) 34,848,107 shares of our Class B common stock outstanding and (ii) 48,782,933 shares of our Class B common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests held by Cantor.
(5)	Consists of (i) 3,316,176 shares of our Class A common stock held by Cantor, (ii) 34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock, (iii) 48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests, or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests, and (iv) 23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes. These amounts include an aggregate of 16,365,329 distribution rights shares consisting of (A) 14,559,732 April 2008 distribution rights shares and (B) 1,805,597 February 2012 distribution rights shares, which may generally be issued to such partners upon request, or are scheduled to be distributed within 60 days of April 8, 2014.
(6)	Percentage based on (i) 185,166,111 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock, (iii) 48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests (or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests), and (iv) 23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes.
(7)	Consists of (i) 48,745 shares of our Class B common stock held by CFGM, (ii) 34,799,362 shares of our Class B common stock held by Cantor, and (iii) 48,782,933 shares of our Class B common stock acquirable upon exchange by Cantor of 48,782,933 BGC Holdings exchangeable limited partnership interests, or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests. CFGM is the managing general partner of Cantor.
(8)	Consists of (i) 388,812 shares of our Class A common stock held by CFGM, (ii) 48,745 shares of our Class A common stock acquirable upon conversion of 48,745 shares of our Class B common stock held by CFGM, (iii) 2,050,197 April 2008 distribution rights shares held by CFGM, receipt of which has been deferred, (iv) 160,675 February 2012 distribution rights shares, receipt of which has been deferred, (v) 3,316,176 shares of our Class A common stock held by Cantor, (vi) 34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock held by Cantor, (vii) 48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests (or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests), and (viii) 23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes. These amounts include an aggregate of 16,365,329 distribution rights shares consisting of (A) 14,559,732 April 2008 distribution rights shares and (B) 1,805,597 February 2012 distribution rights shares, which may generally be issued to such partners upon request, or are scheduled to be distributed within 60 days of April 8, 2014.
(9)	Percentage based on (i) 185,166,111 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock, (iii) 48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests, or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests, (iv) 23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes, (v) 2,050,197 April 2008 distribution rights shares held by CFGM, receipt of which has been deferred, and (vi) 160,675 February 2012 distribution rights shares held by CFGM, receipt of which has been deferred.

(10)	Consists of (i) 48,745 shares of our Class B common stock held by CFGM, (ii) 34,799,362 shares of our Class B common stock held by Cantor, and (iii) 48,782,933 shares of our Class B common stock acquirable upon exchange by Cantor of BGC Holdings exchangeable limited partnership interests. Mr. Lutnick is the President and sole stockholder of CFGM. CFGM is the managing general partner of Cantor.
(11)	Mr. Lutnick’s holdings consist of:
(i)	3,050,000 shares of our Class A common stock subject to options currently outstanding and exercisable;
(ii)	364,909 shares of our Class A common stock held in Mr. Lutnick’s 401(k) account (as of March 31, 2014);
(iii)	5,300,078 shares of our Class A common stock held in various trust, retirement and custodial accounts ((A) 4,282,923 shares held in Mr. Lutnick’s personal asset trust, of which he is the sole trustee, (B) 232,657 shares held by a trust for the benefit of descendants of Mr. Lutnick and his immediate family (the “Trust”), of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees, (C) 138,841 shares held in a Keogh retirement account for Mr. Lutnick, (D) 604,916 shares held by trust accounts for the benefit of Mr. Lutnick and members of his immediate family, (E) 27,832 shares held in other retirement accounts, and (F) 12,909 shares held in custodial accounts for the benefit of certain members of Mr. Lutnick’s family under the Uniform Gifts to Minors Act;
(iv)	388,812 shares of our Class A common stock held by CFGM;
(v)	48,745 shares of our Class A common stock acquirable upon conversion of 48,745 shares of our Class B common stock held by CFGM;
(vi)	3,316,176 shares of our Class A common stock held by Cantor;
(vii)	34,799,362 shares of our Class A common stock acquirable upon conversion of 34,799,362 shares of our Class B common stock held by Cantor;
(viii)	48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests, or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests;
(ix)	23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes;
(x)	7,742,325 April 2008 distribution rights shares acquirable by Mr. Lutnick, receipt of which has been deferred;
(xi)	1,231,396 February 2012 distribution rights shares acquirable by Mr. Lutnick, receipt of which has been deferred;
(xii)	2,050,197 April 2008 distribution rights shares acquirable by CFGM, receipt of which has been deferred;
(xiii)	160,675 February 2012 distribution rights shares acquirable by CFGM, receipt of which has been deferred;
(xiv)	1,610,182 April 2008 distribution rights shares acquirable by the Trust, receipt of which has been deferred;
(xv)	2,048,000 April 2008 distribution rights shares acquirable by KBCR, by virtue of Mr. Lutnick being the managing member of KBCR, which is a non-managing General Partner of Cantor, receipt of which has been deferred;
(xvi)	287,967 February 2012 distribution rights shares acquirable by KBCR, receipt of which has been deferred;
(xvii)	161,842 April 2008 distribution rights shares acquirable by LFA, receipt of which has been deferred;
(xviii)	16,193 February 2012 distribution rights shares acquirable by LFA, receipt of which has been deferred; and
(xix)	235,357 shares of restricted Class A common stock held directly.

Mr. Lutnick is the President and sole stockholder of CFGM and CFGM is the managing general partner of Cantor. These amounts include an aggregate of 17,121,092 distribution rights shares consisting of (A) 15,253,273 April 2008 distribution rights shares and (B) 1,867,819 February 2012 distribution rights shares, which may generally be issued to such partners upon request, or are scheduled to be distributed within 60 days of April 9, 2013.

(12)	Percentage based on (i) 185,166,111 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock outstanding, (iii) 48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests, or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests, (iv) 23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes, (v) 3,050,000 shares of our Class A common stock subject to options currently outstanding and exercisable, (vi) 7,742,325 April 2008 distribution rights shares acquirable by Mr. Lutnick, receipt of which has been deferred, (vii) 1,231,396 February 2012 distribution rights shares acquirable by Mr. Lutnick, receipt of which has been deferred; (viii) 2,050,197 April 2008 distribution rights shares acquirable by CFGM, receipt of which has been deferred; (ix) 160,675 February 2012 distribution rights shares acquirable by CFGM, receipt of which has been deferred; (x) 1,610,182 April 2008 distribution rights shares acquirable by the Trust, receipt of which has been deferred; (xi) 2,048,000 April 2008 distribution rights shares acquirable by KBCR, receipt of which has been deferred; (xii) 287,967 February 2012 distribution rights shares acquirable by KBCR, receipt of which has been deferred; (xiii) 161,842 April 2008 distribution rights shares acquirable by LFA, receipt of which has been deferred; and (xiv) 16,193 February 2012 distribution rights shares acquirable by LFA, receipt of which has been deferred
(13)	Mr. Lynn’s holdings consist of (i) 1,060,537 shares of our Class A common stock held directly by Mr. Lynn, which includes 1,055,169 shares of our restricted Class A common stock.

(14)	Mr. Merkel’s holdings consist of (i) 100,000 shares of our Class A common stock subject to options currently outstanding and exercisable, (ii) 14,187 shares of our Class A common stock held in Mr. Merkel’s 401(k) account (as of March 31, 2014), (iii) 168,023 shares of our restricted Class A common stock held directly by Mr. Merkel, and (iv) 2,250 shares of our Class A common stock beneficially owned by Mr. Merkel’s spouse.
(15)	Mr. Windeatt’s holdings consist of 137,648 shares of our restricted Class A common stock held directly.
(16)	Mr. Sadler’s holdings consist of 83,473 shares of our restricted Class A common stock held directly.
(17)	Mr. Weis’ holdings consist of (i) 269,393 shares of our Class A common stock held directly, (ii) 34,619 shares of our Class A common stock subject to options currently outstanding and exercisable, and (iii) 2,000 shares of our Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse and 1,000 shares are held in trust for Mr. Weis’ children.
(18)	Mr. Dalton’s holdings consist of (i) 81,993 shares of our Class A common stock held directly, and (ii) 34,619 shares of our Class A common stock subject to options currently outstanding and exercisable.
(19)	Mr. Curwoods’s holdings consist of 7,258 shares of our Class A common stock held directly.
(20)	Mr. Moran’s holdings consist of 15,000 shares of our Class A common stock held directly.
(21)	Dr. Bell’s holdings consist of 3,471 shares of our Class A common stock held directly.
(22)	Percentage based on (i) 185,166,111 shares of our Class A common stock outstanding, (ii) 34,848,107 shares of our Class A common stock acquirable upon conversion of 34,848,107 shares of our Class B common stock outstanding, (iii) 48,782,933 shares of our Class A common stock acquirable upon exchange of 48,782,933 BGC Holdings exchangeable limited partnership interests, or upon conversion of 48,782,933 shares of Class B common stock acquirable upon exchange of 48,782,933 exchangeable limited partnership interests, (iv) 23,807,256 shares of our Class A common stock acquirable upon conversion/exchange of the 8.75% convertible notes, (v) 3,219,238 shares of our Class A common stock subject to options currently outstanding and exercisable, and (vi) 16,365,329 distribution rights shares, receipt of which has been deferred.

Equity Compensation Plan Information as of December 31, 2013

	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity Plan (approved by security holders)	10,601,502	$7.99	61,715,778
Equity compensation plans not approved by security holders	—	—	—
Total	10,601,502	$7.99	61,715,778

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young, LLP (“Ernst & Young”) during the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Audit fees	$5,625,000	$5,625,000
Audit-related fees	383,000	201,000
Tax fees	279,751	328,000
All other fees	0	141,357
Total	$6,287,751	$6,295,357

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting, including audit fees for the Company’s employee benefit plan. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

PRE-APPROVAL POLICIES AND PROCEDURES

During 2013, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ended December 31, 2013. Ernst & Young was also approved to perform reviews, pursuant to Statement on Auditing Standards No. 100, of our quarterly financial reports within the year ended December 31, 2013 and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee charter, the Audit Committee will pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to certain minimum exceptions set forth in the charter.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is made up solely of independent directors, as defined under applicable NASDAQ and SEC rules, and it operates under a written Charter adopted by our Board of Directors and our Audit Committee. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Charter is available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Relations” or upon written request from BGC free of charge.

As described more fully in its Charter, the primary function of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and the audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm (our “Auditor”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditor, nor can the Audit Committee certify that our Auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditor on the basis of the information it receives, discussions with management and our Auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control and audit matters as well as related party transactions. The Audit Committee meets each quarter with management and our Auditor to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditor’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditor.

In accordance with Audit Committee policy and the requirements of the law, all services to be provided by our Auditor and its affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services. In addition, the Audit Committee regularly evaluates the performance and independence of our Auditor. Accordingly, the Audit Committee reviewed and pre-approved all services provided by Ernst & Young subsequent to the firm’s engagement in 2008.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2013 (including the disclosures contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC under the heading “Management’s Discussion and Analysis of Financial Condition and

Results of Operations”) with management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “ Communication with Audit Committees ” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the communications of Ernst & Young with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and management, including all relationships between the firm and the Company. The Audit Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014.

THE AUDIT COMMITTEE

Albert M. Weis, Chairman

Linda A. Bell

Stephen T. Curwood

John H. Dalton

William J. Moran

PROPOSAL 2—APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and the related rules of the SEC, we are providing our stockholders with an advisory vote on the approval of our executive compensation. This stockholder advisory vote will not be binding on the Company, the Board of Directors, or the Compensation Committee.

As discussed in our Compensation Discussion and Analysis, our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate our executive compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short-term and longer-term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings and earnings per share and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions, dispositions and other strategic arrangements. We further believe that specific significant events led by executives, including transactions such as the NASDAQ OMX Transaction during 2013, should be given significant weight. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through our restricted stock, RSUs, and other awards, as well as exchange rights, cash settlement awards related to limited partnership units awarded under the Participation Plan. For 2013, executive compensation was composed of the following principal components: (i) a base salary, which is designed to retain talented executive officers and contribute to motivating, retaining and rewarding individual performance; (ii) an incentive bonus award under our Incentive Plan that is intended to tie financial reward to the achievement of our short- or longer-term performance objectives; and (iii) an incentive program under our Equity Plan and the Participation Plan, which is designed to promote the achievement of short- and long-term, performance goals and to align the long-term interests of our executive officers with those of our stockholders through the grant of awards, including restricted stock, stock options, RSUs, exchange rights, cash settlement awards, limited partnership units and other equity and partnership awards. At the end of the second quarter of 2013, the Company redeemed or exchanged approximately 76 million units from the partners of BGC Holdings pursuant to this program. Pursuant to this program, the Company granted approximately 44 million shares of Class A common stock. We were motivated to implement the Global Partnership Restructuring Program in order to reward those who provide service to the Company and its subsidiaries, to provide enhanced retention incentives to such employees, reduce its fully diluted share count and allow the Company to take advantage of certain tax efficiencies. The shares that were granted in this program were fewer than the number of limited partnership units redeemed/exchanged, and, in the case of executive officers, those units had been granted in partial payment of prior years’ Incentive Plan bonuses that had been reported at full notional value.

Stockholders are encouraged to read our Compensation Discussion and Analysis in this proxy statement for more detailed information about our executive compensation program and how it reflects our philosophy and is linked to our performance. The non-binding stockholder advisory vote on executive compensation is not intended to address any specific component of our executive compensation program; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.

However, the stockholder vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the resolution.

PROPOSAL 3—APPROVAL OF THE FIFTH AMENDED AND RESTATED BGC PARTNERS, INC. LONG TERM INCENTIVE PLAN

Our Amended and Restated BGC Partners, Inc. Long Term Incentive Plan, which we refer to as our “Equity Plan,” was established in 2008 and was most recently amended and restated and approved by our stockholders in June 2013. In April 2014, our Compensation Committee recommended and our Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Equity Plan to increase by 100 million shares the aggregate number of shares of our Class A common stock that may be delivered or cash settled pursuant to awards granted during the life of the Plan, subject to adjustment. In addition to seeking stockholder approval of this amendment to our Equity Plan at our Annual Meeting, we are also taking this opportunity to ask our stockholders to once again approve the entire Equity Plan, as amended and restated, in order to start again the five-year stockholder approval period under Section 162(m) of the Code for plans that do not set forth specific targets for qualifying performance-based compensation awards.

The principal reason for the proposed amendment to our Equity Plan is to increase the number of shares of our Class A common stock approved for issuance or cash settlement under the Plan to provide our Compensation Committee and management with greater flexibility to provide grants of restricted stock and other awards, as well as grants of exchange rights under the Plan for shares of our Class A common stock related to non-exchangeable BGC Holdings limited partnership units awarded under the BGC Holdings Participation Plan, or to settle such units through the payment of cash settlement awards granted under the Plan. As discussed in our Compensation Discussion and Analysis, the Committee and our management have used, and intend to make continued use of, restricted stock awards as well as non-exchangeable PSUs, LPUs and other limited partnership units awarded under the Participation Plan to motivate and award our executive officers and other employees, including in restructuring the compensation of our executive officers and other employees, in payment of all or a portion of the bonuses paid to our executive officers under our Incentive Plan, in payment of discretionary bonuses to our executive officers and other employees, or as ad hoc grants to our executive officers and other employees.

An increase in the shares of Class A common stock that may be delivered or cash settled under the Equity Plan will also serve to replenish the shares issued in connection with the Global Partnership Restructuring Program, which occurred at the end of the second quarter of 2013 and in which an aggregate of approximately 76 million BGC Holdings limited partnership units were redeemed or exchanged for an aggregate of approximately 44 million shares of unrestricted and restricted stock. In the last 12 months, we have continued to engage in policies that have sought to reduce our overall share count, including conducting stock and partnership unit repurchases and redemptions, as well as issuing preferred partnership units that may not be made exchangeable into Class A common stock and will, accordingly, not be included in our fully diluted share count. We continue to engage in these activities and strategies in order to manage share count growth.

In order to maintain maximum flexibility in connection with grants of restricted stock and other awards, as well as exchange rights and cash settlement awards related to acquisitions or future hires, significant acquisitions or dispositions, such as 2013’s NASDAQ OMX Transaction, and in order to maintain our unique partnership structure, the Compensation Committee and our Board believe that shares available for issuance under the Plan should be increased. Further, as noted above, the exclusive source for providing exchange rights for non-exchangeable limited partnership units, and the underlying shares of our Class A common stock issued upon exchange, is our Equity Plan, with exchange rights constituting one form of Other Stock-Based Awards that can be granted under the Plan. This is the case even where the initial award of non-exchangeable PSUs, LPUs or other units under the Participation Plan was in payment of an executive officer’s bonus under our Incentive Plan. Under the terms of the Incentive Plan, non-exchangeable limited partnership units used to pay Incentive Plan awards come from the Participation Plan, and the related exchange rights, in the form of Other Stock-Based Awards, and the underlying exchange shares come from our Equity Plan. Therefore, whether the non-exchangeable PSUs, LPUs or other units were initially awarded in a compensation restructuring, in payment of Incentive Plan bonuses, in payment of discretionary bonuses, or as ad hoc grants, all exchange rights and underlying exchange shares are granted under the Equity Plan.

Moreover, in the case of our executive officers, we believe that it is advisable to provide where possible that the issuance of shares of restricted stock, or the grant or exercise of exchange rights related to non-exchangeable limited partnership units, or the cash settlement of the units, qualifies as performance-based compensation for purposes of Section 162(m) of the Code. Pursuant to Section 7(e) of the Equity Plan, our Compensation Committee can designate any award under the Plan as a performance-based award for Section 162(m) purposes if the award has a qualifying condition to its grant, exercise, or settlement and it otherwise meets the requirements of Section 162(m). The Committee’s quarterly performance-based exchange right/cash settled award opportunities that it first awarded in the second quarter of 2011, and used in connection with the grant of restricted stock in the Global Partnership Restructuring Program, are an example of such a Section 7(e) performance-based award under the Equity Plan.

As of March 31, 2014, the following executive officers held the following aggregate number of non-exchangeable PSUs, LPUs and other limited partnership units (for which exchange rights may be granted) awarded to them under the Participation Plan (which excludes PPSUs and PLPUs, which may not be made exchangeable for shares of our Class A common stock):

Name	Number of Non- Exchangeable Units
Mr. Lutnick	1,020,388
Mr. Lynn	997,395
Mr. Merkel	102,823
Mr. Windeatt	171,371
Mr. Sadler	103,467
Total	2,395,444

As of March 31, 2014, an aggregate of 29,202,692 such outstanding non-exchangeable PSUs, LPUs and other limited partnership units awarded under the Participation Plan were held by 2,415 individuals, including our executive officers listed above.

Our Compensation Committee and Board of Directors believe that it is appropriate at this time to amend the Equity Plan to increase by 100 million the aggregate number of shares of our Class A common stock reserved for issuance or cash settlement under the Plan. In addition to providing the flexibility to grant a greater number of restricted stock and other awards, as well as exchange rights and cash settlement awards relating to non-exchangeable PSUs, LPUs, and other limited partnership units, the increase is also appropriate in view of our significantly increased size since our acquisitions in 2011, 2012 and 2013, including the growth in the number of our brokers, other professionals and other employees; our emphasis on equity-based compensation for our directors, executive officers, and employees, including our brokers and other professionals; the number of restricted stock, stock options and RSUs that have been granted and continue to be outstanding under the Plan; and the fact that exchange rights for our outstanding founding partner units continue to be granted through Other Stock-Based Awards granted under the Plan.

As of March 31, 2014, 6.100 individuals were eligible to receive awards under the Equity Plan. As March 31, 2014, an aggregate of 132.6 million shares of our Class A common stock have been issued pursuant to the exercise or settlement of all awards granted under the Equity Plan since its inception, including shares issued and cash awards settled in connection with the exchange or cash settlement of limited partnership units awarded under the Participation Plan and founding partner units. In the aggregate, approximately 10.1 million shares are subject to presently outstanding awards.

Absent the proposed amendment to the Equity Plan to increase the number of shares of our Class A common stock reserved for issuance or cash settlement under the Plan to 300 million, as of March 31, 2014 the present limit would allow for the grant of future awards relating to 57.3 million additional shares. If the proposed amendment is approved by our stockholders, the aggregate number of shares that could be delivered or cash settled upon the exercise or settlement of future awards under the Plan would be 157.3 million shares.

Our Compensation Committee and Board of Directors have concluded that our ability to attract, retain and motivate top quality directors, officers, employees, and consultants is material to our success, and would be enhanced by our continued ability to grant awards under the Equity Plan, including restricted stock and other awards, as well as exchange rights and cash settlement awards related to limited partnership units awarded under the Participation Plan. Thus, we believe that our interests and those of our stockholders will be advanced if directors, officers, employees, and consultants can continue to be offered the opportunity to acquire or increase their proprietary interests in us. We, therefore, believe that the availability of more shares of our Class A common stock reserved for issuance or cash settlement under the Equity Plan will ensure that there will continue to be a sufficient number of shares with which to achieve our compensation strategy.

The Equity Plan, as proposed to be amended and restated, is set forth in Annex A to this Proxy Statement, and the following description of the Plan is only intended to be a summary of the key provisions as proposed to be amended and restated by this proposal. Such summary is qualified in its entirety by the actual text of the Equity Plan to which reference is made.

Description of the Equity Plan as Proposed to be Amended and Restated

The purpose of the Equity Plan is to provide a means for us to attract, retain, motivate and reward present and prospective directors, officers, employees and consultants by increasing their ownership interests in us. Under the Equity Plan, individual awards may take the form of: (i) stock options, including incentive stock options, which we refer to as “ISOs”; (ii) SARs; (iii) restricted stock, consisting of shares of our stock that are subject to restrictions on transferability and other possible restrictions, including forfeiture based upon the failure to satisfy employment-related or other restrictions; (iv) deferred stock, representing the right to receive shares of our stock in the future, such as RSUs; (v) bonus stock and awards in lieu of cash compensation, including in payment of bonuses under our Incentive Plan; (vi) dividend equivalents, consisting of a right to receive cash, other awards or other property equal in value to dividends paid with respect to a specified number of shares of our stock; or (vii) Other Stock-Based Awards, consisting of awards denominated or payable in, or the value of which is based in whole or in part upon the market or book value of, our Class A common stock, including in connection with BGC Holdings limited partnership units awarded under the Participation Plan and founding partners units that are exchangeable for shares of Class A common stock or cash settled. Dividend equivalents may be paid, distributed or accrued in connection with any award issued under the Equity Plan, including RSUs, whether or not vested. Awards granted under the Equity Plan are generally not assignable or transferable, except by the laws of descent and distribution, unless permitted by our Compensation Committee or its designee.

The Equity Plan is generally administered by our Compensation Committee, except that our Board of Directors will perform the Committee’s functions under the Plan for purposes of grants of awards to members of the Committee and, to the extent permitted under applicable law and regulation, may perform any other function of the Committee as well. The Compensation Committee has the authority, among other things, to: (i) select the present or prospective directors, officers, employees and consultants entitled to be granted awards under the Plan; (ii) determine the types of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of our Class A common stock or units or rights covered by an award; and (iv) determine the other terms and conditions of any award, including, without limitation, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof, including forfeiture of awards, or of the cash, shares, other awards or other property received in payment or settlement of awards, in the event of termination of employment or service of the participant or his or her violation of Company policies, restrictions, or other requirements. The grant price at which shares of our Class A common stock may be acquired pursuant to the grant of stock options and SARs under the Plan may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of our Class A common stock on such date. The Compensation Committee’s authority with respect to awards to employees who are not directors or executive officers may be and traditionally has been delegated to our officers or managers, including our Chief Executive Officer. This delegation may be revoked at any time.

Our present and prospective directors, officers, employees and consultants and those of our parent, subsidiaries and affiliates are eligible for awards under the Equity Plan. Since the selection of participants and their awards under the Plan are to be determined in the discretion of the Compensation Committee or its designee, such individuals and their awards are not presently determinable, other than with respect to automatic grants to non-employee directors, as discussed above, and the potential grant of exchange rights and cash settlement awards related to non-exchangeable PSUs, LPUs and other limited partnership units (for which exchange rights may be granted) awarded under the Participation Plan, including pursuant to the Committee’s special quarterly performance-based award opportunities and change in control agreements and provisions discussed above. As of April 21, 2014, the closing price of our Class A common stock on the NASDAQ was $7.17 per share.

The flexible terms of the Equity Plan are intended to, among other things, permit our Compensation Committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of an award if performance objectives are not met, or linking the grant, exercisability or settlement of an award to the achievement of performance conditions. The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based solely on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price; (vi) cash flow(s); (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria, consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets or goals relating to acquisitions or dispositions. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant. However, in connection with any goal that is based upon operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period as specified by the Committee.

As noted above, the maximum aggregate number of shares of our Class A common stock that may be delivered or cash settled pursuant to the exercise or settlement of all awards granted under the Equity Plan is proposed to be 300 million shares, subject to adjustment as described below. The annual per-person limit for awards under the Plan, including stock options and SARs, will remain at 15 million, also subject to adjustment as described below.

In the event that our Compensation Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other securities, stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock reserved and available for awards under the Equity Plan; (ii) the number and kind of shares of stock specified in the annual per-person limitations under the Plan; (iii) the number and kind of shares of outstanding restricted stock or other outstanding awards in connection with which shares have been issued; (iv) the number and kind of shares that may be issued in respect of other outstanding awards; and (v) the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, the Committee may make provision for a cash payment, including, without limitation, payment based upon the intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding award). In addition, the Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, awards (including, without limitation, cancellation of unexercised or outstanding awards, or substitution of awards using stock of a successor or other entity) in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence and events constituting a change in control) affecting us or our financial statements, or in response to changes in applicable law, regulation, or accounting principles.

Except as otherwise provided in individual award agreements, which need not be uniform, all conditions and restrictions relating to the continued performance of services with respect to the exercisability or full enjoyment of an award will accelerate or otherwise lapse immediately prior to a “change in control” (as defined in the Equity Plan). Upon the consummation of any transaction whereby we become a wholly owned subsidiary of any corporation, all stock options outstanding under the Equity Plan will terminate (after taking into account any accelerated vesting), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value, if any, of such options, as determined by the Compensation Committee, unless such other corporation continues or assumes the Equity Plan as it relates to options then outstanding (in which case such other corporation will be treated as us for all purposes under the Equity Plan, and the Compensation Committee shall make appropriate adjustment in the number and kind of shares of stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Equity Plan is not to be so assumed, we will notify participants at least ten days in advance of the consummation of such transaction.

As to any award granted as a stock option or SAR, the Equity Plan includes a restriction providing that the Compensation Committee may not, without prior stockholder approval to the extent required under applicable law, regulation, or exchange rule, subsequently reduce the exercise price or grant price relating to such award, or take such other actions as may be considered a “repricing” of such award under U.S. GAAP. Adjustments to the exercise or grant price or number of shares of our Class A common stock subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

We may not, in connection with any award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any participant who is our director or executive officer. With the consent of the Compensation Committee, and subject at all times to, and only to the extent, if any, permitted under applicable law and regulation and other binding obligations or provisions applicable to us, we may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a participant who is not our director or executive officer in connection with any award, including, without limitation, the payment by such participant of any or all federal, state or local income or other taxes due in connection with any award.

The Equity Plan is non-exclusive, and the Plan creates no limitations on our Board of Directors or Compensation Committee from adopting other compensatory arrangements. The Plan may be amended, altered, suspended, discontinued or terminated by our Board without stockholder approval unless such approval is required by law or regulation, including, without limitation, under the applicable rules of any stock exchange. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although our Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable. The Compensation Committee may waive any conditions or rights, or amend, alter, suspend, discontinue or terminate any award, under the Plan. No such change to the Plan or any award may, without the participant’s consent, materially impair the rights of the participant under an outstanding award except as provided in the Plan or applicable award agreement.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Equity Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

The grant of a stock option or SAR will create no tax consequences for the participant or us. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no tax deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable stock received. In each case, we will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of stock acquired upon the exercise of a stock option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such stock (or the exercise price of the option in the case of stock acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to us in connection with a disposition of stock acquired upon the exercise of an option or other award, except that we will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income) if stock acquired upon exercise of an ISO is disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the Equity Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of stock or other property received. We will generally be entitled to a tax deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the stock or other property rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or property, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the stock or property on which the participant previously paid tax. Such election must be made and filed with the Internal Revenue Service within 30 days after the receipt of the stock or other property.

As discussed above, in certain cases the federal income tax deduction to which we otherwise are entitled may be limited by application of Section 162(m) of the Code, which generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other most highly compensated named executive officers in excess of $1,000,000 in any year; however, compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap. We intend that stock options and SARs granted under the Plan at the fair market value of our Class A common stock on the date of grant will qualify as performance-based compensation. Stock units, performance units, stock awards, dividend equivalents, exchange rights and other awards granted under the Plan will qualify as performance-based compensation only when our Compensation Committee conditions the grant, exercise or settlement of such awards on the achievement of specified performance goals in accordance with the requirements of Section 162(m) of the Code and the Plan.

Under Section 409A of the Code, an award under the Equity Plan may be taxable to the participant at 20 percentage points above ordinary federal income tax rates at the time the award becomes vested, plus interest and penalties, even if that is prior to the delivery of cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Equity Plan provides that we have the right to require participants under the Plan to pay us an amount necessary for us to satisfy our federal, state, local and foreign tax withholding obligations with respect to such awards. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Compensation Committee or its designee determines otherwise, a participant may satisfy this withholding obligation by having shares acquired pursuant to the award withheld, or by transferring to us previously acquired shares of our Class A common stock.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of the Total Voting Power present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Fifth Amended and Restated BGC Partners, Inc. Long Term Incentive Plan.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE FIFTH AMENDED AND RESTATED BGC PARTNERS, INC. LONG TERM INCENTIVE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval and Ratification of Transactions with Related Persons

The general policy of our Company and our Audit Committee is that all material transactions with a related party, including transactions with Cantor, the relationship between us and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers (see “—Repurchases and Purchases”), are subject to prior review and approval by our Audit Committee, which will determine whether such transactions or proposals are fair and reasonable to our stockholders. In general, potential related party transactions are identified by our management and discussed with the Audit Committee at Audit Committee meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to the Audit Committee with respect to each issue under consideration and decisions are made by the Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Audit Committee requests further information and, from time to time, requests guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related party transactions are set forth in our Audit Committee Charter and Code of Business Conduct and Ethics, both of which are publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Info.”

Independence of Directors

Our Board of Directors has determined that each of Dr. Bell and Messrs. Curwood, Dalton, Moran and Weis qualifies as an “independent director” in accordance with the published listing requirements of the NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board were members.

The 2008 Merger and the Merger Agreement

The Merger

BGC Partners, Inc. was created as a result of the April 1, 2008 merger with eSpeed and the issuance of stock and limited partnership units in that transaction and the entry into a separation agreement setting forth the rights, obligations and liabilities of the parties related to the transferred businesses (the “Separation Agreement”).

License

We entered into a license agreement with Cantor on April 1, 2008 with respect to a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all software, technology and intellectual property in connection with the operation of Cantor’s business.

The license will not be transferable except to any purchaser of all or substantially all of the business or assets of Cantor or its subsidiaries or to any purchaser of a business, division or subsidiary of Cantor or its subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its subsidiaries (provided that (a) such purchaser agrees not to use the software, technology and intellectual property provided under the license to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange, (b) we are a third-party beneficiary of the transferee’s agreement in clause (a) above and (c) Cantor enforces its rights against the purchaser to the extent that it breaches its obligations under clause (a) above). Cantor has granted to us a non-exclusive, perpetual, irrevocable, worldwide, non-transferable and royalty-free license to all intellectual property used in connection with our business operations. The license is not transferable except to a purchaser of all or substantially all of our business or assets or business, division or subsidiaries pursuant to a bona fide acquisition of our line of business. Cantor also agreed that it will not use or grant any aspect of the license to create a fully electronic brokerage system that competes with our fully electronic systems for U.S. Treasuries and foreign exchange.

See also section entitled “—NASDAQ OMX Transaction.”

Corporate Governance Matters

Until six months after Cantor ceases to hold 5% of our voting power, transactions or arrangements between us and Cantor will be subject to prior approval by a majority of the members of our Board of Directors who have been found to qualify as “independent” in accordance with the published listing requirements of NASDAQ. See “—Potential Conflicts of Interest and Competition with Cantor.”

During the same timeframe, we and Cantor also agreed not to employ or engage any officer or employee of the other party without the other party’s written consent. However, either party may employ or engage any person who responds to a general solicitation for employment. Cantor may also hire any of our employees who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee, unless such hiring precludes us from maintaining and developing our intellectual property in a manner consistent with past practice. Cantor provides an updated list of such persons to us promptly as necessary.

Continuing Interests in Cantor

The founding partners and other limited partners of Cantor, including Messrs. Lutnick, Lynn, Merkel and Windeatt, received distribution rights in connection with the separation of the BGC businesses from Cantor prior to the merger (the “separation”). The distribution rights of founding partners, including Messrs. Lynn and Windeatt, entitled the holder to receive a fixed number of shares of the BGC Partners Class A common stock, with one-third of such shares distributable on each of the first, second and third anniversaries of the merger. The distribution rights of the retained partners in Cantor who did not become founding partners, including Messrs. Lutnick and Merkel, generally entitled the holder to receive a distribution of a fixed number of shares of BGC Partners common stock over a two or three year period following the merger, depending on the holding period of units in respect of which the distribution rights were received.

Cantor offered to retained partners the opportunity to elect to defer their receipt of such distribution rights shares and receive a distribution equivalent from Cantor rather than receiving an immediate distribution of such shares. Retained partners who elected to defer their right to receive such shares are entitled to receive their shares upon written notice to Cantor. Such shares will be delivered to such partners on such subsequent dates after receipt of such notice as shall be determined by Cantor in its administrative discretion, and Cantor shall have a right to defer such distributions for up to three months, although Cantor generally makes such distributions on a quarterly basis to such partners.

As of March 31, 2014, the aggregate number of remaining April 2008 distribution rights shares that Cantor is obligated to distribute to retained and founding partners is 14,579,732 shares of our Class A common stock.

Commissions; Market Data; Clearing

Cantor has the right to be a customer of ours and to pay the lowest commission paid by any other of our customers or our affiliates, whether by volume, dollar or other applicable measurement. However, this right will terminate upon the earlier of a change of control of Cantor and the last day of the calendar quarter during which Cantor represents one of our 15 largest customers in terms of transaction volume. Cantor also has an unlimited right to internally use market data from BGCantor Market Data without cost, but Cantor does not have the right to furnish such data to any third party.

During the three-year period following the closing of the separation, Cantor provided us with services that we determined were reasonably necessary in connection with the clearance, settlement and fulfillment of futures transactions by us. We received from Cantor all of the economic benefits and burdens associated with Cantor’s performance of such services. Although this arrangement with Cantor is continuing, we are using our commercially reasonable efforts to reduce and eliminate our need for such services from Cantor.

See also section entitled “—NASDAQ OMX Transaction.”

Reinvestments in the Opcos; Co-Investment Rights; Distributions to Holders of Our Common Stock

We are a holding company, and our businesses are operated through two operating partnerships, which we refer to as the “Opcos”: BGC U.S., which holds our U.S. businesses, and BGC Global, which holds our non-U.S. businesses. In order to maintain our economic interest in the Opcos, any net proceeds received by us from any subsequent issuances of our common stock other than upon exchange of BGC Holdings exchangeable limited partnership interests will be indirectly contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units that will equal the number of shares of our common stock issued.

In addition, we may elect to purchase from the Opcos an equal number of BGC U.S. units and BGC Global units through cash or non-cash consideration. In the future, from time to time, we also may use cash on hand and funds received from distributions from BGC U.S. and BGC Global to purchase shares of common stock or BGC Holdings exchangeable limited partnership interests.

In the event that we acquire any additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. or BGC Global, Cantor would have the right to cause BGC Holdings to acquire additional BGC U.S. limited partnership interests and BGC Global limited partnership interests from BGC U.S. and BGC Global, respectively, up to the number of BGC U.S. units and BGC Global units that would preserve Cantor’s relative indirect economic percentage interest in BGC U.S. and BGC Global compared to our interests immediately prior to the acquisition of such additional partnership units by us, and Cantor would acquire an equivalent number of additional BGC Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per BGC U.S. unit and BGC Global unit for any such BGC U.S. limited partnership interests and BGC Global limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per BGC U.S. unit and BGC Global unit. Any such BGC Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of BGC Holdings limited partnership interests to current or prospective working partners and executive officers of BGC Partners. Any net proceeds received by BGC Holdings for such issuances generally will be contributed to BGC U.S. and BGC Global in exchange for BGC U.S. limited partnership interests and BGC Global limited partnership interests consisting of a number of BGC U.S. units and BGC Global units equal to the number of BGC Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the BGC U.S. units and BGC Global units, including by us. Any BGC Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as BGC Holdings working partner interests and will generally receive distributions from BGC U.S. and BGC Global on an equal basis with all other limited partnership interests.

To the extent that any BGC U.S. units and BGC Global units are issued pursuant to the reinvestment and co-investment rights described above, an equal number of BGC U.S. units and BGC Global units will be issued. It is the non-binding intention of us, BGC U.S., BGC Global and BGC Holdings that the aggregate number of BGC U.S. units held by the BGC Holdings group at a given time divided by the aggregate number of BGC Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Holdings ratio,” and that the aggregate number of BGC U.S. units held by the BGC Partners group at a given time divided by the aggregate number of shares of our common stock issued and outstanding as of such time is at all times equal to one, which ratio is referred to in this proxy statement as the “BGC Partners ratio.” In furtherance of such non-binding intention, in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to us pursuant to voluntary reinvestment, immediately following such an issuance, we will generally declare a pro rata stock dividend to our stockholders, and in the event of any issuance of BGC U.S. limited partnership interests and BGC Global limited partnership interests to BGC Holdings pursuant to its co-investment rights, BGC Holdings will generally issue a pro rata unit distribution to its partners.

Amended and Restated BGC Holdings Limited Partnership Agreement

On March 31, 2008, the limited partnership agreement of BGC Holdings was amended and restated and was further amended as of March 1, 2009, August 3, 2009, March 12, 2010, August 6, 2010, December 31, 2010, March 15, 2011, September 9, 2011 , December 17, 2012 and November 6, 2013.

Management

BGC Holdings is managed by its general partner. We hold the BGC Holdings general partnership interest and the BGC Holdings special voting limited partnership interest, which entitles us to control BGC Holdings and to remove and appoint the general partner of BGC Holdings.

Under the BGC Holdings limited partnership agreement, we, as the BGC Holdings general partner, manage the business and affairs of BGC Holdings. However, Cantor’s consent is required for amendments to the BGC Holdings limited partnership agreement, to decrease distributions to BGC Holdings limited partners to less than 100% of net income received by BGC Holdings (other than with respect to selected extraordinary items as described above), to transfer any BGC U.S. or BGC Global partnership interests beneficially owned by BGC Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests, its right to purchase BGC Holdings founding partner interests and its right to exchange the BGC Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of BGC Holdings limited partnership interests by other limited partners and the issuance of additional BGC Holdings limited partnership interests outside of the Participation Plan. As described below under “—Exchanges,” BGC Holdings founding partner interests are only exchangeable if Cantor so determines.

Any working partner interests that are issued will not be exchangeable with us unless otherwise determined by us with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

As described below under “—Exchanges,” the employee-owned partnership interests will only be exchangeable for our Class A common stock in accordance with the terms and conditions of the grant of such interests, which terms and conditions will be determined by the BGC Holdings general partner with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The BGC Holdings limited partnership agreement also provides that BGC Holdings, in its capacity as the general partner of each of BGC U.S. and BGC Global, requires Cantor’s consent to amend the terms of the BGC U.S. or BGC Global limited partnership agreements or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or its rights to exchange the BGC Holdings exchangeable limited partnership interests. Founding/working partners and limited partnership unit holders do not have any voting rights with respect to their ownership of BGC Holdings limited partnership interests, other than limited consent rights concerning amendments to the terms of the BGC Holdings limited partnership agreement.

Classes of Interests in BGC Holdings

As of March 31, 2014, BGC Holdings had the following outstanding interests:

•	a general partnership interest, which is held indirectly by us;

•	BGC Holdings exchangeable limited partnership interests, which are held by Cantor;

•	BGC Holdings founding partner interests, which are limited partnership interests held by founding partners;

•	BGC Holdings REU and AREU interests, which are limited partnership interests held by REU and AREU partners;

•	a special voting limited partnership interest, which is held by us and which entitles us to remove and appoint the general partner of BGC Holdings;

•	BGC Holdings working partner interests held by working partners;

•	BGC Holdings RPU and ARPU interests, which are types of working partner interests held by RPU and ARPU partners;

•	BGC Holdings PSI, PSE, APSI, PSU, APSU and LPU interests, which are types of working partner interests held by PSI, PSE, APSI, PSU, APSU and LPU partners; and

•	Preferred Units (defined below), which are types of working partner interests that may be awarded to holders of other grants.

REU, AREU, RPU, ARPU, PSI, APSI, PSU, APSU, PSE and LPU and Preferred Unit interests are collectively referred to as “limited partnership units.”

In February 2009, BGC Holdings was authorized to create a separate class of working partner units called RPUs in an amendment to the limited partnership agreement, which was further amended in October 2009. The RPUs have similar features to existing REU interests except that they provide for a minimum distribution of $0.005 per quarter. The RPUs also provide that if BGC Holdings were to be dissolved, the obligation to provide post-termination payments to terminated partners holding RPUs is cancelled. The 15% cap on distributions which had been a feature of the RPUs was also eliminated. Further amendments to the limited partnership agreement of BGC Holdings were also authorized to amend future and existing classes of partnership interests to create separate classes.

In March 2010, the Amended and Restated BGC Holdings, L.P. limited partnership agreement was further amended by its general partner and Cantor to create two new types of working partner units, PSUs and PSIs. PSUs and PSIs are identical to REUs and RPUs, respectively, except that they have no associated post-termination payments. These new units are used by us for compensatory grants, compensation modifications, redemptions of partnership interests and other purposes.

On August 6, 2010, the BGC Holdings limited partnership agreement was amended to revise the definition of the “Cantor Group” to mean Cantor and its subsidiaries (other than BGC Holdings and its subsidiaries or any member of the BGC Partners Group (as defined in the BGC Holdings limited partnership agreement)), Mr. Lutnick and/or any of his immediate family members as so designated by Mr. Lutnick and any trusts or other entities controlled Mr. Lutnick. In addition, in the event that BGC Holdings redeems any of its outstanding units, the Audit Committee of the Board of Directors of the Company on August 6, 2010 authorized management to sell to the new members of the Cantor Group exchangeable units equal in number to such redeemed units at a price per exchangeable unit to be determined based on the average daily or monthly closing price of the Class A common stock.

On December 31, 2010, the BGC Holdings limited partnership agreement was further amended to make certain changes to the definitions of bankruptcy and termination under the agreement in accordance with applicable law. In February 2011, the Audit Committee further authorized management to amend the BGC Holdings limited partnership agreement to provide for the creation of new partnership units similar to existing REUs, RPUs, PSUs, PSIs and LPUs which would contain a provision eliminating allocations and distributions on such units until particular conditions are met.

On March 15, 2011, the BGC Holdings limited partnership agreement was amended pursuant to the Sixth Amendment to provide that (i) where either current, terminating, or terminated partners are permitted by the Company to exchange any portion of their founding partner units and Cantor consents to such exchangeability, the Company shall offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in BGC Holdings at the price that Cantor would have paid for the founding partner units had the Company redeemed them; and (ii) the exchangeable limited partnership interests to be offered to Cantor pursuant to (i) would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

On September 9, 2011, the BGC Holdings limited partnership agreement was further amended effective April 1, 2011 principally to create new classes of partnership units in order to provide flexibility to the Company and the partnership in using units in connection with compensation arrangements and acquisitions. This amendment created five new classes of units in BGC Holdings, all of which are considered working partner units. Four new units, AREUs, ARPUs, APSUs, and APSIs, are identical in all respects to existing REUs, RPUs, PSUs and PSIs, respectively, for all purposes under the partnership agreement, except that (i) until any related distribution conditions specified in the applicable award agreement are met, if ever, only net losses shall be allocable with respect to such units; and (ii) no distributions shall be made until such distribution conditions are met. The other new unit, the PSE, is identical in all respects to existing PSUs for all purposes under the partnership agreement, except that (x) PSEs shall require minimum distributions of no less than $0.015 per fiscal quarter; and (y) such distributions may be delayed for up to four quarters in the discretion of the General Partner.

On December 17, 2012, the BGC Holdings limited partnership agreement was further amended to create a new class of limited partnership unit, the LPU, which shall be considered a working partner unit and which will be granted only to members of BGC Services (Holdings) LLP, and is otherwise identical to an existing PSU.

On November 6, 2013, the BGC Holdings limited partnership agreement was further amended effective July 1, 2013 principally to facilitate new partnership compensation and other corporate purposes. This amendment created new preferred partnership units (“Preferred Units”), which are working partner units that may be awarded to holders of, or contemporaneous with the grant of, PSUs, PSIs, PSEs, LPUs, APSUs, APSIs, APSEs, REUs, RPUs, AREUs, and ARPUs. These new Preferred Units carry the same name as the underlying unit, with the insertion of an additional “P” to designate them as Preferred Units. Such Preferred Units may not be made exchangeable into our Class A common stock and accordingly will not be included in the fully diluted share count. Each quarter, the net profits of BGC Holdings will be allocated to such Units at a rate of either .06875% (which is 2.57% per calendar year) of the allocation amount assigned to them based on their award price, or such other amount as set forth in the award documentation (the “Preferred Distribution”), before calculation and distribution of the quarterly partnership distribution for the remaining partnership units. The Preferred Units are not entitled to participate in partnership distributions other than with respect to the Preferred Distribution.

For a description of the exchange rights and obligations, see “—Exchanges.” No BGC Holdings founding partner interests will be issued after the merger. The BGC Holdings founding/working partner interests held by founding/working partners are designated in various classes, reflecting in general the terms of classes of units that the founding partners previously held in Cantor. See “—Distributions—Classes of Founding/Working Partner Interests.”

The aggregate number of authorized BGC Holdings units is 600 million, and in the event that the total number of authorized BGC U.S. units under the BGC U.S. limited partnership agreement is increased or decreased after March 31, 2008, the total number of authorized BGC Holdings units will be correspondingly increased or decreased by the same number by the general partner so that the number of authorized BGC Holdings units equals the number of authorized BGC U.S. units.

Any authorized but unissued BGC Holdings units may be issued:

•	pursuant to the contribution and the separation;

•	to Cantor and members of the Cantor group, in connection with a reinvestment in BGC Holdings;

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with respect to BGC Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee or partner thereof, in each case as directed by a BGC Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with BGC Holdings or its subsidiaries);

•	as otherwise agreed by us, as general partner, and a BGC Holdings exchangeable limited partner interest majority in interest;

•	pursuant to the Participation Plan (as described in “—BGC Holdings Participation Plan”);

•	to any then-current founding/working partner or limited partnership unit holder pursuant to the BGC Holdings limited partnership agreement;

•	to any BGC Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest; and

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to Cantor in the event of a termination or bankruptcy of a founding/working partner or limited partnership unit holder or the redemption of a founding/working partner interest or limited partnership unit pursuant to the BGC Holdings limited partnership agreement or pursuant to the Sixth Amendment to such limited partnership agreement.

Exchanges

The BGC Holdings limited partnership interests held by Cantor are generally exchangeable with us for Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Class B common stock, Class A common stock) on a one-for-one basis (subject to customary anti-dilution adjustments).

The BGC Holdings limited partnership interests that Cantor transferred to founding partners in connection with the redemption of their current limited partnership interests in Cantor at the time of the separation are not exchangeable with us unless (1) Cantor reacquires such interests from BGC Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with BGC Partners for Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for Class A common stock, generally on a one-for-one basis (subject to customary anti-dilution adjustments), on terms and conditions to be determined by Cantor, provided that the terms and conditions of such exchange cannot in any way diminish or adversely affect our rights or rights of our subsidiaries (it being understood that an obligation by BGC Partners to deliver shares of Class A common stock upon exchange will not be deemed to diminish or adversely affect the rights of us or our subsidiaries) (which exchange of certain interests Cantor expects to permit from time to time). Once a BGC Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged for our Class A common stock upon termination or bankruptcy of such partner or upon redemption by BGC Holdings.

In particular, the BGC Holdings founding partner interests that Cantor provided are exchangeable with us for our Class A common stock on a one-for-one basis (subject to customary anti-dilution adjustments from time to time), in accordance with the terms of the BGC Holdings limited partnership agreement twenty percent (20%) of the BGC Holdings founding partner interests held by each founding partner became exchangeable upon the closing of the merger, with one-third of the shares receivable by such BGC Holdings founding partner upon a full exchange becoming saleable on each of the first, second and third anniversaries of the closing of the merger (subject to acceleration), subject to applicable law.

Further, the Company provides exchangeability for partnership units under other circumstances in connection with compensation, acquisitions and investments, including as follows:

•	In connection with the issuance of the BGC Holdings Notes (as hereinafter defined) and the 8.75% Convertible Notes (as hereinafter defined). See “—“8.75% Convertible Senior Notes due 2015.”

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The granting of exchangeability of certain BGC Holdings units into shares of our Class A common stock in connection with (i) our partnership redemption, compensation and restructuring programs, (ii) other incentive compensation arrangements, and (iii) business combination transactions.

BGC Holdings Exchangeable Limited Partnership Interests

Any working partner interests that are issued will not be exchangeable with us unless we otherwise determine with the written consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the BGC Holdings limited partnership agreement.

The limited partnership units will only be exchangeable for Class A common stock in accordance with the terms and conditions of the grant of such limited partnership units, which terms and conditions will be determined in our sole discretion, as the general partner of BGC Holdings, with the written consent of the BGC Holdings exchangeable limited partnership interest majority in interest with respect to the grant of any exchange right, in accordance with the terms of the BGC Holdings limited partnership agreement.

The one-for-one exchange ratio between BGC Holdings units and Class B common stock and Class A common stock will not be adjusted to the extent that we have made a dividend, subdivision, combination, distribution or issuance to maintain the BGC Partners ratio pursuant to a reinvestment by BGC Partners or its subsidiaries pursuant to its reinvestment right.

Upon our receipt of any BGC Holdings exchangeable limited partnership interest or BGC Holdings founding partner interest, or BGC Holdings limited partnership unit that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a BGC Holdings regular limited partnership interest, will have all rights and obligations of a holder of BGC Holdings regular limited partnership interests and will cease to be designated as a BGC Holdings exchangeable interest or BGC Holdings founding partner interest, BGC Holdings REU interest or BGC Holdings working partner interest that is exchangeable, and will not be exchangeable.

With each exchange, our indirect interest in BGC U.S. and BGC Global will proportionately increase, because immediately following an exchange, BGC Holdings will redeem the BGC Holdings unit so acquired for the BGC U.S. limited partnership interest and the BGC Global limited partnership interest underlying such BGC Holdings unit. The acquired BGC U.S. limited partnership interest and BGC Global limited partnership interest will be appropriately adjusted to reflect the impact of certain litigation matters and the intention of the parties to the BGC Holdings limited partnership agreement for BGC Holdings (and not BGC Partners) to realize the economic benefits and burdens of such potential claims.

In addition, upon a transfer of a BGC Holdings exchangeable limited partnership interest that is not permitted by the BGC Holdings limited partnership agreement (see “—Transfers of Interests”), such interest will cease to be designated as a BGC Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the BGC Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partnership units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partnership units and founding partner units then outstanding represented by the units so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partnership units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the units so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a BGC Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the BGC Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such BGC Holdings units.

We agreed to reserve, out of our authorized but unissued BGC Partners Class B common stock and BGC Partners Class A common stock, a sufficient number of shares of BGC Partners Class B common stock and BGC Partners Class A common stock solely to effect the exchange of all then outstanding BGC Holdings exchangeable limited partnership interests, the BGC Holdings founding/working partner interests, if exchangeable, and BGC Holdings limited partnership units, if exchangeable, into shares of BGC Partners Class B common stock or BGC Partners Class A common stock pursuant to the exchanges (subject, in the case of BGC Partners Class B common stock, to the maximum number of shares authorized but unissued under BGC Partners’ certificate of incorporation as then in effect) and a sufficient number of shares of BGC Partners Class A common stock to effect the exchange of shares of BGC Partners Class B common stock issued or issuable in respect of exchangeable BGC Holdings limited partnership interests. We have agreed that all shares of BGC Partners Class B common stock and BGC Partners Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from pre-emptive rights and free of any encumbrances.

Partnership Enhancement Program

During March 2010, we began a global partnership redemption and compensation restructuring program to enhance our employment arrangements by leveraging our unique partnership structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. Also as part of this program, we redeemed limited partnership interests for cash and/or other units and granted exchangeability to certain units. At the same time, we sold shares of Class A common stock under our controlled equity offering. In connection with the global partnership redemption and compensation program, we granted exchangeability on 9.8 million limited partnership units for the twelve months ended December 31, 2013. In addition, during the twelve months ended December 31, 2013, as part of our redemption and compensation program, we redeemed approximately 10.4 million limited partnership units at an average price of $5.03 per unit and approximately 1.4 million founding partner units at an average price of $4.48 per unit. In connection with this program, Cantor agreed to grant exchangeability on certain founding partner units. Also in connection with this program, we granted exchangeability on 1.9 million limited partnership units for the three months ended March 31, 2014. In addition, during the three months ended March 31, 2014, as part of this program, we redeemed approximately 2.3 million limited partnership units at an average price of $6.14 per share and approximately 0.1 million founding partner units at an average price of $6.75 per share.

Distributions

General

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which would be allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group as described in “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global.” The profit and loss of BGC Holdings are generally allocated based on the total number of BGC Holdings units outstanding, other than the impact of certain litigation matters, which will be allocated to the BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or limited partnership unit holders. The minimum distribution for each RPU interest is $0.005 per quarter.

BGC Holdings distributes to holders of the BGC Holdings limited partnership interests (subject to the allocation of certain litigation matters, to BGC Holdings partners who are members of the Cantor group, or who are founding/working partners or who are limited partnership unit holders (and not to us)):

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with respect to partners who are members of the Cantor group and the founding/working partners, on or prior to each estimated tax due date (the 15th day of each April, June, September and December in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter; and

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as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC Holdings limited partnership agreement, over (b) the amount of any prior distributions to such partner.

Pursuant to the terms of the BGC Holdings limited partnership agreement, distributions by BGC Holdings to its partners may not be decreased below 100% of net income received by BGC Holdings from BGC U.S. and BGC Global (other than with respect to selected extraordinary items with respect to founding/working partners or limited partnership unit holders, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest). The BGC Holdings general partner, with the consent of Cantor, as the holder of the BGC Holdings exchangeable limited partnership interest majority in interest, may direct BGC Holdings to distribute all or part of any amount distributable to a founding/working partner or a limited partnership unit holder in the form of a distribution of publicly traded shares, including shares of any capital stock of any other entity if such shares are listed on any national securities exchange or included for quotation in any quotation system in the United States, which we refer to as “publicly traded shares,” or in other property.

In addition, the BGC Holdings general partner, with the consent of Cantor, as holder of a majority of the BGC Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct BGC Holdings, upon a founding/working partner’s or a limited partnership unit holder’s death, retirement, withdrawal from BGC Holdings or other full or partial redemption of BGC Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that the BGC Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its BGC Holdings units, such partner’s length of service, responsibilities and contributions to BGC Holdings and/or other factors deemed to be relevant by the BGC Holdings general partner. Any such distribution of publicly traded shares or other property to a partner as described in the prior sentence will result in a net reduction in such partner’s capital account and adjusted capital account, unless otherwise determined by the BGC Holdings general partner in its sole and absolute discretion, provided that any gain recognized as a result of such distribution will not affect such partner’s adjusted capital account, unless otherwise determined by both the BGC Holdings general partner and Cantor.

The BGC Holdings limited partnership agreement, however, provides that any and all items of income, gain, loss or deduction resulting from certain specified items allocated entirely to the capital accounts of the limited partnership interests in BGC U.S. and BGC Global held by BGC Holdings will be allocated entirely to the capital accounts of BGC Holdings limited partnership interests held by its founding/working partners, its limited partnership unit holders and Cantor as described below under “—Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global—Distributions.” In addition, in the discretion of the BGC Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the limited partnership unit holders and distributed over time subject to the satisfaction of conditions set by us, as the general partner of BGC Holdings, such as continued service to us. See “—Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Interests.” These distributions that may be withheld relate to income items from non-recurring events, including, without limitation, items that would be considered “extraordinary items” under U.S. GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to BGC Holdings) attributable to extraordinary events affecting BGC Holdings (such events may include, unless otherwise determined by the BGC Holdings general partner, any disposition, directly or indirectly (including deemed sales), of capital stock of any affiliate owned by BGC Holdings, whether or not recurring in nature). The BGC Holdings general partner may also deduct from these withheld amounts all or a portion of any extraordinary expenditures from non-recurring events that it determines are to be treated as extraordinary expenditures, including, without limitation, any distribution or other payment (including a redemption payment) to a BGC Holdings partner, the purchase price or other cost of acquiring any asset, any other non-recurring expenditure of BGC Holdings, items that would be considered “extraordinary items” under U.S. GAAP, and expenses, damages or costs attributable to extraordinary events affecting BGC Holdings (including actual, pending or threatened litigation). Any amounts that are withheld from distribution and forfeited by the founding/working partners and the limited partnership unit holders with respect to such extraordinary transactions will be distributed to Cantor in respect of the BGC Holdings limited partnership interests held by Cantor.

No partner may charge or encumber its BGC Holdings limited partnership interest or otherwise subject such interest to any encumbrance, except those created by the BGC Holdings limited partnership agreement. However, a BGC Holdings exchangeable limited partner may encumber its BGC Holdings exchangeable limited partnership interest in connection with any bona fide bank financing transaction.

Classes of Founding/Working Partner Interests and Limited Partnership Units

Founding/working partners currently hold five classes of BGC Holdings units underlying such partner’s BGC Holdings founding partner interests and BGC Holdings working partner interests, respectively: High Distribution, High Distribution II, High Distribution III, High Distribution IV, and Grant. In addition, there are separate classes of working partner interests called RPUs, PSUs, and PSIs and there are limited partnership units called REUs. In addition, effective April 1, 2011, five new units were created. AREUs, ARPUs, APSUs and

APSI are identical in all respects to existing REUs, RPUs, PSU and PSI, respectively, except that (i) until any related distribution conditions specified in the applicable award agreement are met, if ever, only net losses shall be allocable with respect to such units; and (ii) no distributions shall be made until such distribution conditions are met. The other new unit created in 2011, the PSE, is identical in all respects to existing PSUs, except that (x) PSEs shall require minimum distributions of no less than $0.015 per fiscal quarter; and (y) such distributions may be delayed for up to four quarters in the discretion of the General Partner. Further, effective December 17, 2012, a new unit was created, the LPU, which is identical in all respects to the existing PSU, except that the LPU shall be available for issuance only to members of a certain U.K. limited liability partnership. In addition, on November 6, 2013, the Preferred Units were created as discussed above.

The term “limited partnership units” is generally used to refer to REUs, AREUs, RPUs, ARPUs, PSUs, APSUs, PSIs, APSIs, PSEs and LPUs, or the Preferred Unit equivalents of such limited partnership units as described above.

In general, the rights and obligations of founding/working partners with respect to their BGC Holdings units are similar, but not identical, to the rights and obligations of the founding partners, as limited partners in Cantor with respect to their Cantor units. See “Risk Factors—Risks Related to our Business.” Each class of BGC Holdings units held by founding/working partners generally entitles the holder to receive a pro rata share of the distributions of income received by BGC Holdings. See “—Distributions.” High Distribution II and High Distribution III units differ from High Distribution units, however, in that holders of High Distribution II and High Distribution III units paid at their original issuance, or the original issuance of their predecessor interests in Cantor, only a portion (generally approximately 20% in the case of High Distribution II Units and 14.3% in the case of High Distribution III Units) of the amount that would have been paid by a holder of a High Distribution unit as of that date, with the remaining amount (increased by a stated rate), which we refer to as a “HD II Account Obligation” or “HD III Account Obligation,” as applicable, paid, on a stated schedule (generally four years in the case of High Distribution II units and seven years in the case of High Distribution III units). With respect to High Distribution II Units and High Distribution III Units issued in redemption of similar units in Cantor, the applicable HD II Account Obligation or HD III Account Obligation will be paid to Cantor rather than to BGC Holdings. High Distribution IV units differ from High Distribution units in that holders of High Distribution IV units are entitled to receive an additional payment following redemption, as described in “—Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Units.” Grant Units and Matching Grant Units differ from the other classes of BGC Holdings units in the calculation and the compensatory tax treatment of amounts payable upon redemption of such units.

With respect to the limited partnership units, each grant of REUs or AREUs will have associated with it an “REU post-termination amount” or an “AREU post-termination amount” which represents an amount payable to the REU or AREU holder upon redemption of such units. A partner’s entitlement to the REU or AREU post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the REU or AREU post-termination amount, BGC Holdings may cause the REUs or AREUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio.

The value of such shares may be more or less than the applicable post-termination amount. These payments of cash and/or shares are conditioned on the former REU or AREU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs or AREUs. From time to time, the terms of specific grants of REUs or AREUs will vary, which variations may include limitations on the income or distributions and may also provide for exchangeability at an identified time or upon the occurrence of certain conditions. RPUs and APSUs have similar features to existing REU and AREU interests except that (i) they provide for a minimum distribution of $0.005 per quarter and (ii) they provide that if BGC Holdings were to be dissolved, the obligation to provide Post-Termination Payments to terminated partners holding RPUs or ARPUs is cancelled. PSUs, APSUs, PSIs, PSEs and APSIs are similar to REUs, AREUs, RPUs and ARPUs, respectively, except that they do not have post-termination payments. Preferred Units are entitled solely to the Preferred Distribution and, similarly, do not have post-termination payments.

Partner Obligations

Each of the founding/working partners and each of the limited partnership unit holders are subject to certain partner obligations, which we refer to as “partner obligations.” The partner obligations constitute an undertaking by each of the founding/working partners and each of the limited partnership unit holders that they have a duty of loyalty to BGC Holdings and that, during the period from the date on which a person first becomes a partner through the applicable specified period following the date on which such partner ceases, for any reason, to be a partner, not to, directly or indirectly (including by or through an affiliate):

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breach a founding/working partner’s or limited partnership unit holder’s, as the case may be, duty of loyalty to BGC Holdings, through the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or limited partnership unit holder;

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engage in any activity of the nature set forth in clause (1) of the definition of the competitive activity (as defined below) through the two-year period following the date on which such partner ceases for any reason to be a founding/working partner or limited partnership unit holder;

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engage in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity (as defined below) or take any action that results directly or indirectly in revenues or other benefit for that founding/working partner or limited partnership unit holder or any third party that is or could be considered to be engaged in any activity of the nature set forth in clauses (2) through (5) of the definition of competitive activity, except as otherwise agreed to in writing by BGC Holdings general partner, in its sole and absolute discretion, for the one-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or limited partnership unit holder;

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make or participate in the making of (including through the applicable partner’s or any of his, her or its affiliates, respective agents or representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding BGC Partners or the senior executive officers of BGC Partners or are otherwise contrary to the interests of BGC Partners as determined by the BGC Holdings general partner in its sole and absolute discretion, for the four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be;

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except as permitted with respect to corporate opportunities and fiduciary duties in the BGC Holdings limited partnership agreement (see “—Corporate Opportunity; Fiduciary Duty”) take advantage of, or provide another person with the opportunity to take advantage of, a BGC Partners “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation) including opportunities related to intellectual property, which for this purpose requires granting BGC Partners a right of first refusal to acquire any assets, stock or other ownership interest in a business being sold by any partner or affiliate of such partner if an investment in such business would constitute a “corporate opportunity” (as such term would apply to BGC Holdings if it were a corporation), that has not been presented to and rejected by BGC Partners or that BGC Partners rejects but reserves for possible further action by BGC Partners in writing, unless otherwise consented to by BGC Holdings general partner in writing in its sole and absolute discretion, for a four-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be; or

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otherwise take any action to harm, that harms or that reasonably could be expected to harm, BGC Partners for a four-year period following the date on which a founding/working partner or a limited partnership unit holder, as the case may be, ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be, including any breach of its confidentiality obligations.

A founding/working partner or limited partnership unit holder is considered to have engaged in a “competitive activity” if such partner (including by or through his, her or its affiliates), during the applicable restricted period, which we collectively refer to as the “competitive activities”:

(1)	directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee or consultant of Cantor, BGC Partners or any member of the Cantor group or affiliated entity to terminate their employment or other business arrangements with Cantor, BGC Partners or any member of the Cantor group or affiliated entity, or to engage in any competing business (as defined below) or hires, employs, engages (including as a consultant or partner) or otherwise enters into a competing business with any such person;

(2)	solicits any of the customers of Cantor, BGC Partners or any member of the Cantor group or affiliated entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, BGC Partners or any member of the Cantor group or affiliated entity;

(3)	does business with any person who was a customer of Cantor, BGC Partners or any member of the Cantor group or affiliated entity during the 12-month period prior to such partner becoming a terminated or bankrupt partner if such business would constitute a competing business;

(4)	directly or indirectly engages in, represents in any way, or is connected with, any competing business, directly competing with the business of Cantor, BGC Partners or any member of the Cantor group or affiliated entity, whether such engagement will be as an officer, director, owner, employee, partner, consultant, affiliate or other participant in any competing business; or

(5)	assists others in engaging in any competing business in the manner described in the foregoing clause (4).

“Competing business” means an activity that (a) involves the development and operations of electronic trading systems, (b) involves the conduct of the wholesale or institutional brokerage business, (c) consists of marketing, manipulating or distributing financial price information of a type supplied by Cantor, BGC Partners, or any member of the Cantor group or affiliated entity to information distribution services or (d) competes with any other business conducted by Cantor, BGC Partners, any member of the Cantor group or affiliated entity if such business was first engaged in by Cantor or BGC Partners took substantial steps in anticipation of commencing such business and prior to the date on which such founding/working partner or limited partnership unit holder, as the case may be, ceases to be a founding/working partner or limited partnership unit holder, as the case may be.

Notwithstanding anything to the contrary, and unless Cantor determines otherwise, none of such partner obligations apply to any founding/working partner or limited partnership unit holder that is also a Cantor company or any of its affiliates or any partner or member of a Cantor company or any of its affiliates. Such partners are exempt from these partner obligations.

The determination of whether a founding/working partner or limited partnership unit holder has breached his or her partner obligations will be made in good faith by the BGC Holdings general partner in its sole and absolute discretion, which determination will be final and binding. If a founding/working partner or a limited partnership unit holder breaches his, her or its partner obligations, then, in addition to any other rights or remedies that the BGC Holdings general partner may have, and unless otherwise determined by the BGC Holdings general partner in its sole and absolute discretion, BGC Holdings will redeem all of the units held by such partner for a redemption price equal to their base amount, and such partner will have no right to receive any further distributions, or payments of cash, stock or property, to which such partner otherwise might be entitled.

Any founding/working partner or limited partnership unit holder, as the case may be, that breaches his or her partner obligations is required to indemnify BGC Holdings for and pay any resulting attorneys’ fees and expenses, as well as any and all damages resulting from such breach. In addition, upon breach of the BGC Holdings limited partnership agreement by or the termination or bankruptcy of a founding/working or a limited partnership unit holder, as the case may be, that is subject to the partner obligations, or if any such partner owes any amount to BGC Holdings or to any affiliated entity or fails to pay any amount to any other person with respect to which amount BGC Holdings or any affiliated entity is a guarantor or surety or is similarly liable (in each case whether or not such amount is then due and payable), BGC Holdings has the right to set off the amount that such partner owes to BGC Holdings or any affiliated entity or any such other person under any agreement or otherwise and the amount of any cost or expense incurred or projected to be incurred by BGC Holdings in connection with such breach, such termination or bankruptcy or such indebtedness (including attorneys’ fees and expenses and any diminution in value of any BGC Holdings assets and including in each case both monetary obligations and the fair market value of any non-cash item and amounts not yet due or incurred) against any amounts that it owes to such partner under the BGC Holdings limited partnership agreement or otherwise, or to reduce the capital account, the base amount and/or the distributions (quarterly or otherwise) of such partner by any such amount.

A founding/working partner or a limited partnership unit holder, as the case may be, will become a terminated partner upon (a) the actual termination of the employment of such partner, so that such partner is no longer an of BGC U.S., BGC Global or any affiliated entity, with or without cause by the employer, by such partner or by reason of death, (b) the termination by the BGC Holdings general partner, which may occur without the termination of a partner’s employment, of such partner’s status as a partner by reason of a determination by the BGC Holdings general partner that such partner has breached the BGC Holdings limited partnership agreement or that such partner has ceased to provide substantial services to BGC Holdings or any affiliated entity, even if such cessation is at the direction of BGC Holdings or any affiliated entity or (c) ceasing to be a partner for any reason. With respect to a corporate or other entity partner, such partner will also be considered terminated upon the termination of the beneficial owner, grantor, beneficiary or trustee of such partner.

A founding/working partner or a limited partnership unit holder, as the case may be, will become a bankrupt partner upon (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) the adjudication of such partner as bankrupt or insolvent, or the entry against such partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such partner of a petition or answer seeking for himself, herself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, (e) the filing by such partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature or (f) the appointment of or seeking of the appointment of (in each case by any person) a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such founding/working partner. With respect to a corporate founding/working partner, bankruptcy will also include the occurrence of any of the foregoing events with respect to the beneficial owner of the majority of the stock of such partner. Notwithstanding the foregoing, no event constitutes a bankruptcy of a founding/working partner or limited partnership unit holder, as the case may be, unless the BGC Holdings general partner so determines in its sole and absolute discretion.

Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Units

Unlike the BGC Holdings limited partnership interests held by Cantor, the classes of BGC Holdings limited partnership interests held by founding partners, working partners and limited partnership unit holders (in each case, to the extent such interests have not become exchangeable) are subject to purchase and redemption by BGC Holdings in the following circumstances (subject to Cantor’s right to purchase such interests from BGC Holdings as described in “—Cantor’s Right to Purchase Redeemed Interests”):

•	except as otherwise agreed to by each of the BGC Holdings general partner, the BGC Holdings exchangeable limited partners (by a majority in interest of the BGC Holdings exchangeable limited partnership interests) and the applicable founding partner, upon any termination or bankruptcy of a founding partner (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such founding partner that is a corporation or other entity), BGC Holdings will purchase and redeem from such founding partner or his, her or its representative, and such founding partner or his, her or its representative will sell to BGC Holdings, all of the founding partner interests held by such founding partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such founding partner interests to another partner); and

•

except as otherwise agreed to by each of the BGC Holdings general partner and the applicable working partner or limited partnership unit holder, as the case may be, upon (1) any termination or bankruptcy of a working partner or limited partnership unit holder, as the case may be (or the termination or bankruptcy of the beneficial owner of the stock or other ownership interest of any such working partner or limited partnership unit holder that is a corporation or other entity) or (2) an election of the BGC Holdings general partner for any reason or for no reason whatsoever, BGC Holdings will purchase and redeem from such working partner or his, her or its representative, and such working partner or his, her or its representative will sell such REUs to BGC Holdings, all of the working partner interests held by such working partner (and, with the consent of the BGC Holdings general partner and Cantor, BGC Holdings may assign its right to purchase such partner interests to another partner).

Founding/working partner interests or REU or RPU interests, as the case may be, will be redeemed at a pre-determined formula redemption price. The redemption price for a BGC Holdings founding/working partner interest or limited partnership unit holder interest, as the case may be, generally reflects the purchase price paid by such partner for his or her interest, adjusted to reflect such partner’s share of changes in the book value of BGC Holdings. For purposes of determining the redemption price, the book value is determined in accordance with the BGC Holdings limited partnership agreement, which in general does not take into account goodwill or going concern value. In the circumstances described above, BGC Holdings limited partnership interests held by founding partners, working partners and limited partnership unit holders that have become exchangeable will be automatically exchanged for BGC Partners Class A common stock.

Each grant of REUs or RPUs will have associated with it a “post-termination amount,” which represents an amount payable to the REU or RPU holder upon redemption of such units. A partner’s entitlement to the post-termination amount will vest ratably over three years or according to such schedule as determined by BGC Holdings at the time of grant. In lieu of paying all or a portion of the post-termination amount, BGC Holdings may cause the REUs or RPUs held by a redeemed partner to be automatically exchanged for shares of BGC Partners Class A common stock at the applicable exchange ratio. The value of such shares may be more or less than the applicable post-termination amount. These post-termination payments are conditioned on the former REU or RPU holder not violating his or her partner obligations or engaging in any competitive activity prior to the date such payments are made, and are subject to reduction if any losses are allocated to such REUs or RPUs.

The aggregate redemption price for a founding partner interest is generally equal to the adjusted capital account of such interest.

In general, with respect to founding partner interests, working partner interests or limited partnership unit holder interests that have not become exchangeable and that are held by terminated or bankrupt founding/working partners or terminated or bankrupt limited partnership unit holders, as the case may be, a portion of the redemption price, which we refer to as the “base amount,” is to be paid within 90 days of redemption, with the remainder of the redemption price paid on each of the following four anniversaries. The base amount of BGC Holdings founding/working partner interests and BGC Holdings REU and RPU interests designated as Grant Units, High Distribution III Units and High Distribution IV Units will each at all times be zero. The base amount is calculated pursuant to a formula, and it reflects a larger percentage of the total redemption price for working partners who have been partners for a longer period in BGC Holdings. The portion of the redemption price that is to be paid to a terminated or bankrupt founding/working partner or terminated or bankrupt REU or RPU partner, as the case may be, on each of the four anniversaries following a redemption is conditioned on such partner not having engaged in a competitive activity or violated his or her partner obligations.

The general partner of BGC Holdings may also withhold each founding/working partner or limited partner unit holder’s, as the case may be, share of distributions attributable to income and loss with respect to selected extraordinary transactions, such as the disposition directly or indirectly of partnership assets outside the ordinary course of business. With respect to terminated or bankrupt founding/working partners or terminated or bankrupt REU or RPU interests, as the case may be, such partner whose limited partnership interests in BGC Holdings are redeemed will receive payments reflecting these extraordinary items only to the extent that such partner’s right to receive these payments has vested (with 30% vesting on the third anniversary of the applicable event or, if later, the date of acquisition of interests in BGC Holdings and the remainder vesting ratably over a seven year vesting schedule, provided that the BGC Holdings general partner may, in its sole and absolute discretion, accelerate the vesting of such amounts), with payments made on each of the first five anniversaries of the redemption of such limited partner interests. These payments are conditioned on such partner not violating his or her partner obligations or engaging in any competitive activity, prior to the date such payments are completed and are subject to prepayment at the sole and absolute discretion of the BGC Holdings general partner at any time. Any amounts that are withheld from distribution and forfeited by such partners will be distributed to Cantor in respect of its BGC Holdings limited partnership interests.

Any distribution to a holder of High Distribution II Units or High Distribution III Units, including with respect to additional amounts payable upon redemption, may be reduced in the discretion of the BGC Holdings general partner to satisfy such holder’s HD II Account Obligation or HD III Account Obligation, as applicable, as described above in “—Classes of Founding/Working Partner Interests.” Upon the purchase by Cantor of High Distribution II Units or High Distribution III Units issued in redemption of similar units in Cantor, the amount payable by Cantor to acquire such units will be reduced by an amount equal to the HD II Account Obligation or HD III Account Obligation, as applicable, with respect to such units.

In addition, holders of High Distribution IV Units (all of which are being issued in exchange for High Distribution IV Units previously issued by Cantor to such holders) are entitled to receive an additional payment, one-fourth of such amount being payable on each of the first four anniversaries of redemption, reflecting a fixed amount determined as of the date of the original issuance of the predecessor High Distribution IV Units by Cantor.

BGC Holdings may in its discretion make redemption payments in property, including in BGC Partners shares, rather than in cash and may in its discretion accelerate the amount of these payments and, with the consent of a BGC Holdings exchangeable limited partnership interest majority in interest, in recognition of a founding/working partner’s or REU or RPU partner’s, as the case may be, contributions to the business, increase these payments to reflect BGC Holdings’ goodwill or going concern value.

In the event of such a redemption or purchase by BGC Holdings of any BGC Holdings founding/working partner interests, BGC Holdings will cause BGC U.S. and BGC Global to redeem and purchase from BGC Holdings a number of BGC U.S. units and BGC Global units, in each case, equal to (1) the number of units underlying the redeemed or purchased BGC Holdings founding/working partner interests or REU or RPU interests, as the case may be, multiplied by (2) the Holdings ratio as of immediately before the redemption or purchase of such BGC Holdings founding/working partner interests or REU or RPU interests, as the case may be. The purchase price paid to BGC U.S. and BGC Global will be an amount of cash equal to the amount required by BGC Holdings to redeem or purchase such interest. Upon mutual agreement of the BGC Holdings general partner, the BGC U.S. general partner and the BGC Global general partner, BGC U.S. and BGC Global may, instead of cash, pay all or a portion of such aggregate purchase price, in publicly traded shares. The PSUs, PSIs, LPUs and the Preferred Units are redeemable at the discretion of the general partner of BGC Holdings.

Cantor’s Right to Purchase Redeemed Interests

BGC Holdings Founding Partner Interests

Cantor has a right to purchase any BGC Holdings founding partner interests that have not become exchangeable that are redeemed by BGC Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of BGC Holdings and Cantor. Cantor has the right to purchase such BGC Holdings founding partner interests at a price equal to the lesser of (1) the amount that BGC Holdings would be required to pay to redeem and purchase such BGC Holdings founding partner interests and (2) the amount equal to (x) the number of units underlying such founding partner interests, multiplied by (y) the exchange ratio as of the date of such purchase, multiplied by (z) the then current market price of BGC Partners Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such founding partner interests, as the case may be) so purchases such founding partner interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor BGC Holdings nor any other person is obligated to pay BGC Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above.

In addition, in the event that current, terminating or terminated partners are permitted by the Company to exchange any portion of their founding partner units and Cantor consents to such exchange, the Company, pursuant to the Sixth Amendment to the BGC Holdings limited partnership agreement, shall offer Cantor the right to purchase the same number of new exchangeable limited partnership interests in BGC Holdings at the price it would have paid for the founding partner units had the Company redeemed them. Such interests, if issued, would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

Any BGC Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary, will be exchangeable by Cantor for shares of BGC Partners Class B common stock or, at Cantor’s election, shares of BGC Partners Class A common stock, in each case, on a one-for-one basis (subject to customary anti-dilution adjustments), on the same basis as the Cantor interests, and will be designated as BGC Holdings exchangeable limited partnership interests when acquired by Cantor. This may permit Cantor to receive a larger share of income generated by BGC Partners’ business at a less expensive price than through purchasing shares of BGC Partners Class A common stock, which is a result of the price payable by Cantor to BGC Holdings upon exercise of its right to purchase equivalent exchangeable interests.

BGC Holdings Working Partner Interests and BGC Holdings Limited Partnership Units

Cantor has a right to purchase any BGC Holdings working partner interests or BGC Holdings limited partnership units (in each case that have not become exchangeable), as the case may be, that are redeemed by BGC Holdings if BGC Holdings elects to transfer the right to purchase such interests to a BGC Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such BGC Holdings partner would have a right to purchase such interests.

On November 1, 2010, the Audit and Compensation Committees of the Board of Directors of the Company authorized the Company’s management from time to time to cause it to enter into various compensatory arrangements with partners, including founding partners who hold non-exchangeable founding partner units that Cantor has not elected to make exchangeable into shares of Class A common stock. These arrangements, which may be entered into prior to or in connection with the termination of such partners, include but are not limited to the grant of shares or other awards under the Long Term Incentive Plan, payments of cash or other property, or partnership awards under the BGC Holdings’ Participation Plan or other partnership adjustments, which arrangements may result in the repayment by such partners of any partnership loans or other amounts payable to or guaranteed by Cantor earlier than might otherwise be the case, and for which the Company may incur compensation charges that it might not otherwise have incurred had such arrangements not been entered into.

On March 13, 2012, in connection with the redemption by BGC Holdings of an aggregate of 397,825 non-exchangeable founding partner units from founding partners of BGC Holdings for an aggregate consideration of $1,146,771, Cantor purchased 397,825 exchangeable limited partnership interests from BGC Holdings for an aggregate of $1,146,771. In addition, pursuant to the Sixth Amendment to the BGC Holdings Limited Partnership Agreement, on such date, Cantor purchased 488,744 exchangeable limited partnership interests from BGC Holdings for an aggregate consideration of $1,449,663 in connection with the grant of exchangeability and exchange of 488,744 founding partner units. Such exchangeable limited partnership interests are exchangeable by Cantor at any time on a one-for-one basis (subject to adjustment) for shares of Class A common stock or Class B common stock of the Company. The redemption of the non-exchangeable founding partner units and issuance of an equal number of exchangeable limited partnership interests did not change the fully diluted number of shares outstanding. In each case, the issuances of the units were exempt from registration pursuant to Section 4(2) of the Securities Act.

On May 4, 2012, in connection with the redemption by BGC Holdings of an aggregate of 34,160 non-exchangeable founding partner units from founding partners of BGC Holdings for an aggregate consideration of $135,274, Cantor purchased 34,160 exchangeable limited partnership interests from BGC Holdings for an aggregate of $135,274.

As of December 31, 2013, there were 2,669,952 non-exchangeable founding/working partner units remaining in which BGC Holdings had the right to redeem and Cantor had the right to purchase an equivalent number of Cantor units.

During the twelve months ended December 31, 2013, Cantor did not purchase any exchangeable limited partnership interests from BGC Holdings. During the year ended December 31, 2012, in connection with the redemption by BGC Holdings of an aggregate of 431,985 non-exchangeable founding partner units from founding partners of BGC Holdings for an aggregate consideration of $1,282,045, Cantor purchased 431,985 exchangeable limited partnership interests from BGC Holdings for an aggregate of $ 1,282,045. In addition, during the twelve months ended December 31, 2012, pursuant to the Sixth Amendment to the BGC Holdings Limited Partnership Agreement, Cantor purchased 488,744 exchangeable limited partnership interests from BGC Holdings for an aggregate of $1,449,663 in connection with the grant of exchangeability and exchange of 488,744 founding partner units. Such exchangeable limited partnership interests are exchangeable by Cantor at any time on a one-for-one basis (subject to adjustment) for shares of Class A common stock or Class B common stock of the Company. The redemption of the non-exchangeable founding partner units and issuance of an equal number of exchangeable limited partnership interests had no impact on the fully diluted number of shares outstanding.

Transfers of Interests

In general, subject to the exceptions described below, no BGC Holdings partner may transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC Holdings.

Regular limited partners (other than the special voting limited partner of BGC Holdings), including exchangeable limited partners, of BGC Holdings may transfer limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	if the transferor limited partner is a member of the Cantor group, to any person; or

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with the prior written consent of the general partner and the exchangeable limited partners (by affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest, not to be unreasonably withheld or delayed).

With respect to any exchangeable limited partnership interest transferred by Cantor to another person, Cantor may elect, prior to or at the time of such transfer, either (1) that such person will receive such interest in the form of an exchangeable limited partnership interest and that such person will thereafter be an exchangeable limited partner so long as such person continues to hold such interest or (2) that such person will receive such interest in the form of a regular limited partnership interest (other than an exchangeable limited partnership interest or a special voting limited partnership interest of BGC Holdings), including as a founding partner interest, working partner interest or otherwise, and that such person will not be an exchangeable limited partner as a result of holding such interest.

Founding partners may transfer BGC Holdings founding partner interests in the following circumstances:

•	in connection with the contribution and the separation;

•	in connection with an exchange with BGC Partners, if applicable;

•	pursuant to a redemption;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor);

•	with the consent of the BGC Holdings exchangeable limited partnership interest majority in interest, to any other founding partner; or

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with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest (which consent may be withheld for any reason or no reason), to any other person.

Working partners and limited partnership unit holders may transfer BGC Holdings working partner interests or BGC Holdings limited partnership units, as the case may be, in the following circumstances:

•	pursuant to a redemption, in the case of working partners, and pursuant to the grants concurrently with the merger, in the case of limited partnership unit holders;

•	in connection with an exchange with BGC Partners, if applicable;

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if the transferee limited partner is a member of the Cantor group (except that in the event such transferee ceases to be a member of the Cantor group, such interest will automatically transfer to Cantor); or

•	with the mutual consent of the general partner and the BGC Holdings exchangeable limited partnership interest majority in interest.

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly-owned subsidiary of BGC Partners (except that in the event such transferee ceases to be a wholly-owned subsidiary of BGC Partners, the special voting partnership interest will automatically be transferred to BGC Partners, without any further action required on the part of BGC Holdings, BGC Partners or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner as described below; or

•	with the special voting limited partner’s prior written consent, to any other person.

The special voting limited partner may, in its sole and absolute discretion, remove any general partner, with or without cause. The general partner may resign as the general partner of BGC Holdings for any reason or no reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC Holdings as the new general partner, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

Amendments

The BGC Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a BGC Holdings exchangeable limited partnership interest majority in interest) of BGC Holdings. In addition, the BGC Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

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alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the BGC Holdings limited partnership agreement.

In the event of any material amendment to the BGC Holdings limited partnership agreement that materially adversely affects the interest of a founding/working partner or an limited partnership unit holder, as the case may be, in the partnership or the value of founding/working partner interests or limited partnership units, as the case may be, held by such partner in the amount or timing of distributions or the allocation of profits, losses or credit, then such partner who does not vote in favor of such amendment has a right to elect to become a terminated partner of BGC Holdings, regardless of whether there is an actual termination of the employment of such partner. The BGC Holdings general partner will have a right, in the event of such election by a founding/working partner or a limited partnership unit holder, as the case may be, to revoke and terminate such proposed amendment to the BGC Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The BGC Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in BGC Partners’ certificate of incorporation with respect to BGC Partners and/or Cantor and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC Holdings limited partnership agreement provides that it is the non-binding intention of BGC Holdings and each of the partners of BGC Holdings that the BGC Holdings ratio at all times equals one. It is the non-binding intention of each of the partners of BGC Holdings and of BGC Holdings that there be a parallel issuance or repurchase transaction by BGC Holdings in the event of any issuance or repurchase by BGC U.S. of BGC U.S. units to or held by BGC Holdings so that the BGC Holdings ratio at all times equals one. In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we are authorized to break parity with respect to outstanding units in such entities although no decision to do so has been made at this time.

Amended and Restated Limited Partnership Agreements of BGC U.S. and BGC Global

Effective as of September 1, 2008, each of BGC U.S. and BGC Global entered into amended and restated limited partnership agreements. On September 26, 2008, the limited partnership agreement of BGC U.S. and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at our election, in connection with a repurchase of our Class A common stock or similar actions, BGC U.S. and BGC Global will redeem and repurchase from us a number of units in BGC U.S. and BGC Global equivalent to the number of shares of Class A common stock repurchased by us in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Management

BGC U.S. and BGC Global each are managed by their general partner, which is BGC Holdings. BGC Holdings, in turn, holds the BGC U.S. general partnership interest and the BGC U.S. special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC U.S., and the BGC Global general partnership interest and the BGC Global special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of BGC Global, and serves as the general partner of each of BGC U.S. and BGC Global, which entitles BGC Holdings (and thereby, BGC Partners) to control each of BGC U.S. and BGC Global, subject to limited consent rights of Cantor and to the rights of BGC Holdings as the special voting limited partner. BGC Holdings holds its BGC U.S. general partnership interest through a Delaware limited liability company, BGC Holdings, LLC, and holds its BGC Global general partnership interest through a company incorporated in the Cayman Islands, BGC Global Holdings GP Limited.

“Cantor’s consent rights” means that BGC Holdings, in its capacity as general partner of each of BGC U.S. and BGC Global, is required to obtain Cantor’s consent to amend the terms of the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights to acquire BGC Holdings limited partnership interests (and the corresponding investment in BGC U.S. and BGC Global by BGC Holdings) or right to exchange BGC Holdings exchangeable limited partnership interests. BGC Partners, in its capacity as the general partner of BGC Holdings, will not cause BGC Holdings, in its capacity as the general partner of BGC U.S. and BGC Global, to make any amendments (other than ministerial or other immaterial amendments) to the limited partnership agreement of either BGC U.S. or BGC Global unless such action is approved by a majority of BGC Partners’ independent directors.

Classes of Interests in the Opcos

As of the date of this Proxy Statement, BGC U.S. and BGC Global each had the following outstanding interests:

•	a general partnership interest, which is held by BGC Holdings;

•	limited partnership interests, which are directly and indirectly held by BGC Partners and BGC Holdings; and

•

a special voting limited partnership interest, which is held by BGC Holdings and which entitles the holder thereof to remove and appoint the general partner of BGC U.S. or BGC Global, as the case may be.

The aggregate number of authorized units in each of BGC U.S. and BGC Global is 600 million, and in the event that the total number of authorized shares of BGC Partners common stock under BGC Partners’ certificate of incorporation is increased or decreased after March 31, 2008, the total number of authorized units in each of BGC U.S. and BGC Global, as the case may be, will be correspondingly increased or decreased by the same number so that the number of authorized BGC U.S. units and BGC Global units, as the case may be, equals the number of authorized shares of BGC Partners common stock.

Any authorized but unissued BGC U.S. units or BGC Global units, as the case may be, may be issued:

•	pursuant to the contribution and the separation;

•	to BGC Partners and/or BGC Holdings and members of their group, as the case may be, in connection with an investment in BGC U.S. and BGC Global;

•

to BGC Holdings or members of its group in connection with a redemption pursuant to the BGC Holdings limited partnership agreement as described in “—Amended and Restated BGC Holdings Limited Partnership Agreement—Redemption of BGC Holdings Founding/Working Partner Interests and Limited Partnership Units”;

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as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of BGC U.S. or BGC Global, as the case may be (except that if BGC Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the BGC Holdings exchangeable limited partnership interests, then majority of interest means Cantor), which we refer to as an “Opcos majority in interest”;

•	to BGC Partners or BGC Holdings in connection with a grant of equity by BGC Partners or BGC Holdings; and

•	to any BGC U.S. or BGC Global partner, as the case may be, in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in BGC U.S. or BGC Global.

Distributions

The profit and loss of BGC U.S. and BGC Global are generally allocated based on the total number of BGC U.S. units and BGC Global units outstanding, other than in the case of certain litigation matters, the impact of which is allocated to the BGC U.S. and BGC Global partners who are members of the BGC Holdings group.

BGC U.S. and BGC Global each distribute to each of its partners (subject to the allocation of certain litigation matters to BGC U.S. and BGC Global partners, as the case may be, who are members of the BGC Holdings group):

•

on or prior to each estimated tax due date (the 15th day of each April, June, September and December, in the case of a partner that is not an individual, and the 15th day of each April, June, September and January in the case of a partner who is an individual, or, in each case, if earlier with respect to any quarter, the date on which BGC Partners is required to make an estimated tax payment), such partner’s estimated proportionate quarterly tax distribution for such fiscal quarter;

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on or prior to each estimated tax due date for partners who are members of the BGC Holdings group, an amount (positive or negative) for such fiscal quarter in respect of items of income, gain, loss or deduction allocated in respect of certain litigation matters; and

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as promptly as practicable after the end of each fiscal quarter, an amount equal to the excess, if any, of (a) the net positive cumulative amount allocated to such partner’s capital account pursuant to the BGC

U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be, after the date of such agreement over (b) the amount of any prior distributions to such partner.

BGC U.S. or BGC Global, as the case may be, may, with the prior written consent of the holders of an Opcos majority in interest of the limited partnership interests, decrease the total amount distributed by BGC U.S. or BGC Global, as the case may be. In addition, if BGC U.S. or BGC Global, as the case may be, is unable to make the distributions required above as a result of any losses of the Opcos arising from the certain litigation claims, then BGC U.S. or BGC Global, as the case may be, will use reasonable best efforts to borrow such amounts as are necessary to make distributions that would have been received by the BGC Partners group in the absence of any such potential litigation claims and to make the estimated proportionate quarterly tax distribution to the Cantor group. The borrowing costs of any such borrowing will be treated as part of such potential litigation claims.

The limited partnership agreements of BGC U.S. and BGC Global also provide that at the election of BGC Partners, in connection with a repurchase of its Class A common stock or similar actions, BGC U.S. and BGC Global may redeem and repurchase from BGC Partners a number of units equivalent to the number of shares of common stock repurchased by BGC Partners in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC U.S. and BGC Global shall be determined by BGC Partners.

Transfers of Interests

In general, subject to the exceptions described below, no BGC U.S. partner or BGC Global partner, as the case may be, may transfer or agree to transfer all or any portion of, or any rights, title and interest in and to, its interest in BGC U.S. or BGC Global, as the case may be.

Limited partners of BGC U.S. and BGC Global may transfer their limited partnership interests in the following circumstances:

•	in connection with the contribution and the separation;

•	if the transferee limited partner will be a member of the BGC Partners group or the BGC Holdings group; or

•	with the prior written consent of the general partner and the limited partners (by affirmative vote of an Opcos majority in interest, not to be unreasonably withheld or delayed).

The special voting limited partner may transfer the special voting limited partnership interest in connection with the contribution and the separation or to a wholly-owned subsidiary of BGC Holdings (except that in the event such transferee ceases to be a wholly-owned subsidiary of BGC Holdings, the special voting partnership interest will automatically be transferred to BGC Holdings, without any further action required on the part of BGC U.S. or BGC Global, as the case may be, BGC Holdings or any other person).

The general partner may transfer its general partnership interest in the following circumstances:

•	in connection with the contribution and separation;

•	to a new general partner; or

•	with the special voting limited partner’s prior written consent.

The special voting limited partner may in its sole and absolute discretion remove any general partner, with or without cause. The general partner may resign as the general partner of BGC U.S. or BGC Global, as the case may be, for any reason, except that as a condition to any removal or resignation, the special voting limited partner will first appoint a new general partner who will be admitted to BGC U.S. or BGC Global, as the case may be, and the resigning or removed general partner will transfer its entire general partnership interest to the new general partner.

No partner may charge or encumber its BGC U.S. or BGC Global interest, as the case may be, or otherwise subject such interest to any encumbrance, except those created by the BGC U.S. limited partnership agreement or BGC Global limited partnership agreement, as the case may be.

Amendments

Each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of an Opcos majority in interest) of BGC U.S. or BGC Global, as the case may be. In addition, each of the BGC U.S. and BGC Global limited partnership agreements cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of BGC U.S. or BGC Global, as the case may be, may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the BGC U.S. or BGC Global limited partnership agreement, as the case may be.

Corporate Opportunity; Fiduciary Duty

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement contain similar corporate opportunity provisions to those included in the BGC Partners certificate of incorporation with respect to BGC Partners and/or BGC Holdings and their respective representatives. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law—Corporate Opportunity.”

Parity of Interests

The BGC U.S. limited partnership agreement and BGC Global limited partnership agreement provide that it is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that the number of outstanding BGC U.S. units equals the number of outstanding BGC Global units. It is the non-binding intention of each of the partners of BGC U.S. and BGC Global and each of BGC Global and BGC U.S. that there be a parallel issuance or repurchase transaction by BGC U.S. or BGC Global in the event of any issuance or repurchase by the other Opco so that the number of outstanding BGC U.S. units at all times equals the number of outstanding BGC Global units.

In August 2008, we were authorized to cause BGC Holdings to issue REUs in connection with acquisitions and to provide for such acquisitions to be done in only one of BGC U.S. or BGC Global when appropriate. In such event, we are authorized to break parity with respect to outstanding units in such entities although no decision to do so has been made at this time.

On September 26, 2008, the limited partnership agreement of BGC US and the limited partnership agreement of BGC Global were amended, effective as of September 1, 2008, to provide that, at the Company’s election, in connection with a repurchase of our Class A common stock or similar actions, BGC US and BGC Global will redeem and repurchase from the Company a number of units in BGC US and BGC Global equivalent to the number of shares of Class A common stock repurchased by the Company in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase. The proportion of such amount to be paid by BGC US or BGC Global will be determined by BGC Partners. Certain technical amendments were also made to conform such limited partnership agreements to the BGC Holdings limited partnership agreement.

Administrative Services Agreements and Tower Bridge

We have entered into a series of administrative services agreements between our affiliates and those of Cantor which generally have an initial term of three years. Thereafter, each administrative services agreement renews automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement at least 120 days before the end of any such year ending during the initial or extended term, in which event such administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under an administrative services agreement may be cancelled by any party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services.

During the term of each administrative services agreement, the parties will provide administrative and technical support services to each other, including administration and benefits services; employee benefits, human resources, and payroll services; financial and operations services; internal auditing services; legal related services; risk and credit services; accounting and general tax services; space, personnel, hardware and equipment services; communication and data facilities; facilities management services; promotional, sales and marketing services; procuring of insurance coverage; and any miscellaneous services to which the parties reasonably agree. Cantor is entitled to continued use of hardware and equipment it used prior to the date of any applicable administrative services agreement on the terms and conditions provided even in the event BGC Partners terminates such administrative services agreement, although there is no requirement to repair or replace.

Each administrative services agreement generally provides that direct costs incurred are charged back to the service recipient along with a reasonable allocation of other costs. Additionally, the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider. In accordance with each administrative service agreement, we have not recognized any liabilities related to services provided to service recipient affiliates.

In March 2011, the Audit Committee authorized us to receive an allocation of the differential between our and Cantor’s average increase in total compensation year over year to employees shared with Cantor under each administrative services agreement without a corresponding increase in allocation to Cantor for 2010. For 2011, the Audit Committee also authorized that the differential in average increase in total compensation for that year to shared employees be allocated to us only. In each case, such total compensation shall be allocated or credited to us only in respect of the period for which the awards were made (regardless of the ultimate charges associated with such awards) and shall be calculated at the date of grant and equal the total cash paid by us to each employee plus the number of partnership or equity units issued to such employee multiplied by the price of a share of our Class A common stock on the date of grant plus the gross amount of any cash advance distribution loan made to such employee. The terms of this arrangement for subsequent years will be considered by us and Cantor on an ongoing basis.

We will continue to provide assets (principally computer equipment), systems/infrastructure and office space in the United Kingdom and Europe to Cantor, and, to the extent applicable, we and our affiliates will continue to do the same in Asia as well. We will provide these assets and office space to Tower Bridge (defined below) in the U.K. to allow it to conduct its business. We will charge Cantor on the same basis as it charges Tower Bridge (although we will charge Tower Bridge without any mark-up). Tower Bridge and its affiliates will charge Cantor on the basis described above for such assets and office space. These assets may be subject to operating leases with third-party leasing companies. We believe that the rate on such leases, subleases or licenses is no greater than would be incurred with a third party on an arm’s-length basis.

In the U.S., Cantor and its affiliates provide us with administrative services and other support for which Cantor charges us based on the cost of providing such services. Such support includes allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources and legal services. In connection with the services Cantor provides, we and Cantor entered into an employee lease agreement whereby certain employees of Cantor are deemed leased employees of ours. In the U.S., we provide Cantor with technology services for which we charge Cantor based on the cost of providing such services. The fees paid to Cantor for administrative and support services, other than those to cover the compensation costs of leased employees, are included as part of “Fees to related parties” in our consolidated statements of operations. The fees paid to Cantor to cover the compensation costs of leased employees are included as part of “Compensation and employee benefits” in our consolidated statements of operations.

Throughout Europe and Asia, we provide Cantor with administrative services, technology services and other support for which we charge Cantor based on the cost of providing such services plus a mark-up, generally 7.5%. In the U.K., we provide these services to Cantor through Tower Bridge International Services L.P. (“Tower Bridge”). We own 52% of Tower Bridge and consolidate it, and Cantor owns 48%. Cantor’s interest in Tower Bridge is reflected as a component of “Noncontrolling interest in subsidiaries” in our consolidated statements of financial condition, and the portion of Tower Bridge’s income attributable to Cantor is included as part of “Net income attributable to noncontrolling interest in subsidiaries” in our consolidated statements of operations. The right to share in profits and losses and receive distributions from Tower Bridge is divided between us (on behalf of our nominated entities) and Cantor (on behalf of its nominated entities) based on these ownership interests.

On January 9, 2012, Tower Bridge entered into six new administrative services agreements, which we refer to as the “New ASAS,” effective December 31, 2011, under which Tower Bridge provides specified administrative services to each of our six U.K. affiliates: BGC Brokers L.P., Cantor Fitzgerald Europe, BGC International, eSpeed International Limited, eSpeed Support Services Limited and Cantor Index Limited, which we refer to as the “U.K. Entities.” In the event of any conflict between the administrative services agreements and the New ASAs, the New ASAs will govern. The New ASAs terminate the existing administrative service agreements in relation to the U.K. Entities only. The New ASAs are compliant with relevant regulatory requirements in the U.K. and comply with the FSA rules relating to outsourcing of material functions under Section 8 of the Senior Management Arrangements, Systems and Controls. The New ASAs do not materially change the services obligations between the parties and the existing commercial relationships have been broadly retained. The New ASAs provide for various provisions, including additional service levels, a longer termination period, step-in rights for the U.K. Entities, continuation rights on insolvency, audit rights for the U.K. Entities and their regulators, and provision of business continuity in the event of an outage or incident.

Each New ASA commenced on December 31, 2011 and will remain in force until terminated in accordance with its terms. A U.K. Entity may terminate the New ASA on 365 days’ notice, for material uncorrected breaches, insolvency of Tower Bridge or a force majeure event which continues for three months or more. A U.K. Entity may also terminate specific services upon 365 days’ notice (or a shorter period if the parties agree in writing), and Tower Bridge may terminate specific services with a U.K. Entity’s consent. Tower Bridge may terminate the New ASA on 365 days notice or for material uncorrected breaches, for failure to pay or a force majeure event which continues for three months or more. The charges to a U.K. Entity for services are calculated using the direct cost to Tower Bridge of providing the services plus a transfer pricing mark up which varies according to which entity provides the services.

If Tower Bridge becomes insolvent, then a U.K. Entity can (1) terminate the New ASA at any time on written notice or (2) step in and take over the provision of the services itself either directly or via a nominated third party (to the extent permitted under insolvency laws). Step-in rights may only be exercised where the U.K. Entity reasonably believes that crucial functions have been substantially prevented, hindered or delayed and only apply to the service in question. In such a situation, Tower Bridge is required to fully cooperate with the U.K. Entity and the U.K. Entity must pay for third-party costs. Step-in rights cease when Tower Bridge is able to perform the services again. Step in rights are also available to a U.K. Entity on material breach, default or non-performance by Tower Bridge. If a U.K. Entity becomes insolvent, Tower Bridge may terminate the New ASA in certain limited circumstances. Tower Bridge is required to continue to provide the services for a period of 90 days post-insolvency (provided the U.K. Entity pays for those post insolvency services) notwithstanding that it might be owed money by the U.K. Entity for services provided pre-insolvency.

Tower Bridge charges each recipient of services for actual costs incurred for services provided plus a mark-up (if any), as the parties may agree from time to time. Each recipient of services remains responsible for its own regulatory and other compliance functions. For the year ended December 31, 2013, we were charged $32.7 million for the services provided by Cantor and its affiliates, of which $23.3 million was to cover compensation to leased employees for the year ended December 31, 2013.

NASDAQ OMX Transaction

On June 28, 2013, we completed the sale of certain assets to NASDAQ OMX. The NASDAQ OMX Transaction occurred pursuant to a Purchase Agreement, dated as of April 1, 2013 (the “Purchase Agreement”). At the closing, NASDAQ OMX purchased certain assets held by our subsidiary, U.S. Opco, and assumed certain liabilities from us and our affiliates, including the eSpeed brand name and various assets comprising the fully electronic portion of our benchmark on-the-run U.S. Treasury brokerage, market data and co-location service businesses (the “Purchased Assets” or “eSpeed”), for cash consideration of $750 million paid at closing, plus an earn-out of up to 14,883,705 shares of NASDAQ OMX common stock to be paid ratably in each of the fifteen years following the closing. The $750 million in cash was paid at the closing to U.S. Opco and was subject to adjustment for certain pre-paid amounts and accrued costs and expenses, and the 14,883,705 shares of NASDAQ OMX common stock will be paid ratably in each of the fifteen years following the closing in which the consolidated gross revenue of NASDAQ OMX, as a whole, is equal to or greater than $25 million. On November 12, 2013, we received 992,247 shares of NASDAQ OMX common stock in accordance with the agreement. The contingent future issuances of NASDAQ OMX common stock are also subject to acceleration upon the occurrence of certain events, including the acquisition by any person of 50% or more of NASDAQ OMX’s stock (including by merger), NASDAQ OMX ceasing to hold Purchased Assets representing 50% or more of the aggregate revenue attributable to the Purchased Assets as of the closing, and the sale of all or substantially all of NASDAQ OMX’s assets, as well as to certain anti-dilution provisions.

In the Purchase Agreement, we and Cantor agreed, subject to certain exceptions, not to engage in the business of fully electronic brokerage of benchmark on-the-run U.S. Treasuries and certain transactions in first off-the-run U.S. Treasuries for three years after the closing. We and Cantor received from NASDAQ OMX a perpetual and royalty-free market data license and granted to NASDAQ OMX a non-exclusive, irrevocable, royalty-free right and license to use any patents owned in the businesses covered by the Purchased Assets for U.S. Treasury securities transactions. CF&Co also agreed to provide NASDAQ OMX with certain clearing and broker-dealer services for up to nine months following the closing. CF&Co acted as advisor to us and was paid a fee of approximately $4.7 million.

Subsequent to the closing of the NASDAQ OMX Transaction, we waived our right to receive from U.S. Opco a distribution of a portion of the proceeds of the NASDAQ OMX Transaction because such proceeds were needed more at the U.S. Opco operating subsidiary level and because the distribution of such proceeds to us and the subsequent reinvestment by us of such proceeds in U.S. Opco may have triggered Cantor co-investment rights in BGC Holdings and certain stock dividend obligations of the Company under the Separation Agreement and BGC Holdings limited partnership agreement. The Audit Committee approved such waiver by us.

As a result of the NASDAQ OMX Transaction, we only sold our on-the-run, benchmark 2-, 3-, 5-, 7-, 10-, and 30-year fully electronic trading platform for U.S. Treasury Notes and Bonds. Over time, we have built these six instruments into some of the deepest and most liquid markets in the world. We retain all of our other voice, hybrid, and fully electronic trading, market data, and software businesses, including voice, hybrid and electronic brokerage of off-the-run U.S. Treasuries, as well as Treasury Bills, Treasury Swaps, Treasury Repos, Treasury Spreads, and Treasury Rolls. We also continue to offer voice brokerage for on-the-run U.S. Treasuries.

ELX Futures, L.P.

The Company, together with other leading financial institutions, formed ELX Futures, L.P. (“ELX”), a limited partnership that has established a fully-electronic futures exchange. Cantor provides certain administrative and similar services to ELX. During the year ended December 31, 2013, the Company made no capital contributions to ELX. During the year ended December 31, 2012, the Company made a $16.0 million capital contribution to ELX. On March 28, 2012, the Company entered into a credit agreement with ELX, whereby the Company has agreed to lend ELX up to $16.0 million. As of December 31, 2013, the Company had not loaned ELX any amounts under this agreement. The commitment period for this credit facility extends through March 28, 2015. The Company has entered into a technology services agreement with ELX pursuant to which the Company provides software technology licenses, monthly maintenance support and other technology services as requested by ELX. As part of the NASDAQ OMX Transaction, the Company sold the technology services agreement with ELX to NASDAQ OMX. In addition, in connection with the NASDAQ OMX Transaction, the Company has guaranteed all payment obligations of ELX through December 31, 2014 under the Amended and Restated Technology Services Agreement, dated as of March 28, 2012, by and between eSpeed Technology Services L.P. and ELX Futures L.P.

Tax Receivable Agreement

Certain interests in BGC Holdings may, in effect, be exchanged in the future for shares of BGC Partners Class A common stock or BGC Partners Class B common stock on a one-for-one basis (subject to customary anti-dilution adjustments). The exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of each of BGC U.S. and BGC Global that otherwise would not have been available, although the Internal Revenue Service may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the Internal Revenue Service. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

We are party to a tax receivable agreement with Cantor that provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the Internal Revenue Service successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange and had BGC Partners OldCo not entered into the tax receivable agreement. The tax receivable agreement was entered into on March 31, 2008, in connection with the transactions contemplated by the Separation Agreement, and will continue until all such tax benefits have been utilized or expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and we cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

Acquisition of CantorCO2e, L.P. from Cantor

On August 2, 2011, the Company’s Board of Directors and Audit Committee approved the Company’s acquisition from Cantor of its North American environmental brokerage business, CantorCO2e, L.P. (“CO2e”). On August 9, 2011, the Company completed the acquisition of CO2e from Cantor for the assumption of approximately $2.0 million of liabilities and announced the launch of BGC Environmental Brokerage Services. Headquartered in New York, BGC Environmental Brokerage Services focuses on environmental commodities, offering brokerage, escrow and clearing, consulting, and advisory services to clients throughout the world in the industrial, financial and regulatory sectors.

Aqua

In January 2007, the Company announced the formation of Aqua Securities, L.P. (“Aqua”), an alternative electronic trading platform which offers new pools of block liquidity to the global equities markets. On May 30, 2007, the Financial Industry Regulatory Authority (“FINRA”) approved the partial ownership change and name change of Aqua (formerly known as eSpeed Securities, Inc.). Pursuant to such approval, we and Cantor entered into an agreement whereby we are entitled to a 49% interest in Aqua, and Cantor is entitled to a 51% interest in Aqua, which may be subject to dilution by other investors from time to time. Cantor and the Company have collectively contributed financial, professional and technology assets to the venture, which included all of the Company’s former equities order routing business. On October 2, 2007, Aqua obtained permission from FINRA to operate an Alternative Trading System and to provide Direct Market Access for institutional block equity buy-side and sell-side firms. In June 2008, we were authorized to enter into loans, investments or other credit support arrangements for Aqua of up to $5.0 million in the aggregate, which arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor (which amount authorized was increased by $2.0 million on November 1, 2010 and an additional $3.0 million on November 5, 2012). We were further authorized to provide counterparty or similar guarantees on behalf of Aqua from time to time, provided that liability for any such guarantees, as well as similar guarantees provided by Cantor, would be shared proportionally with Cantor.

On August 21, 2008, the Company entered into a two-year Subordinated Loan Agreement, whereby the Company agreed to lend Aqua the principal sum of approximately $980,000, at the applicable rate of six month LIBOR plus 200 basis points. The cash proceeds covered by this Agreement were used and dealt with by Aqua as part of its capital and were subject to the risks of the business. The Subordinated Loan Agreement was amended most recently on August 28, 2012. As a result of such amendments, the scheduled maturity date on the subordinated loan is September 1, 2015, and the current rate of interest on the loan is three month LIBOR plus 600 basis points. Aqua is also authorized to receive clearing and administrative services from Cantor and technology infrastructure services from us. Aqua is authorized to pay sales commissions to brokers of Cantor or other brokers who introduce clients who become Aqua participants.

The Company has been authorized to enter into loans, investments or other credit support arrangements for Aqua of up to $10.0 million in the aggregate; such arrangements would be proportionally and on the same terms as similar previous arrangements between Aqua and Cantor. During the year ended December 31, 2013, the Company made $1.7 million in cash contributions to Aqua.

Guarantee Agreement From CF&Co

Under rules adopted by the U.S. Commodity Futures Trading Commission (the “CFTC”), all foreign introducing brokers engaging in transactions with U.S. persons are required to register with the National Futures Association and either meet financial reporting and net capital requirements on an individual basis or obtain a guarantee agreement from a registered Futures Commission Merchant. Our European-based brokers engage from time to time in interest rate swap transactions with U.S.-based counterparties, and therefore we are subject to the CFTC requirements. CF&Co has entered into guarantees on our behalf, and we are required to indemnify CF&Co for the amounts, if any, paid by CF&Co on our behalf pursuant to this arrangement.

Registration Rights Agreements

Pursuant to various registration rights agreements entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

Formation Registration Rights Agreement

Under the formation registration rights agreement, the piggyback registration rights allow Cantor to register the shares of Class A common stock issued or issuable to it in connection with the conversion of its shares of Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another’s account under the Securities Act of 1933, as amended (the “Securities Act”), for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the formation registration rights agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration, (2) our right not to effect any demand registration within six months of a public offering of our securities and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

Separation Registration Rights Agreement

In connection with the separation, BGC Partners OldCo entered into the separation registration rights agreement with Cantor which provides that the holders of our common stock, issued or to be issued upon exchange of the BGC Holdings exchangeable limited partnership interests held by Cantor and for any shares of our common stock issued or issuable in respect of or in exchange for any shares of our common stock, are granted registration rights. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The separation registration rights agreement provides that, after exchange of the BGC Holdings exchangeable limited partnership interests or conversion of Class B common stock into Class A common stock, as the case may be, each holder is entitled to unlimited piggyback registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by us, subject to certain limitations. Cantor exercised such piggyback rights to participate in the June 2008 offering.

The separation registration rights agreement also grants Cantor four demand registration rights requiring that we register the shares of Class A common stock held by Cantor, provided that the amount of securities subject to such demand constitutes at least 10% of the shares of Class A common stock outstanding or has an aggregate market value in excess of $20 million and no more than one demand registration during any twelve-month period.

We will pay the costs but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders registering shares pursuant to the separation registration rights agreement against certain liabilities under the Securities Act.

8.75% Convertible Senior Notes Registration Rights Agreement

As described below under “—8.75% Convertible Senior Notes due 2015,” the Company granted registration rights in connection with the issuance of its 8.75% Convertible Senior Notes due 2015.

4.50% Convertible Senior Notes due 2016

On July 29, 2011, we issued $160 million aggregate principal amount of convertible senior notes due 2016 (the “4.50% convertible notes”), to qualified institutional buyers. The $160 million of notes includes $25 million aggregate principal amount of the 4.50% convertible notes issued in connection with the exercise in full of the initial purchasers’ over-allotment option. The initial purchasers were Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), Deutsche Bank Securities Inc. (“DB”), Cantor Fitzgerald & Co. (“CF&Co.”), an affiliate of the Company, BMO Capital Markets Corp. and CastleOak Securities L.P.

The 4.50% convertible notes were issued pursuant to an Indenture, dated as of July 29, 2011 (the “4.50% Convertible Notes Indenture”), between the Company and U.S. Bank National Association, as trustee. The notes bear interest at a rate of 4.50% per year, payable in cash on January 15 and July 15 of each year, commencing January 15, 2012, and will mature on July 15, 2016 (the “maturity date”), unless earlier repurchased for cash or converted.

Holders of the notes (“holders”) may convert their notes at their option at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of Class A common stock, or a combination thereof at the Company’s election. The initial conversion rate for the notes is 101.6260 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.84 per share of Class A common stock.

Following certain corporate transactions, the Company will increase the conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of Class A common stock. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

The Company may not redeem the notes prior to the maturity date. If the Company undergoes a “fundamental change” (as defined in the 4.50% Convertible Notes Indenture) holders may require the Company to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Company received net proceeds from the offering of the notes of approximately $144.2 million after deducting the initial purchasers’ discounts and commissions, offering expenses and the cost of the capped call transactions. CF& Co. received approximately $1.2 million in initial purchase discounts and commissions. The Company used the net proceeds from the offering for general corporate purposes, which included financing acquisitions.

8.75% Convertible Senior Notes due 2015

On March 12, 2010 the Audit Committee authorized the Company or one of its subsidiaries to sell $150 million aggregate principal amount of 8.75% Convertible Senior Notes due 2015 to Cantor or any of its affiliates. On March 16, 2010, the Company, BGC Holdings and Cantor executed an agreement with respect to this transaction. In connection with the foregoing, on April 1, 2010 BGC Holdings issued an aggregate of $150 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “BGC Holdings Notes”) in a private placement transaction to Cantor. On April 1, 2010, BGC Holdings lent the proceeds from the issuance of the BGC Holdings Notes to the Company in exchange for $150 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “8.75% Convertible Notes” and, together with the BGC Holdings Notes, the “Notes”) on substantially the same economic terms as the BGC Holdings Notes. In connection with the issuance of the 8.75% Convertible Notes, the Company entered into an Indenture, dated April 1, 2010, with Wells Fargo Bank, National Association, as trustee (the “8.75% Convertible Notes Indenture”).

The Company lent the proceeds from the issuance of the 8.75% Convertible Notes to its operating subsidiary, BGC Partners, L.P. (“BGC U.S.”). BGC U.S. used the proceeds to repay at maturity $150 million aggregate principal amount of senior notes due April 1, 2010.

The Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of BGC Holdings and the Company, respectively. The Notes bear an annual interest rate of 8.75%, which are payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010. The Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted.

Holders may exchange or convert the Notes at their option at any time until the close of business on the second scheduled trading day of the Class A common stock immediately preceding the maturity date. The Notes are exchangeable and convertible as follows:

•

The BGC Holdings Notes held by Cantor are (i) exchangeable for a like principal amount of 8.75% Convertible Notes held by BGC Holdings, or (ii) convertible into an aggregate of 23,738,219 BGC Holdings exchangeable limited partnership interests at a conversion rate of 158.2548 units per $1,000 of principal amount of BGC Holdings Notes, equivalent to a conversion price of $6.32 per unit. The BGC Holdings exchangeable limited partnership interests are themselves exchangeable on a one-for-one basis for shares of Class A common stock.

The conversion rate of the BGC Holdings Notes into BGC Holdings exchangeable limited partnership interests and the conversion rate of the 8.75% Convertible Notes into shares of Class A common stock are subject to customary adjustments upon certain corporate events, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.10 per share of Class A common stock. Adjustments as a result of dividends in excess of $0.10 per share have occurred as a result of the last 11 quarterly dividend payments. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

The Company and BGC Holdings may not redeem their respective Notes prior to their stated maturity dates. Under the 8.75% Convertible Notes Indenture, if the Company undergoes a fundamental change, holders of the 8.75% Convertible Notes may elect to have all or a portion of their 8.75% Convertible Notes repurchased for cash at a price equal to 100% of the principal amount of the 8.75% Convertible Notes purchased, plus any accrued and unpaid interest, but excluding the fundamental change purchase date. A “fundamental change” will be deemed to have occurred when any of the following occurs:

•

a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, its subsidiaries, the Company’s or its subsidiaries’ employee benefit plans or “permitted holders” (as defined below), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

•

consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one or more of its subsidiaries (any such exchange, offer, consolidation, merger, sale, lease or other transfer transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of more than 50% of the shares of the Company’s common stock immediately prior to such event own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event will not be a fundamental change;

•	the Company’s stockholders approve any plan or proposal for the Company’s liquidation or dissolution; or

•	the Class A common stock ceases to be listed on at least one U.S. national securities exchange.

A “permitted holder” means Howard W. Lutnick, any person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who will, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s common equity by operation of a trust, by will or the laws of descent and distribution or by operation of law.

If the Company undergoes a fundamental change, holders of the 8.75% Convertible Notes have the right to require BGC Holdings to repurchase all or a portion of their 8.75% Convertible Notes for cash at the same time and on the same terms as the holders of the 8.75% Convertible Notes.

The Notes and the 8.75% Convertible Notes Indenture do not contain any financial covenants. The Notes and the 8.75% Convertible Notes Indenture contain customary events of default. The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

•	default in the payment in respect of the principal of any Note at its maturity, upon required repurchase, upon declaration of acceleration or otherwise;

•	default in the payment of any interest upon any Note when it becomes due and payable, with such default continuing for 60 days;

•	failure to comply with the obligation to convert such Notes upon exercise of a holder’s conversion right, with such failure continuing for 10 business days;

•	in the case of the 8.75% Convertible Notes only, failure by the Company to issue a fundamental change notice when due, with failure continuing for 10 business days;

•

in the case of the BGC Holdings Notes only, failure by BGC Holdings to comply with its obligation to prepay or repurchase all or any portion of the BGC Holdings Notes, upon exercise of the holders’ right to require such prepayment or repurchase or otherwise, with such failure continuing for 10 business days;

•

default in the performance, or breach, of any covenant or agreement by BGC Holdings or the Company of their respective Notes, with continuance of such default or breach for 90 consecutive days after written notice thereof has been given;

•

an event of default as defined in any bonds, debentures or other instruments under which there may be issued evidences of indebtedness by the Company or any of its significant subsidiaries or BGC Holdings, as the case may be, of at least $100 million, whether such indebtedness now exists or will hereafter be created, which event of default (or comparable default) will have resulted in the acceleration of the maturity of at least $100 million of such indebtedness prior to its express maturity or will constitute a failure to pay at least $100 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto, with such event of default (or comparable default) not having been rescinded or annulled or such indebtedness not having been discharged and such event of default (or comparable default) continuing for 30 consecutive days after written notice has been given;

•

entry against the Company or any of its significant subsidiaries or BGC Holdings, as the case may be, of a final judgment for the payment of money in an aggregate amount in excess of $100 million (excluding any amounts covered by insurance), by a court or courts of competent jurisdiction, which judgment remains undischarged, unwaived, unstayed, unbonded or unsatisfied for 90 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

•	certain events in bankruptcy, insolvency or reorganization relating to the Company or any of the Company’s significant subsidiaries or BGC Holdings.

Unless holders of at least a majority of the aggregate principal amount of the BGC Holdings Notes elect otherwise, at any time the 8.75% Convertible Notes are prepaid or repurchased by the Company (including upon an event of default under the Indenture), BGC Holdings must prepay or repurchase the BGC Holdings Notes in the same principal amount and on the same terms as the 8.75% Convertible Notes.

The Company issued the rights to acquire shares of Class A common stock upon the exchange of the BGC Holdings exchangeable limited partnership interests or upon the conversion of the 8.75% Convertible Notes, as described above, pursuant to the exemption from registration under the Securities Act, provided by Section 4(2) thereof for transactions not involving a public offering.

In connection with the issuance of the 8.75% Convertible Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with Cantor, dated April 1, 2010, pursuant to which holders of the 8.75% Convertible Notes and the shares of Class A common stock issuable upon conversion of the 8.75% Convertible Notes (the “Registrable Securities”) have registration rights. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement pursuant to Rule 415 under the Securities Act, which will provide for resales of all Registrable Securities. In addition, holders of the Registrable Securities have the right to demand registration for resales of the Registrable Securities in an underwritten public offering if such offering (i) represents at least 5% of either the 8.75% Convertible Notes or the shares of Class A common stock outstanding on the date of the demand, or (ii) has an aggregate market value on the date of the demand of greater than $7.5 million. Holders of the Registrable Securities are entitled to an aggregate of four demand registrations, which are subject to certain exceptions.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as blackout periods and limitations on the number of other securities of the Company to be included in any underwritten offering. In addition, the Registration Rights Agreement contains other limitations on the timing and ability of holders of the Registrable Securities to exercise demand registration rights.

Freedom International Brokerage

We and Cantor formed Freedom International Brokerage Company (“Freedom”) to acquire a 66.7% interest in Freedom International Brokerage, a Canadian government securities broker-dealer and Nova Scotia unlimited liability company, in April 2001. As of the closing of the merger, we became entitled to 100% of Freedom’s capital interest in Freedom International Brokerage and we assumed 100% of Freedom’s cumulative profits. As of December 31, 2013, the investment in Freedom International Brokerage was $9.0 million. We also entered into the Freedom services agreements with Freedom International Brokerage. As of December 31, 2013, the Company had receivables from Freedom of $2.4 million.

Loans, Forgivable Loans and Other Receivables from Employees and Partners, Net

We have entered into various agreements with certain of our employees and partners whereby these individuals receive loans which may be either wholly or in part repaid from the distribution earnings that the individual receives on some or all of their limited partnership interests or may be forgiven over a period of time. The forgivable portion of these loans is recognized as compensation expense over the life of the loan. From time to time, the Company may also enter into agreements with employees and partners to grant bonus and salary advances or other types of loans. These advances and loans are repayable in the timeframes outlined in the underlying agreements.

As of December 31, 2013, the aggregate balance of these employee loans was 142.8 million. For the year ended December 31, 2013, compensation expense for the above mentioned employee loans was $195.0 million (including a reserve of $160.5 million recognized related to the Global Partnership Restructuring Program).

Controlled Equity Offerings/Payment of Commissions to Cantor Fitzgerald & Co

On September 9, 2011 and February 15, 2012, the Company entered into two controlled equity offering sales agreements with CF&Co pursuant to each of which the Company could offer and sell up to 10,000,000 shares of Class A common stock per sales agreement, under the Company’s shelf Registration Statement on Form S-3 (Reg. No. 333-176523) from time to time through CF&Co, as the Company’s sales agent. Under such sales agreements, the Company has agreed to pay to CF&Co a commission of 2% of the gross proceeds from the sale of such shares. As of March 31, 2013, all 20,000,000 shares of Class A common stock have been sold under the September 2011 sales agreement and the February 2012 sales agreement, resulting in a total of approximately $2.3 million paid by the Company to CF&Co.

On December 12, 2012, the Company entered into a controlled equity offering with CF&Co. (the “December 2012 Sales Agreement”), pursuant to which the Company could offer and sell up to 20,000,000 shares of Class A common stock, under the Company’s shelf Registration Statement on Form S-3 (Reg. No. 333-185110), from time to time through CF&Co as the Company’s sales agent. Under such sales agreement, the Company agreed to pay to CF&Co a commission of 2% of the gross proceeds from the sale of such shares. As of March 31, 2014, approximately 12.6 million shares of class A common stock have been sold under the December 2012 Sales Agreement, resulting in a total of approximately $1.2 million paid by the Company to CF&Co, and 7,148,362 shares of Class A common stock remain to be sold under such Agreement.

BGC Holdings Exchangeable Limited Partnership Interests Held by Cantor

As of December 31, 2013, Cantor held an aggregate of 48,782,933 BGC Holdings exchangeable limited partnership interests.

The Company has filed various resale registration statements with respect to shares of Class A common stock that may be sold from time to time on a delayed or continuous basis by (i) Cantor at the direction of and for the account of certain current and former Cantor partners, and/or by such partners, as distributees of shares of Class A common stock from Cantor, (ii) charitable organizations that receive donations of shares from Cantor, and/or (iii) the Relief Fund with respect to the shares donated by the Company to it in connection with the Company’s Charity Day. The Company pays all of the expenses of registration other than any underwriting discounts and commissions and stock transfer taxes.

Certain Financial Advisory Fees and Commissions Paid by the Company to CF&Co

On August 2, 2010, the Company was authorized to engage CF&Co and its affiliates to act as financial advisor in connection with one or more third-party business combination transactions with or involving one or more targets as requested by the Company on behalf of its affiliates from time to time on specified terms, conditions and fees In addition, on September 3, 2010 the Company filed a registration statement on Form S-4 (the “Form S-4 Registration Statement”), which was declared effective by the SEC on October 12, 2010, for the offer and sale of up to 20,000,000 shares of Class A common stock from time to time in connection with business combination transactions, including acquisitions of other businesses, assets, properties or securities. In addition to shares of Class A common stock, the Company may offer other consideration in connection with such business combination transactions, including, but not limited to, cash, notes or other evidences of indebtedness, BGC Holdings units that may be exchangeable for shares of Class A common stock offered and sold on the Form S-4 Registration Statement, assumption of liabilities or a combination of these types of consideration. The Form S-4 Registration Statement states that the Company may pay finders’, investment banking or financial advisory fees to broker-dealers, including, but not limited to, CF&Co and its affiliates, from time to time in connection with certain business combination transactions, and, in some cases, the Company may issue shares of Class A common stock offered pursuant to the Form S-4 Registration Statement in full or partial payment of such fees.

On April 13, 2012, the Company completed the acquisition of substantially all of the assets of Grubb & Ellis. In connection with this acquisition, the Company paid an advisory fee of $1.0 million to CF&Co.

On June 26, 2012, the Company issued in a public offering an aggregate $112.5 million principal amount of 8.125% Senior Notes due 2042. In connection with this issuance, the Company paid underwriting commissions of approximately $0.2 million to CF&Co.

In April 2013, the Company’s Board of Directors and Audit Committee authorized management to enter into indemnification agreements with CF&Co and its affiliates with respect to the provision of any guarantees provided by CF&Co and its affiliates from time to time as required by regulators. These guarantees may be provided from time to time at a reasonable and customary fee.

As described above, in connection with the closing of the NASDAQ OMX Transaction, the Company paid advisory fees of approximately $7.4 million to CF&Co.

Agreements with Cantor Commercial Real Estate Company, L.P.

On October 29, 2013, the Audit Committee of the Board of Directors authorized us to enter into agreements from time to time with Cantor and/or its affiliates, including Cantor Commercial Real Estate Company, L.P. (“CCRE”), to provide services, including finding and reviewing suitable acquisition or partner candidates, structuring transactions and negotiating and due diligence services, in connection with our acquisition and other business strategies in commercial real estate and other businesses from time to time. Such services would be provided at fees not to exceed the fully allocated cost of such services plus 10% and payment of fees for such services prior to October 31, 2013. In connection with this agreement, we paid $0.3 million for the year ended December 31, 2013. We did not have any fees in connection with this agreement for the years ended December 31, 2012 or 2011.

We also have a referral agreement in place with CCRE, in which brokers are incentivized to refer business to CCRE through a revenue-share arrangement. In connection with this revenue-share agreement, we paid $1.5 million and $1.1 million for the years ended December 31, 2013 and 2012, respectively.

Charity Day

On February 3, 2012 and March 9, 2012, the Company issued and donated an aggregate of 1,050,000 shares of Class A common stock to the Cantor Fitzgerald Relief Fund (the “Relief Fund”) in connection with the Company’s annual Charity Day, which shares were registered by the Company under the Securities Act for resale by the Relief Fund.

In addition, on March 9, 2012, Cantor donated 75,000 shares of Class A common stock to the Relief Fund in connection with the Company’s annual Charity Day.

On April 12, 2013, the Company filed a resale Registration Statement on Form S-3 pursuant to which 2,810,000 shares of our Class A common stock may be sold by the Relief Fund or by its pledges, transferees or other successors in interest. Of the 2,810,000 shares, 1,810,000 shares were donated by us to the Relief Fund on December 21, 2012 and the remaining 1,000,000 shares were donated by us to the Relief Fund on April 2, 2013.

During the year ended December 31, 2013, the Company also committed to make charitable contributions to the Relief Fund in the amount of $25.0 million over the next five years.

Issuances of Shares of Class A Common Stock upon Exchanges of BGC Holdings Exchangeable Founding Partner Units/Opening of Brokerage Accounts

From January 1, 2013 through December 31, 2013, the Company has issued an aggregate of 1,833,163 shares of Class A common stock to founding partners of BGC Holdings upon exchange of their exchangeable founding partner units. In order to facilitate the receipt and sale of the exchange shares by the founding partners and the distribution rights shares to be received by retained and founding partners, the Company and Cantor have made arrangements for such partners to open brokerage accounts with an investment bank. These accounts will facilitate repayment by any such partners of any partnership loans or other amounts payable to or guaranteed by Cantor from the proceeds of any sale of such shares.

Other Transactions

The Company is authorized to enter into short-term arrangements with Cantor to cover any failed U.S. Treasury securities transactions and to share equally any net income resulting from such transactions, as well as any similar clearing and settlement issues. As of December 31, 2013, the Company had not entered into any arrangements to cover any failed U.S. Treasury transactions.

To more effectively manage the Company’s exposure to changes in foreign exchange rates, the Company and Cantor agreed to jointly manage the exposure. As a result, the Company is authorized to divide the quarterly allocation of any profit or loss relating to foreign exchange currency hedging between Cantor and the Company. The amount allocated to each party is based on the total net exposure for the Company and Cantor. The ratio of gross exposures of Cantor and the Company will be utilized to determine the shares of profit or loss allocated to each for the period. During the year ended December 31, 2013, the Company recognized its share of foreign exchange loss of $346,000.

In March 2009, the Company and Cantor were authorized to utilize each other’s brokers to provide brokerage services for securities not brokered by such entity, so long as, unless otherwise agreed, such brokerage services were provided in the ordinary course and on terms no less than favorable to the receiving party than such services are provided to typical third-party customers.

In August 2013, the Audit Committee authorized the Company to invest up to $350 million in an asset-backed commercial paper program for which certain Cantor entities serve as placement agent and referral agent. The program issues short-term notes to money market investors and is expected to be used from time to time by the Company as a liquidity management vehicle. The notes are backed by assets of highly rated banks. The Company is entitled to invest in the program so long as the program meets investment policy guidelines, including relating to ratings. Cantor will earn a spread between the rate it receives from the short-term note issuer and the rate it pays to the Company on any investments in this program. This spread will be no greater than the spread earned by Cantor for placement of any other commercial paper note in the program. As of December 31, 2013, the Company had $250 million invested in the program.

During the year ended December 31, 2013, the Company repurchased 33,478 shares of Class A common stock, at an average price of $5.61 per share, from Stephen M. Merkel, the Company’s Executive Vice President, General Counsel and Secretary, and 533,406 shares of Class A common stock, at an average price of $5.82 per share, from Shaun D. Lynn, the Company’s President. Such repurchases were authorized by the Audit and Compensation Committee on April 2, 2013.

On January 21, 2014, the Compensation Committee authorized the acceleration of the lapse of restrictions with respect to an aggregate of 1,254,723 shares of restricted Class A common stock held by our executive officers as follows: Mr. Lutnick, 628,872 shares (Mr. Lutnick does not currently intend to sell any of these shares); Mr. Lynn, 424,347 shares; Mr. Merkel, 14,689 shares; Mr. Windeatt, 146,483 shares; and Mr. Sadler, 39,972 shares. The Compensation Committee authorized the Company to repurchase any or all of such shares from the executive officers at a price of $6.51 per share, which was the closing price of our Class A common stock on January 21, 2014, with the following executive officers selling the following number of shares to the Company: Mr. Lynn, 424,347 shares; Mr. Merkel, 14,689 shares; Mr. Windeatt, 157,833 shares (of which 146,843 shares were previously restricted and an additional 10,990 freely tradable shares); and Mr. Sadler, 39,972 shares.

In April 2014, the Audit Committee authorized management to enter into certain real estate sublease or similar arrangements relating to less than 10,000 square feet of space with Cantor affiliates on terms generally consistent with existing leases or terms more favorable to the Company.

Clearing Agreement with Cantor

The Company receives certain clearing services (“Clearing Services”) from Cantor pursuant to its clearing agreement. These Clearing Services are provided in exchange for payment by the Company of third-party clearing costs and allocated costs. The costs associated with these payments are included as part of “Fees to related parties” in the Company’s consolidated statements of operations.

Exercises of Employee Stock Options

The Company did not issue any shares of its Class A common stock related to the exercise of stock options during the year ended December 31, 2013.

Messrs. Lutnick, Lynn and Merkel have engaged and in the future may engage in exercises of employee stock options. In addition, in connection with such exercises, such executive officers may sell to the Company from time to time the net shares of Class A common stock acquired by him upon such exercises.

Potential Conflicts of Interest and Competition with Cantor

Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by Cantor of control over our management and affairs.

Cantor will continue to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our common stock or other securities. This control will be subject to the approval of our independent directors on those matters requiring such approval. Cantor’s voting power may also have the effect of delaying or preventing a change of control of the Company. This control will also be exercised because:

•

Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who serves as our Chief Executive Officer and Chairman. Mr. Lutnick is also the Chairman of the Board and Chief Executive Officer of Cantor and the President and controlling stockholder of CFGM;

•	Mr. Merkel, who serves as our Executive Vice President, General Counsel and Secretary, is employed as Executive Managing Director, General Counsel and Secretary of Cantor.

Messrs. Lutnick and Merkel have holdings in Cantor through partnership unit ownership, including distribution rights.

The service of officers or partners of Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from Cantor, and its affiliates, could create conflicts of interest when we and those directors or officers are faced with decisions that could have different implications for Cantor and us. In addition, although in connection with the separation Cantor redeemed all of the Cantor limited partnership interests held by founding partners for BGC Holdings limited partnership interests and distribution rights, Messrs. Lutnick and Merkel continue to hold Cantor limited partnership and other interests in Cantor and its affiliates, including distribution rights, and were not redeemed for BGC Holdings limited partnership interests in connection with the separation or the merger.

It is also expected that Cantor will manage its ownership of our company so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of common stock or securities convertible or exchangeable into shares of common stock that would dilute the voting power in us of the holders of BGC Holdings exchangeable limited partnership interests.

Conflicts of interest may arise between us and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	our issuance or disposition of securities;

•	the election of new or additional directors to our board of directors;

•

the payment of dividends by us (if any), distribution of profits by BGC U.S., BGC Global and/or BGC Holdings and repurchases of shares of our common stock or purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers;

•	business operations or business opportunities of us and Cantor that would compete with the other party’s business opportunities, including brokerage and financial services by us and Cantor;

•	intellectual property matters;

•	business combinations involving us;

•	conflicts between our agency trading for primary and secondary bond sales and Cantor’s investment banking bond origination business;

•	competition between our and Cantor’s other equity derivatives and cash equity inter-dealer brokerage businesses;

•	the nature, quality and pricing of administrative services to be provided by Cantor and/or Tower Bridge; and

•	provision of clearing capital pursuant to the Clearing Agreement and potential and existing loan arrangements.

We also expect Cantor to manage its ownership of us so that it will not be deemed to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of shares of our Class A common stock or Class B common stock, or securities convertible or exchangeable

In addition, Cantor has from time to time in the past considered possible strategic realignments of its business and the business relationships that exist between and among Cantor and the businesses comprising our company and may do so in the future. Any future related-party transactions or arrangements between us and Cantor, until Cantor ceases to hold 5% of our voting power, are subject to the prior approval by a majority of our independent directors, but generally will not otherwise require the separate approval of our stockholders, and if such approval were required, Cantor would retain sufficient voting power to provide any such requisite approval without the affirmative consent of the other stockholders.

Agreements and other arrangements with Cantor, including the Separation Agreement, may be amended upon agreement of the parties to those agreements and approval of our audit committee. During the time that we are controlled by Cantor, Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. As a result, the prices charged to or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties.

In order to address potential conflicts of interest between Cantor and its representatives and us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Cantor and its representatives, and our powers, rights, duties and liabilities and those of our representatives in connection with our relationship with Cantor and its affiliates, officers, directors, general partners or employees. Our certificate of incorporation provides that no Cantor Company, as defined in our certificate of incorporation, or any of the representatives, as defined in our certificate of incorporation, of a Cantor Company will owe any fiduciary duty to, nor will any Cantor Company or any of their respective representatives be liable for breach of fiduciary duty to, us or any of our stockholders, including with respect to corporate opportunities. The corporate opportunity policy that is included in our certificate of incorporation is designed to resolve potential conflicts of interest between us and our representatives and Cantor and its representatives.

If a third party presents a corporate opportunity (as defined below) to a person who is a representative of ours and a representative of a Cantor Company, expressly and solely in such person’s capacity as a representative of us, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that person has to us;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to the corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached such person’s duty of loyalty to us and our stockholders, and not to have derived an improper personal benefit therefrom.

A Cantor Company may pursue such a corporate opportunity if we decide not to.

If a corporate opportunity is not presented to a person who is both a representative of ours and a representative of a Cantor Company and, expressly and solely in such person’s capacity as a representative of us, such person will not be obligated to present the corporate opportunity to us or to act as if such corporate opportunity belongs to us, and such person:

•	will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as a representative of us with respect to such corporate opportunity;

•	will not be liable to us or any of our stockholders for breach of fiduciary duty by reason of such person’s action or inaction with respect to such corporate opportunity;

•	will be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, our best interests; and

•	will be deemed not to have breached a duty of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

For purposes of the above:

•	“Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Company and its affiliates);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake that, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Cantor Company or their respective representatives will be brought into conflict with our self-interest.

Leases

We have offices in the United States, Canada, Europe, United Kingdom, Latin America, Asia, Africa and the Middle East. Our principal executive offices are located at space at 499 Park Avenue, New York, New York. We also occupy space at 199 Water Street, New York, New York, which serves as a trading operation for our Financial Services businesses, and space at 125 Park Avenue, New York, New York, which serves as the headquarters of our commercial Real Estate businesses. Under the Administrative Services Agreement, we are obligated to Cantor for our pro rata portion (based on square footage used) of rental expense during the terms of the leases for such spaces.

Our largest presence outside of the New York metropolitan area is in London, located at One Churchill Place, Canary Wharf.

We occupy concurrent computing centers in Rochelle Park, New Jersey and Trumbull, Connecticut, which primarily service our Financial Services segment. Although the Rochelle Park, New Jersey data center was transferred to NASDAQ OMX in June 2013, we continue to use that data center and have the right to do so until June 2015. In addition, we occupy two data centers in the United Kingdom located in Canary Wharf and Romford, respectively. Our U.S financial services operations also have office space in Atlanta, Boston, Dallas, Houston, Los Angeles and Miami, and both business segments have office space in Chicago.

After completing the acquisition of Newmark in October 2011, we also have a number of other offices in several states (Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, South

Carolina, Texas, Virginia, and Washington) and the District of Columbia, which are used in our Real Estate Services segment. In addition, Newmark operates through license agreements in a number of states, including certain states where Newmark does not have its own offices.

Certain Acquisitions and Dispositions of Interests in our Capital Stock by Cantor

Our Board of Directors has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the merger. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s Board of Directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s Board of Directors. Our Board of Directors’ intent in determining that Cantor is a “deputized” director is that Cantor’s acquisitions or dispositions of shares of our common stock or interests in our common stock from or to us or their respective majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Repurchases and Purchases

Our Board of Directors and our Audit Committee have authorized repurchases of our common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries as part of this policy, including those held by Cantor or our executive officers, at the volume-weighted average price, to the extent available, or at other negotiated prices, of such securities on the date on which such purchase or repurchase is made. Management was authorized to purchase shares in the open market as well as shares or partnership units from employees, partners, Cantor and/or its affiliates.

On July 30, 2013, the Company’s Board of Directors increased BGC’s share repurchase and unit redemption authorization to $250.0 million. As of March 31, 2014, the Company had approximately $177.9 million remaining under this authorization. The Company may actively continue to repurchase shares, partnership units or other interests from time to time. We expect to pay such dividends, if and when declared by our Board of Directors and our Audit Committee, on a quarterly basis. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

Derivative Action

On March 9, 2012, a purported derivative action was filed in the Supreme Court of the State of New York, County of New York captioned International Painters and Allied Trades Industry Pension Fund, etc. v. Cantor Fitzgerald L.P., CF Group Management, Cantor Fitzgerald & Co., the Company and its directors, Index No. 650736-2012. The complaint was dismissed on September 23, 2013. The suit alleged that the terms of the April 1, 2010 8.75% Convertible Notes issued to Cantor were unfair to the Company, the Company’s Controlled Equity Offerings unfairly benefited Cantor at the Company’s expense and the August 2011 amendment to the change in control agreement of Mr. Lutnick was unfair to the Company. It sought to recover for the Company unquantified damages, disgorgement of payments received by defendants, a declaration that the 8.75% Convertible Notes are void and attorneys’ fees (the “New York Complaint”). On April 2, 2012, a purported derivative action was filed in the Court of Chancery of the State of Delaware captioned Samuel Pill v. Cantor Fitzgerald L.P., CF Group Management, Cantor Fitzgerald & Co., the Company and its directors, Civil Action No. 7382-CS, which suit made similar allegations to the New York Complaint, and seeks the same relief (the “Delaware Complaint”). On April 12, 2012, the Delaware Complaint was subsequently amended to delete any claim for relief in connection with the 8.75% Convertible Notes. On June 8, 2012, Defendants filed a motion simultaneously in New York and Delaware requesting that the two actions proceed in one forum. In response to Defendants’ motion, Plaintiff Samuel Pill voluntarily dismissed the Delaware action, without prejudice, in the Court of Chancery in the State of Delaware on June 19, 2012. On the same date, Plaintiff Pill refiled his complaint in the Supreme Court of the State of New York, County of New York, captioned Samuel Pill v. Cantor Fitzgerald, L.P., CF Group Management, Cantor Fitzgerald & Co., the Company and its directors, Index No. 652126-2012. The two actions filed in New York were consolidated on August 27, 2012. Defendants filed a motion to dismiss the consolidated action on August 10, 2012, the motion was fully briefed and argued, and the motion to dismiss was granted September 23, 2013 without prejudice. Thereafter, Plaintiffs filed a motion to reargue on October 15, 2013. Defendants filed their opposition to the motion on October 22, 2013, and Plaintiffs filed a reply brief on October 29, 2013. The Defendants’ motion to reargue was denied on March 12, 2014, and the clerk of the court entered a final judgment dismissing the action on April 21, 2014.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by us. In addition to the mails, proxies may be solicited by our directors and officers by personal interviews, telephone, or e-mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2015 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s Proxy Statement for our 2015 Annual Meeting of Stockholders (assuming such meeting were to take place on approximately the same date as the 2014 meeting), the proposal must be submitted in writing to us for receipt not later than December 24, 2014. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act. Stockholders who wish to raise a proposal for consideration at our 2015 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should comply with our bylaws and deliver to us a copy of their proposal no later than December 24, 2014. If a stockholder fails to provide such notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the Annual Meeting. In either case, proposals should be sent to BGC Partners, Inc., 499 Park Avenue, 3 rd Floor, New York, NY 10022, Attention: Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of Notices of Internet Availability of Proxy Materials, proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address and one Proxy Statement and Annual Report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the Proxy Statement or Annual Report either now or in the future, please contact the Company via e-mail at www.bgcpartners.com/ir or via phone at (212) 610-2426. If your stock is held through a broker or bank and you prefer to receive separate copies of the Proxy Statement or Annual Report either now or in the future, please contact such broker or bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2013, the Company believes that all reports were filed on a timely basis with respect to transactions in 2013, except that in connection with the Global Partnership Restructuring Program, each of the executive officers filed one late Form 4 with respect to shares acquired from the Company and the related disposition to the Company of shares to pay withholding taxes in transactions exempt pursuant to Rule 16b-3 under the Exchange Act, as amended, and the related disposition of certain shares used to pay withholding taxes.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics, which was renamed the BGC Partners Code of Business Conduct and Ethics upon the consummation of the merger (the “Code of Ethics”), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at www.bgcpartners.com/legal/disclaimers/ under the heading “Investor Relations.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

YOU ARE URGED TO CAST YOUR VOTE AS INDICATED IN THE NOTICE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,
STEPHEN M. MERKEL
Secretary

New York, NY

April 23, 2014

BGC PARTNERS, INC.

FIFTH AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

(June 3, 2014)

1. Purpose. The purpose of this Fifth Amended and Restated Long Term Incentive Plan (the “Plan”) of BGC Partners, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, motivate and reward directors, officers, employees and consultants of and service providers to the Company and its affiliates and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company’s stockholders.

The Plan was initially adopted by the Company in 1999 as the eSpeed, Inc. 1999 Long Term Incentive Plan, and was subsequently amended and restated in 2003. The eSpeed, Inc. 1999 Long Term Incentive Plan was further amended and restated and, effective as of the closing of the merger between eSpeed, Inc. and BGC Partners, Inc. (the “Effective Date”), was renamed the “BGC Partners, Inc. Amended and Restated Long Term Incentive Plan.” The Plan was further amended and restated effective on December 14, 2009 upon approval by the Company’s stockholders and renamed as of such date as the “BGC Partners, Inc. Second Amended and Restated Long Term Incentive Plan.” The Plan was further amended and restated effective on December 14, 2011 upon approval by the Company’s stockholders and renamed as of such date as the “BGC Partners, Inc. Third Amended and Restated Long Term Incentive Plan.” The Plan was further amended and restated effective on June 4, 2013 upon approval by the Company’s stockholders and renamed as of such date as the “BGC Partners, Inc. Fourth Amended and Restated Long Term Incentive Plan.”

2. Definitions. The definitions of awards under the Plan, including Options, SARs (including Limited SARs), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, Dividend Equivalents and Other Stock-Based Awards, are as set forth in Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” For purposes of the Plan, the following additional terms shall be defined as set forth below:

(a) “Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing an Award.

(b) “Beneficiaries” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(c) “Board” means the Board of Directors of the Company.

(d) A “Change in Control” shall be deemed to have occurred on:

(i) the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its Parent or any Subsidiary or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of shares of common stock of the Company representing 30% of either (x) the total number of the then-outstanding shares of common stock, or (y) the total voting power with respect to the election of directors; or

(ii) the date the individuals who constitute the Board upon the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or other disposition of all or substantially all of the Company’s assets, a reverse stock split of outstanding voting securities, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 70% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

(f) “Committee” means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

(h) “Fair Market Value” means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that, if the Stock is listed on a national securities exchange, the Fair Market Value of such Stock on a given date shall be based upon the closing market price or, if unavailable, the average of the closing bid and asked prices per share of the Stock at the end of regular trading on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

(i) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(j) “Parent” means any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that controls the Company on the Effective Date, either directly or indirectly through one or more intermediaries.

(k) “Participant” means a person who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

(l) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, and shall be deemed to include any successor provisions thereto.

(m) “Stock” means the Company’s Class A Common Stock, and such other securities as may be substituted for Stock pursuant to Section 4(c).

(n) “Subsidiary” means each entity that is controlled by the Company or a Parent, either directly or indirectly through one or more intermediaries.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select persons to whom Awards may be granted;

(ii) to determine the type or types of Awards to be granted to each such person;

(iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, without limitation, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award, and waivers or accelerations thereof, performance conditions relating to an Award (including, without limitation, performance conditions relating to Awards not intended to be governed by Section 7(e) and waivers and modifications thereof), based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv) to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(v) to determine whether, to what extent and under what circumstances cash, Stock, other Awards or other property payable with respect to an Award will be deferred either automatically or at the election of the Committee or at the election of the Participant;

(vi) to determine the restrictions, if any, to which Stock received upon exercise or settlement of an Award shall be subject (including, without limitation, lock-ups and other transfer restrictions), including, without limitation, conditioning the delivery of such Stock upon the execution by the Participant of any agreement providing for such restrictions;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement or other instrument hereunder; and

(x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board shall perform the functions of the Committee for purposes of granting awards to directors who serve on the Committee, and, to the extent permitted under applicable law and regulation, the Board may perform any function of the Committee under the Plan for any other purpose, including without limitation for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

(b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be taken in its sole discretion and shall be final, conclusive and binding on all persons, including the Company, its Parent and Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee (subject to Section 8(e)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Except as provided under Section 7(e), the Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law and regulation.

(c) Limitation of Liability; Indemnification. Each member of the Committee and any officer or employee of the Company acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company, its Parent or Subsidiaries, the Company’s independent registered public accounting firm or any executive compensation consultant, legal counsel or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4. Stock Subject to Plan.

(a) Amount of Stock Reserved. The aggregate number of shares of Stock delivered pursuant to the exercise or settlement of Awards granted under the Plan shall not exceed 300 million shares, subject to adjustment as provided in Section 4(c), all of which may be shares of Stock subject to ISOs. If an Award valued by reference to Stock is settled in cash, the number of shares to which such Award relates shall be deemed to have been delivered for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market on a Participant’s behalf.

(b) Annual Per-Participant Limitations. During any calendar year, no Participant may be granted Awards, including Options and SARS, that may be settled by delivery of more than 15 million shares of Stock, subject to adjustment as provided in Section 4(c). In addition, with respect to Awards that may be settled solely in cash, no Participant may be paid during any calendar year cash amounts relating to such Awards that exceed the greater of the Fair Market Value of the number of shares of Stock set forth in the preceding sentence at the date of grant or the date of settlement of Award. This provision sets forth two separate limitations, so that Awards that may be settled solely by delivery of Stock will not operate to reduce the amount of cash-only Awards, and vice versa; nevertheless, Awards that may be settled in Stock or cash must not exceed either limitation.

(c) Adjustments. In the event that the Committee shall determine that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, Stock dividend or other special, large and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for ISOs, (ii) the number and kind of shares of Stock specified in the Annual Per-Participant Limitations under Section 4(b), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Awards in connection with which shares have been issued, (iv) the number and kind of shares that may be issued in respect of other outstanding Awards and (v) the exercise price, grant price or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment, including, without limitation, payment based upon the Award’s intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding Award). In addition, the Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, Awards (including, without limitation, cancellation of unexercised or outstanding Awards, with or without the payment of any consideration therefor, substitution of Awards using stock of a successor or other entity) in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence and events constituting a Change in Control) affecting the Company, its Parent or any Subsidiary or the financial statements of the Company, its Parent or any Subsidiary, or in response to changes in applicable law, regulation, or accounting principles.

(d) Repricing. As to any Award granted as an Option or an SAR, the Committee may not, without prior stockholder approval to the extent required under applicable law, regulation or exchange rule, subsequently reduce the exercise or grant price relating to such Award, or take such other action as may be considered a repricing of such Award under generally accepted accounting principles.

5. Eligibility. Directors, officers and employees of the Company or its Parent or any Subsidiary, and persons who provide consulting or other services to the Company, its Parent or any Subsidiary deemed by the Committee to be of substantial value to the Company or its Parent or Subsidiaries, are eligible to be granted Awards under the Plan. In addition, persons who have been offered employment by, or agreed to become a director of, the Company, its Parent or any Subsidiary, and persons employed by an entity that the Committee reasonably expects to become a Subsidiary of the Company, are eligible to be granted an Award under the Plan.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise or settlement thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including, without limitation, terms and conditions requiring forfeiture of Awards or of the cash, Stock, other Awards or other property received by the Participant in payment or settlement of Awards, in the event of termination of employment or service of the Participant, or in the case of the Participant’s violation of Company policies, restrictions or other requirements. Except as expressly provided by the Committee (including for purposes of complying with the requirements of the Delaware General Corporation Law relating to lawful consideration for the issuance of shares), no consideration other than services shall be required as consideration for the grant (but not the exercise or settlement) of any Award.

(b) Options. The Committee is authorized to grant options to purchase Stock (including “reload” options automatically granted to offset specified exercises of Options) on the following terms and conditions (“Options”):

(i) Exercise Price. The exercise price of one share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that the price of one share of Stock which may be purchased upon the exercise of an Option shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of such Option.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted under applicable law and regulation), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

(iii) Termination of Employment. The Committee shall determine the period, if any, during which Options shall be exercisable following a Participant’s termination of his or her employment relationship with the Company, its Parent or any Subsidiary. Unless otherwise determined by the Committee, (A) during any period that an Option is exercisable following termination of employment, it shall be exercisable only to the extent it was exercisable upon such termination of employment, and (B) if such termination of employment is for cause, as determined by the Committee unless the Participant’s employment agreement otherwise defines cause (in which case, cause shall be determined in accordance with the employment agreement), all Options held by the Participant shall immediately terminate.

(iv) Sale of the Company. Upon the consummation of any transaction whereby the Company (or any successor to the Company or substantially all of its business) becomes a wholly owned subsidiary of any corporation, all Options outstanding under the Plan shall terminate (after taking into account any accelerated vesting pursuant to Section 7(f)), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value, if any, of such Options, as determined by the Committee pursuant to Section 4(c), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case, such other corporation shall be treated as the Company for all purposes hereunder, and, pursuant to Section 4(c), the Committee shall make appropriate adjustment in the number and kind of shares of Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Company shall notify the Participant of consummation of such transaction at least ten days in advance thereof.

(v) Options Providing Favorable Tax Treatment. The Committee may grant Options that may afford a Participant with favorable treatment under the tax laws applicable to such Participant, including, without limitation, ISOs. If Stock acquired by exercise of an ISO is sold or otherwise disposed of within two years after the date of grant of the ISO or within one year after the transfer of such Stock to the Participant, the holder of the Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company’s or any other corporation’s taxable income. The Company may impose such procedures as it determines necessary or advisable to ensure that such notification is made. Each Option granted as an ISO shall be designated as such in the Award Agreement relating to such Option.

(c) Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights on the following terms and conditions (“SARs”):

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which shall be not less than 100% of the Fair Market Value of one share of Stock on the date of grant.

(ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. “Limited SARs” that may only be exercised upon the occurrence of a Change in Control may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Stock that is subject to restrictions based on continued employment on the following terms and conditions (“Restricted Stock”):

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award

Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may retain physical possession of the certificate, in which case the Participant shall be required to have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee.

(e) Deferred Stock. The Committee is authorized to grant units representing the right to receive Stock at a future date subject to the following terms and conditions (“Deferred Stock”):

(i) Award and Restrictions. Delivery of Stock shall occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of termination resulting from specified causes.

(f) Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

(g) Dividend Equivalents. The Committee is authorized to grant awards entitling the Participant to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock (“Dividend Equivalents”). Dividend Equivalents may be awarded on a free-standing basis or in connection with any other Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards or other investment vehicles, and be subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Dividend Equivalents may be paid, distributed or accrued in connection with any Award, whether or not vested.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law and regulation, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and factors that may influence the value of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries (“Other Stock-Based Awards”). An award granted under the BGC Holdings, L.P. Participation Plan that involves a limited partnership interest in BGC Holdings, L.P. that is exchangeable for or otherwise represents a right to acquire Stock in accordance with Section 4.5 of that plan shall also constitute an Other Stock-Based Award within the meaning of this Section 6(h). In addition, Awards granted to provide shares of Stock issuable upon the exchange of exchangeable compensatory BGC Holdings, L.P. founding partner interests shall constitute Other Stock-Based Awards within the meaning of this Section 6(h). The Committee shall determine the terms and conditions of Other Stock-Based Awards. Stock issued pursuant to such an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, as determined by the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, its Parent or Subsidiaries or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company, its Parent or Subsidiaries. Awards granted in addition to or in tandem with other Awards, awards or rights may be granted either as of the same time as or a different time from the grant of such other Awards, awards or rights.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, its Parent or Subsidiaries upon the grant, exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Stock.

(d) Loans in Connection with an Award. The Company may not, in connection with any Award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any Participant who is a director or executive officer of the Company (within the meaning of the Exchange Act); provided, however, that, with the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under applicable law and regulation and other binding obligations or provisions applicable to the Company, the Company may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a Participant who is not such a director or executive officer in connection with any Award, including the payment by such Participant of any or all federal, state or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan hereunder and to determine the amount, terms and provisions of any such loan, including, without limitation, the interest rate to be charged in respect of any such loan, whether the loan is to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which the loan may be forgiven.

(e) Performance-Based Awards.

(i) Setting of Performance Objectives. The Committee may designate any Award, the grant, exercisability or settlement of which is subject to the achievement of performance conditions, as a performance-based Award subject to this Section 7(e), in order to qualify such Award as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The performance objectives for an Award subject to this Section 7(e) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 7(e). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for Awards subject to this Section 7(e) shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial and strategic measures:

(i) pre-tax or after-tax net income,

(ii) pre-tax or after-tax operating income,

(iii) gross revenue,

(iv) profit margin,

(v) stock price,

(vi) cash flow(s),

(vii) market share,

(viii) pre-tax or after-tax earnings per share,

(ix) pre-tax or after-tax operating earnings per share,

(x) expenses,

(xi) return on equity, or

(xii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, or goals relating to acquisitions or dispositions.

The levels of performance required with respect to such business criteria may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, without limitation, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. The Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(e), but may not exercise discretion to increase such amount, and the Committee may consider other performance criteria in exercising such discretion. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(e).

(ii) Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the measures used in setting performance objectives for any given performance period shall be determined in accordance with generally accepted accounting principles (“GAAP”) in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent registered public accounting firm in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the period described in Treas. Reg. Sec. 1.162-27(e)(2) (as may be amended from time to time) for a given performance period, or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Treas. Reg. Sec. 1.162-27(e)(2) (as may be amended from time to time) for a given performance period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

(f) Acceleration Upon a Change of Control. Notwithstanding anything contained herein to the contrary, except as set forth in an Award Agreement, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall accelerate or otherwise lapse immediately prior to a Change in Control.

8. General Provisions.

(a) Issuance of Stock; Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, requirements, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, requirements, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

(b) Limitations on Transferability. Awards and other rights under the Plan shall not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant’s death, shall not be pledged, mortgaged, hypothecated or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms and conditions as then may be permitted by the Committee. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all of the terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions determined by the Committee, whether imposed at or subsequent to the grant or transfer of the Award.

(c) No Right to Continued Employment or Service. Neither the Plan nor any action taken hereunder shall be construed as giving any employee, director or other person the right to be retained in the employ or service of the Company, its Parent or any Subsidiary, nor shall it interfere in any way with the right of the Company, its Parent or any Subsidiary to terminate any employee’s employment or other person’s service at any time or with the right of the Board or stockholders to remove any director. Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award, and (ii) any Participant who is employed by or performs services for a Parent or a Subsidiary shall be considered to have terminated employment or service for purposes of an Award if such Parent or Subsidiary no longer qualifies as a Parent or Subsidiary, unless such Participant remains employed by the Company, a Parent, or a Subsidiary.

(d) Taxes. The Company, its Parent and Subsidiaries are authorized to withhold from any delivery of Stock in connection with an Award, any other payment relating to an Award or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company, its Parent and Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the applicable rules of any stock exchange, and the Board may otherwise determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him or her (as such rights are set forth in the Plan and the Award Agreement). The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award (as such rights are set forth in the Plan and the Award Agreement). Notwithstanding the foregoing, the Board or the Committee may take any action, including, without limitation, actions affecting or terminating outstanding Awards if and to the extent permitted by the Plan or applicable Award Agreement. The Board or the Committee shall also have the authority to establish separate sub-plans under the Plan with respect to Participants resident in a particular jurisdiction (the terms of which shall not be inconsistent with those of the Plan) if necessary or advisable to comply with applicable law or regulation of such jurisdiction.

(f) No Rights to Awards; No Stockholder Rights. No person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan or amendments thereto to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other compensatory arrangements as it may deem necessary or advisable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Law and Regulation. It is the intent of the Company that employee Options, SARs and other Awards designated as Awards subject to Section 7(e) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Accordingly, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with applicable provisions of Rule 16b-3. In addition, it is the intent of the Company that ISOs comply with applicable provisions of Section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of Sections 409A and 280G of the Code or an exception from such requirements. The Committee may revoke any Award if it is contrary to law or regulation or modify an Award to bring it into compliance with any applicable law or regulation.

(k) Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(l) Plan Termination. The Plan shall continue in effect until terminated by the Board.

BGC PARTNERS, INC. 499 PARK AVENUE NEW YORK, NY 10022

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M27784-P00422	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BGC PARTNERS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following proposal:			☐	☐	☐

1.	Election of Directors
Nominees
	1) Howard W. Lutnick 2) John H. Dalton 3) Stephen T. Curwood	4) Albert M. Weis 5) William J. Moran 6) Linda A. Bell

The Board of Directors and the Compensation Committee recommend a vote FOR the following proposal:
2.	Approval, on an advisory basis, of our executive compensation
			For	Against	Abstain
			☐	☐	☐

The Board of Directors and the Compensation Committee recommend a vote FOR the following proposal:
3.	Approval of the Fifth Amended and Restated BGC Partners, Inc. Long Term Incentive Plan
			For	Against	Abstain
			☐	☐	☐

NOTE: The proxy holders may vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

NOTE: To vote by mail, please mark, sign, date and return a proxy card using the enclosed envelope. To vote by Internet, please visit www.proxyvote.com, and follow the instructions. To vote by telephone, call 1-800-690-6903 and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

M27785-P00422

BGC Partners, Inc. 2014 Annual Meeting of Stockholders – June 3, 2014

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01 per share) and Class B common stock (par value $0.01 per share) of BGC Partners, Inc. (the “Company”) that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company to be held at BGC Partners, Inc., 499 Park Avenue, 3rd Floor, New York, NY 10022, on June 3, 2014, commencing at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side